SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                 -----------------------------------------------
                       SCHEDULE 14A--INFORMATION REQUIRED
                               IN PROXY STATEMENT
                 -----------------------------------------------
                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. 1)
                 -----------------------------------------------
                           Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]
                 -----------------------------------------------

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Materials Pursuant to ss. 240.14a-12

                                  FIRECOM, INC.
                 -----------------------------------------------
                (Name of Registrant as Specified in its Charter)


                 -----------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies: common stock, $.01 par value per share ("Common Stock"), Class A
          ----------------------------------------------------------------
          common stock, $.01 par value per share ("Class A Common Stock") and
          -------------------------------------------------------------------
          options to purchase Common Stock
          --------------------------------

     2)   Aggregate number of securities to which transaction applies:
          2,095,252 shares of Common Stock, 1,263,280 shares of Class A Common
          --------------------------------------------------------------------
          Stock and 1,222,000 options to purchase Common Stock
          ----------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which the filing fee is calculated and state how it was determined):
          $0.80 per share of Common Stock, $0.80 per shares of Class A Common
          -------------------------------------------------------------------
          Stock and difference between $0.80 and exercise price of option per
          -------------------------------------------------------------------
          option to purchase Common Stock
          -------------------------------

     4)   Proposed maximum aggregate value of transaction:  $2,845,988.80
                                                          ---------------------

     5)   Total fee paid:     $569.20
                         ------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
                                 ----------------------------------------------

     2)   Form, Schedule or Registration Statement No:
                                                      -------------------------

     3)   Filing Party:
                       --------------------------------------------------------

     4)   Date Filed:
                     ----------------------------------------------------------

                                  FIRECOM, INC.
                               39-27 59TH STREET,
                            WOODSIDE, NEW YORK 11377

                                                                    ______, 2001

Dear Shareholder:

You are invited to attend a special meeting of the shareholders of Firecom, Inc. ("Firecom") to be held at 40 West 57th Street, 28th floor, New York, New York 10019 on ______, 2001 at 10:00 a.m., local time.

At the special meeting you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement") providing for the merger (the "Merger") of ALRM Acquisition Inc., a New York corporation (the "Purchaser"), with and into Firecom, following which the separate corporate existence of the Purchaser will cease. The Purchaser was formed and at the effective time of the merger will be owned by a group led by Paul Mendez, Firecom's Chairman of the Board of Directors, President and Chief Executive Officer. Upon the consummation of the Merger, each share of common stock of Firecom ("Common Stock") and each share of Class A common stock of Firecom ("Class A Common Stock" and, together with the Common Stock, the "Firecom Stock") outstanding immediately prior to the Merger, other than shares of Firecom Stock held by Firecom or the Purchaser, will be converted into the right to receive $0.80 in cash.


Pursuant to a Shareholders and Voting Agreement (the "Voting Agreement"), dated as of January 24, 2001 as amended, among Paul Mendez and certain other persons (collectively, the "Proponents"), shareholders who, collectively, beneficially own or control shares of Firecom Stock which represent more than 74% of the voting rights and 68.8% of the ownership rights in respect of Firecom, have granted to Paul Mendez a proxy to vote such shares in favor of the Merger Agreement and to vote against any competing transaction that might be proposed by a third party prior to the Merger. Paul Mendez intends to vote all shares subject to the Voting Agreement in favor of the Merger.


Burnham Securities Inc., the investment banking firm retained by the independent committee of the Board of Directors of Firecom in connection with the Merger, has rendered its opinion dated April 3, 2001 that, as of such date, the $0.80 in cash per share of Firecom Stock to be received by the unaffiliated holders of shares of Firecom Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders. A copy of the opinion is attached to the enclosed Proxy Statement as Annex B and should be read in its entirety.

YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT, THE MERGER AND THE TRANSACTIONS RELATED THERETO AND HAS DETERMINED THAT THEY ARE FAIR TO AND IN THE BEST INTERESTS OF FIRECOM AND ITS SHAREHOLDERS. AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE MERGER AGREEMENT AND THE MERGER AS DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

Certain members of the Board of Directors have conflicts of interest with respect to the Merger. See "SPECIAL FACTORS--Conflicts of Interest" in the enclosed Proxy Statement.

If the Merger is consummated, holders of Firecom Stock who do not vote in favor of approval of the Merger Agreement and the Merger and who otherwise comply with the requirements of Section 623 of the Business Corporation Law of New York will be entitled to statutory appraisal rights.


In the materials accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a Proxy Statement relating to the actions to be taken by shareholders of Firecom at the special meeting and a proxy card. The Proxy Statement more fully describes the proposed Merger and includes information about Firecom and the Purchaser. Shareholders are urged to read carefully the Proxy Statement and Notice and to consider the information included therein carefully. Firecom, the Purchaser, and certain affiliates of the Company, who include certain members of the management of Firecom, certain members of Firecom's Board of Directors and members of their respective immediate families who are also Firecom shareholders, have filed a Schedule 13E-3 with the Securities and Exchange Commission. Shareholders are also urged to read carefully the Schedule 13E-3 and to consider the information therein carefully.


ALL SHAREHOLDERS ARE INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE SPECIAL MEETING.

                               Sincerely,


                               Paul Mendez
                               Chairman of the Board of Directors, President and Chief Executive Officer

                                  FIRECOM, INC.
                                39-27 59TH STREET
                            WOODSIDE, NEW YORK 11377

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD ________, 2001


                                                              Woodside, New York
                                                                 _________, 2001


To the shareholders of Firecom, Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of Firecom, Inc., a New York corporation ("Firecom"), will be held at 40 West 57th Street, 28th floor, New York, New York 10019, on ____________, _____________, 2001, at 10:00 a.m., local time, for the following purposes as more fully described in the accompanying Proxy Statement:

     o To consider and act upon a proposal to approve and adopt the Agreement and Plan of Merger, dated April 3, 2001 (the "Merger Agreement"), between Firecom and ALRM Acquisition Inc., a New York corporation (the "Purchaser"), providing for the merger of the Purchaser with and into Firecom (the "Merger"), whereupon the separate corporate existence of the Purchaser shall cease, Firecom will continue as the surviving corporation, and the shareholders of Firecom (other than the Purchaser) will receive cash consideration of $0.80 per share, without interest; and

     o To transact such other business as may properly come before the Special Meeting or any postponements or adjournments thereof.

Only shareholders of record at the close of business on __________, 2001, are entitled to notice of and to vote at the Special Meeting and any postponements or adjournments thereof. The affirmative vote of the holders of shares of the common stock of Firecom (the "Common Stock") and the Class A common stock (the "Class A Common Stock" and, together with the Common Stock, the "Firecom Stock") representing two-thirds of the voting power of the outstanding shares of the Common Stock and the Class A Common Stock entitled to vote at the Special Meeting, in person or by proxy, is required to approve the Merger Agreement and the Merger. Each share of Common Stock is entitled to one vote and each share of Class A Common Stock is entitled to 30 votes. The Common Stock and Class A Common Stock will vote together on the Merger.

If the Merger is consummated, holders of Firecom Stock who do not vote in favor of approval of the Merger Agreement and the Merger and who otherwise comply with the requirements of Section 623 of the Business Corporation Law of New York shall be entitled to statutory appraisal rights.

A complete list of shareholders entitled to vote at the Special Meeting will be available for examination at Firecom's principal executive offices, located at 39-27 59th Street, Woodside, New York 11377, for any purpose germane to the Special Meeting, during ordinary business hours, for a period of at least 10 days prior to the Special Meeting and will also be available for inspection at the Special Meeting.

                                    IMPORTANT

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME.


                               Sincerely,


                               Paul Mendez
                               Chairman of the Board of Directors, President and Chief Executive Officer

                                  FIRECOM, INC.
                                39-27 59TH STREET
                            WOODSIDE, NEW YORK 11377

              ----------------------------------------------------

                                 PROXY STATEMENT

              ----------------------------------------------------

                         SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON ___________, 2001


This Proxy Statement is being furnished to the holders of shares of common stock, $.01 par value, and the Class A common stock, $.01 par value, of Firecom, Inc., a New York corporation ("Firecom"), in connection with the solicitation of proxies by and on behalf of the Board of Directors of Firecom for use at the Special Meeting of Shareholders of Firecom to be held on __________, __________, 2001, at 10:00 a.m., local time, at 40 West 57th Street, 28th floor, New York, New York 10019 and at any postponements or adjournments thereof.

This solicitation of proxies is made by and on behalf of the Board of Directors. In addition to mailing copies of this Proxy Statement and the accompanying Notice of Special Meeting of Shareholders and proxy to all shareholders of record on __________, 2001, Firecom will request brokers, custodians, nominees and other fiduciaries to forward copies of this material to persons for whom they hold shares of Firecom's stock in order that such shares may be voted. Solicitation may also be made by Firecom's officers and regular employees personally or by telephone. In addition, while Firecom has no present intention to retain anyone to assist in soliciting proxies, Firecom may do so if it deems such action necessary. The cost of the solicitation of proxies will be borne by Firecom.

At the Special Meeting, Firecom's shareholders will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated April 3, 2001, between Firecom and ALRM Acquisition Inc., a New York corporation (the "Purchaser"), and the transactions contemplated thereby. A copy of this merger agreement is attached to this Proxy Statement as Annex A. The
                                                                -------
Purchaser was formed and will be owned, at the effective time of the merger, by three members of Firecom's Board of Directors, including Paul Mendez, the Chairman of the Board of Directors, President and Chief Executive Officer of Firecom, and/ or certain members of the immediate families of such individuals.

The merger agreement that the shareholders are being asked to consider provides for the merger of the Purchaser with and into Firecom. At the effective time of the proposed merger:

     o    the separate corporate existence of the Purchaser will cease,

     o Firecom will continue as the surviving corporation of the proposed merger, and

     o each share of Firecom Stock outstanding immediately prior to the merger (other than shares of Firecom's stock held by the Purchaser or shareholders of Firecom who have perfected and not withdrawn their right to seek appraisal of their shares under applicable New York law) will be converted into the right to receive $0.80 per share in cash, without interest.

See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Conversion and Cancellation of Firecom Stock" and "SPECIAL FACTORS--Appraisal Rights."

In addition, each holder of Firecom stock options will be entitled to receive immediately after the effective time of the proposed merger an amount in cash equal to $0.80 per share minus the per share exercise price of such option. All stock options are either vested or will vest at or immediately prior to the effective time of this merger. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Treatment of Stock Options."

Any proxy may be revoked at any time before it is exercised. The casting of a ballot at the Meeting by a shareholder who may have previously given a proxy will have the effect of revoking that proxy.

The information contained in this Proxy Statement is qualified in its entirety by the annexes hereto, each of which is important and should be carefully reviewed in its entirety.

This Proxy Statement, the accompanying Notice of Special Meeting of Shareholders and the accompanying proxy are first being mailed to shareholders of Firecom on or about __________, 2001.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

              The date of this Proxy Statement is __________, 2001.

                                      INDEX
                                      -----

SUMMARY TERM SHEET............................................................1
     Special Meeting of the Shareholders......................................1
     The Merger...............................................................3

INTRODUCTION.................................................................11

WHERE YOU CAN FIND MORE INFORMATION..........................................12

PARTIES TO THE MERGER........................................................12
     Firecom.................................................................12
     The Purchaser...........................................................15

VOTING AND PROXIES...........................................................15
     Date, Time and Place of Special Meeting.................................15
     Record Date and Outstanding Shares......................................15
     Voting Proxies..........................................................15
     Vote Required...........................................................16
     Solicitation of Proxies; Expenses.......................................17


SPECIAL FACTORS..............................................................17
     Background of the Merger................................................17
     Reasons for and Fairness of the Merger..................................22
     Reasons and Purposes of the Purchaser and the Proponents for the
     Merger..................................................................25
     Position of the Purchaser, the Proponents as to the Fairness of
     the Merger..............................................................26
     Reasons and Purposes of Messrs. Kogen and Sayour for the Merger.........27
     Position of Messrs. Kogen and Sayour on the Fairness of the Merger......28
     Opinion of Financial Advisor............................................30
     Conflicts of Interest...................................................37
     Certain Effects of the Merger...........................................40
     Treatment of Stock Options..............................................44
     Voting Agreement........................................................44
     Appraisal Rights........................................................45
     Federal Income Tax Considerations.......................................49
     Regulatory Approvals....................................................50


CERTAIN PROVISIONS OF THE MERGER AGREEMENT...................................50
     Prior to the Effective Time of the Merger...............................50
     Effective Time of the Merger............................................50
     Conversion and Cancellation of Firecom Stock............................51
     Purchaser Stock.........................................................51
     Treatment of Stock Options..............................................51
     Exchange Procedures.....................................................52
     Interim Operations of Firecom; Conduct Pending Merger...................52
     Alternative Proposals...................................................54
     Indemnification.........................................................56

     Conditions to the Merger................................................57
     Termination.............................................................59
     Expenses and Termination Payments.......................................61
     Amendment...............................................................62

FUNDING OF THE MERGER........................................................62
     Expenses of the Merger..................................................62

THE PURCHASER................................................................62


OTHER PARTIES ENGAGING IN THE TRANSACTION....................................63


MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS.....................65

SELECTED FINANCIAL DATA......................................................65

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS................................................................67
     Cautionary Statement....................................................67
     Overview................................................................67
     Results Of Operations...................................................67
     Liquidity and Capital Resources.........................................70
     The Business............................................................71
     Property................................................................73
     Legal Proceedings.......................................................74

MANAGEMENT OF FIRECOM........................................................75

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............77

INDEPENDENT PUBLIC ACCOUNTANTS...............................................80

OTHER MATTERS................................................................80

2001 ANNUAL MEETING OF SHAREHOLDERS..........................................80

INDEX TO FINANCIAL STATEMENTS...............................................F-1

Annex A:  Agreement and Plan of Merger
Annex B:  Opinion Letter of Financial Advisor
Annex C: Dissenters' Rights Provisions of the New York Business Corporation Law Section 623 and Section 910

                               SUMMARY TERM SHEET


     This summary term sheet presents the most material terms relating to the Special Meeting of the Shareholders of Firecom, Inc. ("Firecom") and the proposed merger that are more fully described in the Proxy Statement. The following is intended as a summary of the most material terms contained in this Proxy Statement, is not intended to be a complete statement of all material features of the proposal to be voted on and is quhalified in its entirety by the more detailed information appearing elsewhere in this Proxy Statement. To understand the merger and the transactions contemplated by this Proxy Statement, you should carefully read this entire document, including the annexes and the documents to which this summary refers you.


Special Meeting of the Shareholders

When and where is the Special Meeting?  The Special Meeting will be held on
                                        __________, __________, 2001, at 10:00
                                        a.m., local time, at 40 West 57th
                                        Street, 28th floor, New York, New York
                                        10019.



Who is entitled to this notice and to   You must have been a holder of record of
vote at the Special Meeting?            shares of Firecom's stock at the close
                                        of business on June 1, 2001 to be
                                        entitled to this notice and to be
                                        allowed to vote at the Special Meeting
                                        and at any postponements or adjournments thereof.


What is the purpose of the Special      The purpose of the Special Meeting is to
Meeting?                                consider and vote upon a proposal to
                                        approve and adopt an agreement and plan
                                        of the merger between Firecom and ALRM
                                        Acquisition, Inc. (the "Purchaser"). The merger agreement provides that, when the merger occurs, the separate corporate existence of the Purchaser will cease, Firecom will continue as the surviving corporation, and each outstanding share of Firecom's stock immediately prior to the merger (other than shares owned by the Purchaser and shares as to which appraisal rights are properly perfected and not withdrawn) will be converted into the right to receive $0.80 in cash, without interest.

How many shares are outstanding as of   At the close of business on March 31,
the record date for the Special         2001, there were 5,789,685 shares of
Meeting?                                common stock outstanding, each such
                                        share of which is entitled to one vote,
                                        and there were 4,957,713 shares of Class
                                        A common stock outstanding, each such
                                        share of which is entitled to 30 votes.
                                        The holders of common stock and Class A
                                        common stock will vote together on the
                                        merger.

What vote is required to approve the    Approval of the merger agreement and
proposed merger?                        the transactions contemplated thereby
                                        requires the affirmative vote of the
                                        holders of common stock and Class A
                                        common stock representing, collectively, two-thirds of the voting power of the outstanding shares of the common stock and the Class A common stock entitled to vote at the Special Meeting. Certain shareholders of Firecom, holding in the aggregate 74% of the combined voting power associated with the outstanding shares of common stock and Class A common stock eligible to be voted at the Special Meeting, have entered into a voting agreement pursuant to which Paul
                                        Mendez, the Chairman of the Board of
                                        Directors, President and Chief Executive
                                        Officer of Firecom, has been granted a
                                        proxy to vote such shares in favor of
                                        the proposed merger and to vote against
                                        any competing transaction that might be
                                        proposed by a third party prior to
                                        consummation of the proposed merger, and will vote in favor of the proposed merger. None of the shares of common stock outstanding and none of the shares of the Class A common stock outstanding that are not subject to this voting agreement, representing approximately
                                        26% of the voting rights associated with the shares eligible to be voted, need be voted in favor of the merger in order for the merger to be approved by the shareholders. Neither the approval of two-thirds of holders of common stock or Class A common stock, voting as a class, nor the approval by holders of the shares representing two-thirds of the voting power of the common stock and Class A common stock that is held by shareholders that are not affiliated with the Purchaser, is required. See
                                        "SPECIAL FACTORS--Voting Agreement."

Do I have to attend the Special         If you return your proxy card, included
Meeting in order to vote for or         with this Proxy Statement, properly
against the proposed merger?            signed and dated, your shares will be
                                        voted in accordance with the
                                        instructions on the proxy card. If you
                                        fail to attend the Special Meeting or
                                        send a proxy card, or your broker fails
                                        to vote on your behalf, your shares will not be voted and will therefore be counted as if you voted against the proposed merger. IF YOU SEND IN YOUR
                                        PROXY CARD BUT DO NOT SPECIFY YOUR
                                        CHOICE, YOUR SHARES REPRESENTED BY THAT

                                        PROXY CARD WILL NOT BE VOTED AND WILL
                                        THEREFORE BE COUNTED AS IF YOU VOTED
                                        AGAINST THE PROPOSED MERGER. See "VOTING
                                        AND PROXIES."

THE MERGER

Who are the parties to the proposed     Firecom is a New York corporation.
merger?                                 Through its Fire Controls division,
                                        Firecom designs, manufactures and
                                        distributes, under the Firecom(TM)brand
                                        name, safety and security systems for
                                        high rise office buildings, hotels,
                                        apartment buildings and other large
                                        commercial buildings. This division also distributes life safety and other electronic building systems manufactured by other companies. Subsidiaries of
                                        Firecom are also engaged in the
                                        maintenance of systems sold by Firecom
                                        and others. The principal executive
                                        offices of Firecom are located at 39-27
                                        59th Street, Woodside, New York 11377,
                                        and the telephone number is (718)
                                        899-6100. Firecom is a filing person of
                                        the Schedule 13E-3. See "WHERE YOU CAN
                                        FIND MORE INFORMATION" and "PARTIES TO
                                        THE MERGER--Firecom."

                                        The Purchaser, ALRM Acquisition Inc., is a New York corporation. The Purchaser was formed by a group led by the Chairman of the Board of Directors, President and Chief Executive Officer of Firecom, Paul Mendez, for the purpose of effecting the proposed merger. The Purchaser has no prior business or operating history, and shall cease to exist as a separate corporate entity upon the consummation of the proposed merger. The principal executive offices and telephone number of the Purchaser are the same as those of Firecom. See "PARTIES TO THE MERGER--The Purchaser."

What would happen in the proposed       Pursuant to the terms of the merger
merger?                                 agreement, when the proposed merger
                                        occurs (i) the Purchaser will be merged
                                        with and into Firecom and will cease to
                                        exist as a separate entity; (ii)
                                        Firecom, as the surviving corporation in the merger, will continue; and (iii) each outstanding share of Firecom's stock (other than shares owned by the Purchaser and shares as to which appraisal rights are properly perfected and not withdrawn) will be converted into the right to receive $0.80 in cash, without interest. See "SPECIAL
                                        FACTORS--Certain Effects of the Merger."

                                        In addition, all outstanding stock
                                        options are vested or will vest at or
                                        immediately prior to the effective time
                                        of the merger and will be converted into the right to receive a cash payment at the effective time of the merger equal to the difference between $0.80 and the exercise price of such option, as described below in this summary under "--What will happen to stock options?" See "SPECIAL FACTORS--Treatment of Stock Options."


What is the background of the proposed  The proponents of the merger, including
the merger between the Purchaser        Paul Mendez, Firecom Chairman of the
and Firecom?                            Board of Directors, President and Chief
                                        Executive Officer, Orhan Sadik-Khan, a
                                        member of the Firecom Board of
                                        Directors, Peter Barotz, a member of the Firecom Board of Directors, along with members of their immediate families who were shareholders of Firecom (namely,
                                        Carol Mendez, Naomi Pollack, Nathan
                                        Barotz, Celia Barotz, Karim Sadik-Khan,
                                        Janette Sadik-Khan, Jan Sadik-Khan, and
                                        the Sadik-Khan Family Trust), who
                                        collectively owned 68.8% of the
                                        outstanding shares of the capital stock
                                        of Firecom, made an offer to acquire
                                        Firecom, by a letter from Paul Mendez to the Board of Directors of Firecom dated
                                        January 24, 2001, for $0.70 per share.
                                        Following negotiations with the
                                        Independent Committee, Paul Mendez
                                        raised this initial offer to $0.80 per
                                        share. See "SPECIAL FACTORS--Background
                                        of the Merger."

Who is the Independent Committee?       Firecom's Board of Directors appointed
                                        an Independent Committee of the Board of Directors, which excludes those directors who are parties to the proponents' voting agreement or who are related to any such parties or who are employees of Firecom. The members of the Independent Committee are Ronald A. Levin, Harry B. Levine and
                                        Richard G. Scurry, Jr. The Independent
                                        Committee was engaged to act solely on
                                        behalf of unaffiliated shareholders of
                                        Firecom in negotiating the Merger. The
                                        Independent Committee engaged Burnham
                                        Securities Inc. as financial advisor on
                                        February 8, 2001. See "SPECIAL
                                        FACTORS--Background of the Merger."

What was the Independent Committee's    The Independent Committee has informed
recommendation with respect to the      the Board of Directors that the merger
proposed merger?                        agreement and the proposed merger are
                                        fair to, and in the best interests of
                                        Firecom shareholders unaffiliated with
                                        the merger's proponents or the
                                        Purchaser. In reaching this conclusion,
                                        the Independent Committee has considered a number of factors relating to the business and prospects of Firecom, the industry it serves and its customers, the advice of its advisors, and the terms of the merger agreement. For a more detailed discussion of these matters, see "SPECIAL
                                        FACTORS--Background of the Merger,"
                                        "SPECIAL FACTORS--Reasons for and
                                        Fairness of the Merger" and "SPECIAL
                                        FACTORS--Opinion of Financial Advisor."

What was the opinion of the             Burnham Securities Inc. has delivered
Independent Committee's financial       its written opinion to the Independent
advisor?                                Committee and to the Board of Directors
                                        of Firecom that, as of April 3, 2001,
                                        the $0.80 in cash per share of Firecom's
                                        stock to be received by the unaffiliated
                                        holders of shares of Firecom's stock
                                        pursuant to the merger agreement in the
                                        proposed merger is fair to such
                                        unaffiliated holders from a financial
                                        point of view. The full text of the
                                        written opinion of Burnham Securities,
                                        which sets forth assumptions made,
                                        matters considered and limitations on
                                        the review undertaken in connection with
                                        the opinion, is attached hereto as
                                        Annex B and is incorporated herein by
                                        -------
                                        reference. HOLDERS OF SHARES OF
                                        FIRECOM'S STOCK ARE URGED TO, AND
                                        SHOULD, READ SUCH OPINION IN ITS
                                        ENTIRETY. See "SPECIAL FACTORS--Opinion
                                        of Financial Advisor."

How should I vote on the proposed       The Board of Directors has unanimously
merger?                                 approved the proposed merger and the
                                        merger agreement. THE BOARD OF DIRECTORS
                                        FOLLOWING THE RECOMMENDATION OF THE
                                        INDEPENDENT COMMITTEE RECOMMENDS THAT
                                        THE SHAREHOLDERS OF FIRECOM VOTE IN
                                        FAVOR OF THE APPROVAL OF THE PROPOSED
                                        MERGER AND THE MERGER AGREEMENT. See
                                        "SPECIAL FACTORS--Conflicts of
                                        Interest."

If approved, when will the proposed     The proposed merger will be effective
merger be effective?                    the later of the time and date when the
                                        Certificate of Merger is accepted for
                                        filing by the Department of State of the State of New York and the merger thereby becomes effective or such later time established by the Certificate of
                                        Merger. See "CERTAIN PROVISIONS OF THE
                                        MERGER AGREEMENT--Effective Time of the
                                        Merger," "CERTAIN PROVISIONS OF THE
                                        MERGER AGREEMENT--Conditions to the
                                        Merger" and "SPECIAL FACTORS--Regulatory
                                        Approvals."

Are there any conditions to the         The respective obligations of Firecom
completion of the proposed merger?      and the Purchaser to consummate the
                                        proposed merger are subject to certain
                                        conditions, including, among others, the approval of the merger agreement by the affirmative vote of the holders of Firecom's stock representing, collectively, two-thirds of the voting power of the outstanding shares of Firecom's stock entitled to vote at the Special Meeting. Paul Mendez holds proxies for more than the necessary votes. Mr. Mendez has indicated that he intends to vote in favor of the merger.
                                        See "CERTAIN PROVISIONS OF THE MERGER
                                        AGREEMENT--Conditions to the Merger" and
                                        "SPECIAL FACTORS."

What else have Firecom and the          In the merger agreement, Firecom has
Purchaser agreed to do in connection    agreed, among other things, that (i)
with the proposed merger?               Firecom will conduct business only in
                                        the ordinary and usual course and (ii)
                                        Firecom will not, nor will Firecom
                                        permit its officers, directors,
                                        employees, agents and representatives
                                        to, initiate, solicit or knowingly
                                        encourage, directly or indirectly, any
                                        inquiries or the making or
                                        implementation of any proposal or offer
                                        with respect to a merger, acquisition,
                                        consolidation or similar transaction
                                        involving, or any purchase of any equity securities of, Firecom or all or any significant portion of the assets of Firecom (an "Alternative Proposal");
                                        provided, however, that the Board of
                                        Directors of Firecom is not prohibited
                                        from (A) furnishing information to, or
                                        entering into discussions or
                                        negotiations with, any person or entity
                                        that makes an unsolicited, bona fide
                                        Alternative Proposal that the Board of
                                        Directors of Firecom determines, in good faith, represents a financially superior transaction for the shareholders of
                                        Firecom as compared to the Merger, if,
                                        and only to the extent that, (1) the
                                        Board of Directors of Firecom, based
                                        upon the advice of outside counsel,
                                        determines in good faith that such
                                        action is required for the Board of
                                        Directors to comply with its fiduciary
                                        duties to shareholders imposed by law,
                                        and (2) prior to furnishing such
                                        information to, or entering into
                                        discussions or negotiations with, such
                                        person or entity, Firecom provides
                                        written notice to the Purchaser to the
                                        effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity; and (B) to the extent applicable, complying with Rule 14e-2 promulgated under the Securities
                                        Exchange Act of 1934 with regard to an
                                        Alternative Proposal. See "CERTAIN
                                        PROVISIONS OF THE MERGER
                                        AGREEMENT--Interim Operations of
                                        Firecom; Conduct Pending Merger" and
                                        "CERTAIN PROVISIONS OF THE MERGER
                                        AGREEMENT--Alternative Proposals."

Can the agreement between Firecom and   The merger agreement may be terminated
the Purchaser be terminated?            at any time before the merger becomes
                                        effective, before or after the approval
                                        of the merger agreement by the
                                        shareholders of Firecom, by mutual
                                        consent of Firecom and the Purchaser or
                                        by either Firecom or the Purchaser if,
                                        among other things, (i) the proposed
                                        merger has not been consummated by
                                        August 15, 2001, (ii) a United States
                                        federal or state court of competent
                                        jurisdiction issues an order, judgment
                                        or decree (other than a temporary
                                        restraining order) restraining,
                                        enjoining or otherwise prohibiting the
                                        proposed merger and such order, judgment or decree has become final, or (iii) the approval of the proposed merger by the shareholders has not been obtained at the Special Meeting.

                                        Firecom may terminate the merger
                                        agreement if (i) there is an uncured or
                                        incurable material breach or
                                        nonperformance by the Purchaser which
                                        has resulted in or could reasonably be
                                        expected to result in a failure of a
                                        condition to closing under the merger
                                        agreement, or (ii) there is an
                                        Alternative Proposal and the Board of
                                        Directors of Firecom in good faith
                                        determines (in consultation with its
                                        financial advisors) that such
                                        Alternative Proposal represents a
                                        superior proposal for the shareholders
                                        of Firecom and in the exercise of its
                                        good faith judgment as to its fiduciary
                                        duties to its shareholders imposed by
                                        law, as advised by outside counsel, the
                                        Board of Directors of Firecom determines that such termination is required by reason of such Alternative Proposal being made.

                                        In addition, the merger agreement may be terminated by the Purchaser if, among other things, (i) there is an uncured or incurable material breach or nonperformance by Firecom which has resulted in or could reasonably be expected to have resulted in a failure of a condition to closing under the merger agreement, or (ii) the Board of Directors of Firecom withdraws or modifies in a manner materially adverse to the Purchaser the Board's approval or recommendation of the proposed merger or recommends an Alternative Proposal to Firecom's shareholders. The merger agreement may be amended by action taken by their respective Board of Directors of Firecom and the Purchaser. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Termination" and "CERTAIN
                                        PROVISIONS OF THE MERGER
                                        AGREEMENT--Amendment."


Do certain officers or directors of     In considering the recommendation of the
Firecom have interests in the           Board of Directors of Firecom with
proposed merger that are different      respect to the proposed merger,
from the interests of unaffiliated      shareholders should be aware that
shareholders?                           certain officers and directors of
                                        Firecom have interests in connection
                                        with the proposed merger. Specifically,
                                        the Chairman of the Board of Directors,
                                        President and Chief Executive Officer,
                                        and two other directors of Firecom, are, or represent, substantial equity holders in the Purchaser. In addition, each member of the Board of Directors other than Paul Mendez, Peter Barotz and Orhan
                                        Sadik-Khan will receive, upon
                                        consummation of the proposed merger, the cash value of the stock appreciation rights held by such director, equal to the difference between $0.80 per share and the price of the common stock at the time such right was awarded (ranging from approximately $0.14 to $0.60 per share), and each such director currently holds 40,000 of such rights. However, no member of the Independent Committee has any interest in connection with the proposed merger, in addition to his holdings of stock appreciation rights, other than as a shareholder of Firecom.

                                        See "SPECIAL FACTORS--Conflicts of
                                        Interest."

How would the expenses of the proposed  Funding of the proposed merger will
merger be paid?                         require approximately $3.0 million to
                                        pay the $0.80 per share of the stock of
                                        Firecom converted as a result of the
                                        proposed merger and to pay the fees and
                                        expenses in connection with the proposed merger. These funds are expected to be provided from Firecom's available working capital. See "FUNDING OF THE
                                        MERGER."

What would be the federal income tax    In general, each shareholder, including
consequences of the proposed merger?    shareholders who exercise appraisal
                                        rights, will recognize gain or loss per
                                        share equal to the difference between
                                        the cash received for the shareholder's
                                        shares and the shareholder's tax basis
                                        per share. Such gain or loss generally
                                        will be treated as capital gain or loss
                                        if a shareholder's shares of Firecom's
                                        stock were held as capital assets at the time of the Merger. The foregoing tax discussion is based upon present law.
                                        You should carefully review the more
                                        detailed description contained in
                                        "SPECIAL FACTORS--Federal Income Tax
                                        Considerations" and consult your own tax advisor as to the specific tax consequences of the proposed merger to you.

What will happen if the proposed        As a result of the merger, only
merger is completed?                    shareholders of Firecom who are the
                                        proponents of the merger (Paul Mendez,
                                        Carol Mendez, Naomi Pollack, Nathan
                                        Barotz, Celia Barotz, Orhan Sadik-Khan,
                                        Karim Sadik-Khan, Janette Sadik-Khan,
                                        Jan Sadik-Khan, and the Sadik-Khan
                                        Family Trust) will retain an interest in Firecom after the proposed merger occurs as a result of their ownership at the time of the merger of the Purchaser. All other Firecom shareholders will cease to have any ownership interest in Firecom and will cease to participate in future earnings and growth, if any, of Firecom.
                                        Moreover, if the merger is consummated,
                                        public trading of the common stock of
                                        Firecom will cease, the registration of
                                        the common stock under the Securities
                                        Exchange Act of 1934 will be terminated
                                        and Firecom will cease filing reports
                                        with the Securities and Exchange
                                        Commission. See "SPECIAL
                                        FACTORS--Certain Effects of the Merger."

What will happen to stock options?      If you hold stock options, you will be
                                        entitled to receive immediately after
                                        the merger becomes effective an amount
                                        in cash equal to $0.80 minus the per
                                        share exercise price of each of your
                                        options. There are (i) 1,122,000 options outstanding under Firecom's Incentive and Non-Qualified Stock Option Plan, which have exercise prices ranging from $0.15 to $0.63 per share, all of which are vested or shall vest prior to the effective time of the merger, and (ii)
                                        31,068 options outstanding under
                                        Firecom's Distributors Stock Option
                                        Plan, which have an exercise price of
                                        $0.55 per share, all of which are
                                        vested. See "SPECIAL FACTORS--Treatment
                                        of Stock Options."

What rights do I have if I oppose       If you do not vote in favor of the
the proposed merger?                    proposed merger and you fully comply
                                        with the applicable provisions of
                                        Section 623 of the Business Corporation
                                        Law of New York, you may have the right
                                        to require Firecom as the surviving
                                        corporation of the merger to purchase
                                        your shares of Firecom's stock for cash
                                        at the fair value of those shares as
                                        determined in accordance with New York
                                        law. See "SPECIAL FACTORS--Appraisal
                                        Rights" and Annex C attached hereto.

At what price has Firecom's stock       Immediately prior to the initial
been traded for recently?               announcement of the proposed merger,
                                        Firecom's common stock was trading at
                                        $0.44. On _______, Firecom's common
                                        stock was trading at $___. See "MARKET
                                        FOR COMMON EQUITY AND RELATED
                                        SHAREHOLDER MATTERS."

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation by Firecom, Inc., a New York corporation ("Firecom"), of proxies to be voted at a Special Meeting of Shareholders of Firecom to be held on __________, __________, 2001 (the "Special Meeting"). This Proxy Statement is first being mailed to shareholders of Firecom on or about __________, 2001.

     The purpose of the Special Meeting is to consider and vote upon a proposal to approve an agreement and plan of merger (the "Merger Agreement") by and between Firecom and ALRM Acquisition Inc. (the "Purchaser"), a New York corporation recently formed by Paul Mendez and two other members of the Board of Directors of Firecom and/or certain of their family members (the "Proponents") pursuant to which, among other things:

     o the Purchaser will be merged with and into Firecom and the separate corporate existence of the Purchaser will cease (the "Merger"),

     o Firecom will continue as the surviving corporation of the Merger (the "Surviving Corporation"), and

     o each share of the common stock, $0.01 par value, of Firecom (the "Common Stock"), and the Class A common stock, $0.01 par value, of Firecom (the "Class A Common Stock" and, together with the Common Stock, the "Firecom Stock") outstanding immediately prior to the Merger (other than shares held by the Purchaser or by shareholders who have perfected and not withdrawn their rights to seek appraisal of their shares under applicable New York law) will be converted into the right to receive $0.80 in cash, without interest.

     In addition, each holder of a stock option to acquire shares of Common Stock will, immediately after the effective time of the Merger (the "Effective Time"), become entitled to receive a cash payment equal to $0.80 less the per share exercise price under such option for each share of Common Stock covered by such option. All stock options are either vested or will vest at or immediately prior to the Effective Time.

     Upon the consummation of the Merger, the separate corporate existence of the Purchaser will cease, all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of the Purchaser will be vested in Firecom and Firecom will continue as the surviving corporation. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT."

     THE BOARD OF DIRECTORS OF FIRECOM, FOLLOWING THE RECOMMENDATION OF THE INDEPENDENT COMMITTEE OF THE BOARD OF DIRECTORS, HAS DETERMINED THAT THE MERGER AGREEMENT, THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE REASONABLE, FAIR TO, AND IN THE BEST INTERESTS OF, THE FIRECOM SHAREHOLDERS WHO ARE NOT AFFILIATED WITH THE PURCHASER OR THE PROPONENTS AND RECOMMENDS THAT THE SHAREHOLDERS OF FIRECOM APPROVE THE MERGER AGREEMENT AND THE MERGER. Certain members of the Board of Directors, have conflicts of interest with respect to the Merger. See "SPECIAL FACTORS--Conflicts of Interest."

                       WHERE YOU CAN FIND MORE INFORMATION

     Firecom files annual, quarterly and other reports and other information with the SEC. You can read and copy any information filed by Firecom with the Securities and Exchange Commission (the "SEC") at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Firecom.


     Firecom, the Purchaser, Paul Mendez and other proponents of the proposed Merger have filed with the SEC a Rule 13e-3 Transaction Statement (including any amendments thereto, the "Schedule 13E-3") under the Securities Exchange Act of 1934 (the "Exchange Act") with respect to the Merger. This Proxy Statement does not contain all of the information set forth in the Schedule 13E-3 and exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC.



                              PARTIES TO THE MERGER

FIRECOM

     Firecom was formed as a New York corporation in March 1978 to acquire the business and operating assets of Fire Controls, Inc and Commercial Radio-Sound Corp., which were engaged in the design and manufacture of custom fire detection, communications and control systems for commercial buildings and commercial audio-visual systems. The acquisition was completed in May 1978.

     Through its Fire Controls division, Firecom designs, manufactures and distributes, under the Firecom(TM) brand name, safety and security systems for high rise office buildings, hotels, apartment buildings and other large commercial buildings. This division also distributes life safety and other electronic building systems manufactured by other companies. Subsidiaries handle the maintenance of systems sold by Firecom and others.

     The fire alarm and communication systems or "life safety systems" designed, assembled and sold by Firecom have the following functions:

     o    sensing and reporting fires,

     o    sounding alarms in the event of a fire,

     o notifying the fire department of a fire through a "central station" connection,

     o controlling basic building functions to prevent the spread of fire and smoke, and

     o allowing building-wide communication between fire fighters and building occupants.

Firecom designs systems for both new and existing buildings. Firecom manufactures the manual fire alarm station, floor warden stations, remote data gathering panels and the main fire command station which is typically located in the building's lobby. Firecom purchases the sensing devices and speakers used in the system from other manufacturers. Once the system has been installed by independent electrical contractors, Firecom tests and services the system.

     During the fiscal year ended April 30, 2000, revenues from the sale of fire alarm, communication systems and other building systems constituted approximately 57% of Firecom's consolidated revenues.

     The LSN 2000 System is Firecom's latest product in life safety equipment. The Firecom LSN 2000 System integrates addressable and intelligent fire alarm sensing devices such as smoke detectors, manual fire alarm stations and sprinkler waterflow switches, and displays the status of these devices. The LSN 2000 System includes a communication system consisting of amplifiers and loudspeakers for sounding alarms and paging from either a floor warden station or a fire command station. The LSN 2000 fire alarm and communication system is completely retrofittable with the older Firecom 8500 System as well as designed to meet the needs of the national market.

     Firecom designs, assembles and markets fire control systems other than the Firecom LSN 2000 System and the Firecom 8500 System. Firecom does not manufacture the control unit for these other systems.

     SERVICE
     -------

     Firecom's life safety systems are covered by a one-year warranty. Firecom offers service contracts covering such systems during and after the warranty period. Other companies compete with Firecom for the servicing business. Firecom's subsidiaries handle maintenance services for Firecom's products as well as products of other life safety equipment manufacturers.

     For the fiscal year ended April 30, 2000, revenues earned from servicing systems constituted approximately 43% of Firecom's consolidated revenues.

     MARKETING
     ---------

     Firecom's fire alarm, communication and other building systems are sold in the New York City area through an in-house sales and marketing department. Much of Firecom's new business arises because building owners, electrical contractors and professional engineers in the New York City area who are familiar with Firecom generally include Firecom on project bidding lists.

     Firecom began marketing the LSN 2000 System in January of 1997. Firecom markets the LSN 2000 System through a network of subsidiaries, regional managers, sales representatives and distributors.

     Firecom's service contracts are sold through an in-house sales and marketing department.

     CUSTOMERS AND SUPPLIERS
     -----------------------

     The principal customers for Firecom's fire alarm and communications systems are building owners and electrical contractors who install such systems.

     Firecom purchases parts for its systems from a variety of suppliers. Firecom believes that such parts or alternate parts are available from several sources. Firecom is not currently experiencing any material difficulty in obtaining supplies.

     REGULATIONS
     -----------

     Firecom believes that it currently complies with all applicable building codes, zoning ordinances, occupational safety and hazard standards and other applicable federal, state and local ordinances and regulations.

     COMPETITION
     -----------

     Firecom's businesses are highly competitive, with the price of products and warranty terms offered by competitors being very similar to those of Firecom. Firecom believes that its products perform as well or better than those of its competitors. Some of Firecom's competitors offer a broader line of products and are better financed than Firecom. Additionally, Firecom faces competition in the servicing of systems which Firecom sells.

     PATENT AND TRADEMARKS
     ---------------------

     Firecom holds three patents and has one patent pending on its fire alarm products. One patent covers the parallel binary system and a second covers the upgrade of the parallel system to a serial system. The serial system collects data from all sensors (emergency, energy or security) within the building, continuously monitoring and recording the data on a hard copy printer. The serial system could be used in facilities other than buildings, including oil refineries, mining facilities and cable TV stations, for site security, to prevent off-the-wire theft of services and to monitor interruptions in service. In addition, the system can monitor mechanical and electrical systems on board naval and merchant vessels. The third patent on Firecom's multiplex system covers an integrated alarm, security building management and communication system. This integrated system provides voice communication to all emergency areas, monitors all fire alarms, security functions--such as card access, door control, intrusion and surveillance--and controls all lights, pumps and other building functions.

     Firecom has a patent pending on its LSN 2000 System.

     Firecom has several trademarks, including the name "Firecom" and "Technology Protecting Life," that are registered with the United States Patent and Trademark Office.

     EMPLOYEES
     ---------

     As of March 31, 2001, Firecom employed approximately 137 full-time employees, 37 of whom are salaried and 100 of whom are paid on an hourly basis. Firecom has 22 employees who work outside of the Woodside, New York facility, of which 13 employees work for subsidiaries outside of New York. The majority of remaining employees are research and development employees. Firecom believes that its relationship with its employees is satisfactory. Firecom suffered a strike with its union personnel from July 1, 1999 through July 9, 1999, as part of an action with the industry bargaining group. The new collective bargaining agreement entered into following such strike will run for three years.

     BACKLOG
     -------

     Firecom's backlog for its life safety and other systems totaled $3,267,000 at January 31, 2001 as compared to $2,548,000 at April 30, 2000. Due to fluctuations in Firecom's backlog, management does not make predictions about revenue in the fiscal year.

THE PURCHASER


     The Purchaser, a New York corporation, was formed by the Proponents, Paul Mendez, the Chairman of the Board of Directors, President and Chief Executive Officer of Firecom, Orhan Sadik-Khan, a director of Firecom, and members of their immediate families and members of the immediate family of Peter Barotz, a director of Firecom, on January 10, 2001 to effect the Merger and has had no prior business or operating history.


     Upon consummation of the Merger, the Purchaser will be merged with and into Firecom, and the Purchaser's separate corporate existence will thereupon cease.


                               VOTING AND PROXIES

DATE, TIME AND PLACE OF SPECIAL MEETING

     The Special Meeting is scheduled to be held at 10:00 a.m., local time, on __________, __________, 2001, at 40 West 57th Street, 28th floor, New York, New
York 10019.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of shares of Common Stock or Class A Common Stock at the close of business on __________, 2001 (the "Record Date") are entitled to notice of, and may vote at, the Special Meeting or at any adjournments or postponements thereof. As of the Record Date, there were 5,789,685 shares of Common Stock outstanding, and 4,957,713 shares of Class A Common Stock outstanding, the only classes of securities of Firecom entitled to vote at the Special Meeting. As of such date, there were 272 record holders of Common Stock and 367 record holders of Class A Common Stock. Each Common Stock shareholder is entitled to one vote for each such share registered in the shareholder's name on the Record Date, and each Class A Stock shareholder is entitled to 30 votes for each such share registered in such shareholder's name on the Record Date. The Common Stock and Class A Common Stock will vote together on the Merger.

VOTING PROXIES

     Many of Firecom's shareholders may be unable to attend the Special Meeting. Therefore, Firecom's Board of Directors is soliciting proxies so that each shareholder has the opportunity to vote on the proposals to be considered at the Special Meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. However, if a shareholder does not return a signed proxy card, his shares will not be voted by the proxies. Shareholders are urged to mark the boxes on the proxy card to indicate how their shares are to be voted. IF A SHAREHOLDER RETURNS A SIGNED PROXY CARD AND A CHOICE IS NOT SPECIFIED, THE SHARES REPRESENTED BY THAT PROXY CARD WILL NOT BE VOTED IN FAVOR OF THE MERGER (AND THEREFORE WILL BE COUNTED AS IF SUCH SHAREHOLDER VOTED AGAINST THE MERGER)

BUT MAY BE VOTED IN THE PROXY HOLDER'S DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, EXCEPT THAT SHARES REPRESENTED BY PROXIES WHICH DO NOT SPECIFY A VOTE OR WHICH HAVE BEEN VOTED "AGAINST" THE MERGER AGREEMENT AND THE MERGER WILL NOT BE USED TO VOTE "FOR" POSTPONEMENT OR ADJOURNMENT OF THE SPECIAL MEETING FOR THE PURPOSE OF ALLOWING ADDITIONAL TIME FOR SOLICITING ADDITIONAL VOTES "FOR" THE MERGER AGREEMENT AND THE MERGER. See "VOTING AND PROXIES--Vote Required" and "OTHER MATTERS."

     Shareholders of Firecom who execute proxies retain the right to revoke them at any time before they are voted. Any proxy given by a shareholder may be revoked (i) by duly executing and delivering a later proxy prior to the exercise of such proxy, (ii) by giving notice of revocation in writing to the Secretary of Firecom prior to the meeting at 39-27 59th Street, Woodside, New York 11377 or (iii) by attending the Special Meeting and voting in person.

VOTE REQUIRED

     A quorum for the transaction of business at the Special Meeting consists of the holders of Common Stock and Class A Common Stock representing, collectively, two-thirds of the voting power of the outstanding shares of the Common Stock and the Class A Common Stock, present in person or by proxy. Mr. Mendez holds a proxy for sufficient shares to constitute a quorum. In the unlikely event that outstanding shares of Firecom Stock representing, collectively, less than two-thirds of the voting power of the shares of Firecom Stock outstanding as of the record date are present at the Special Meeting, either in person or by proxy, a majority of the shares so represented may vote to adjourn the Special Meeting from time to time without further notice, other than announcement at the Special Meeting, until a quorum shall be present or represented.

     The affirmative vote of holders of Firecom Stock representing, collectively, at least two-thirds of the voting power of the outstanding shares of Firecom Stock as of the Record Date is required to approve and adopt the Merger Agreement, the Merger and the transactions contemplated thereby. The Proponents, holding in the aggregate 3,694,433 shares of Common Stock and 3,694,433 shares of Class A Common Stock, or approximately 63.9% and 74.5%, respectively, of the outstanding shares of Common Stock and Class A Common Stock on the Record Date, have entered into a Voting Agreement pursuant to which Paul Mendez has been granted a proxy to vote such shares in favor of the Merger and to vote against any competing transaction that might be proposed by a third party prior to the consummation of the Merger, and will vote in favor of the Merger. The shares of Firecom Stock owned by the Proponents represent 74% of the combined voting power of such shares. Of the 3,694,433 shares of Common Stock and the 3,694,33 shares of Class A Common Stock subject to the Voting Agreement, 2,413,502 shares of Common Stock and 2,413,502 shares of Class A Common Stock are beneficially owned by Mr. Mendez and his wife. None of the 2,095,252 shares of Common Stock or the 1,263,280 shares of Class A Common Stock outstanding as of the Record Date that are not subject to the Voting Agreement, representing approximately 26% of the voting rights associated with the outstanding shares on the Record Date, need be voted in favor of the Merger in order for the Merger to be approved by the shareholders. Neither the approval of two-thirds of holders of Common Stock or Class A Common Stock, voting as a class, nor the approval by holders of the shares representing two-thirds of the voting power of the Common Stock and Class A Common Stock that is held by shareholders that are not affiliated with the Purchaser, is required. Under the New York Business Corporation Law (the "NYBCL"), in determining whether the proposal regarding the adoption of the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against such proposal.

SOLICITATION OF PROXIES; EXPENSES

     The cost of solicitation, including the cost of preparing and mailing the Notice of the Special Meeting of Shareholders and this Proxy Statement, will be borne by Firecom. Solicitation will be made primarily by mailing this Proxy Statement to all shareholders entitled to vote at the Special Meeting. In addition, Firecom will request brokers, custodians, nominees and other fiduciaries to forward copies of such materials to persons for whom they hold shares of Firecom Stock in order that such shares may be voted. Proxies may be solicited by officers and regular employees, personally or by telephone, but at no compensation in addition to their regular compensation as employees. Firecom may reimburse brokers, custodians, nominees and other fiduciaries holding shares in their names for third parties, for the cost of forwarding the Proxy Statement to and obtaining proxies from third parties. In addition, while Firecom has no present intention to retain anyone to assist in soliciting proxies, Firecom may do so if it deems such action necessary.


                                 SPECIAL FACTORS

BACKGROUND OF THE MERGER


     On July 24, 2000, Paul Mendez, Firecom's Chairman of the Board of Directors, President and Chief Executive Officer and a significant shareholder of Firecom, met with Orhan Sadik-Khan and Peter Barotz, both members of Firecom's Board of Directors, the immediate families of whom are significant shareholders of Firecom. Messrs. Barotz and Sadik-Khan indicated that they were disappointed with the performance and prospects of Firecom as a public company in a market environment that seemed to disfavor investment in companies with low market values. They urged Mr. Mendez to consider exploring either a sale of Firecom or taking it private. Mr. Mendez indicated then that he had no interest in selling his interest in Firecom and that in any case he was skeptical of being able to secure any attractive offers to sell Firecom and accordingly did not want to subject Firecom to the turmoil that results from a sale process. He indicated that he would evaluate a going private transaction.

     Between July 24 and September 14, 2000, there were some telephone conversations among Messrs. Mendez, Barotz and Sadik-Khan, discussing potential parameters of a going private transaction and whether the families of Messrs. Barotz and Sadik-Khan wanted to participate.

     On September 14, Mr. Mendez supplied Mr. Barotz and Mr. Sadik-Khan with a draft of the Voting Agreement setting forth the broad outlines of the transaction which resulted eventually in the January 24, 2001 proposal made to the Board of Directors to purchase the shares of Firecom Stock of the unaffiliated shareholders.

     Messrs. Mendez, Barotz and Sadik-Khan met again on December 14, following a regularly scheduled Firecom Board Meeting, and on December 21 and January 12, 2001. At each of these meetings they discussed the concepts set forth in the Voting Agreement, finalizing the same on January 12, with the exception of the price which would be offered to the unaffiliated public shareholders. The price to be offered was finalized on January 24, 2001 prior to the Firecom Board Meeting at which the offer was made.

     On January 24, 2001, a Special Meeting of the Firecom Board of Directors was convened by Paul Mendez, as Chairman of the Board of Directors, to discuss the recent performance and prospects of Firecom and to consider a proposal of Mendez, acting on behalf of himself and the other Proponents, to merge the Purchaser with and into Firecom that would result in the shareholders of Firecom unaffiliated with the Proponents or the Purchaser ceasing to hold equity interests in Firecom. The meeting of the Board of Directors commenced with discussion of Firecom's recent and expected performance, recent trends affecting Firecom, including the reduction in Firecom's market share of new construction and intense competitive conditions, and Firecom's recent performance as well as the performance of its stock, and the apparent lack of realistic strategic alternatives for maximizing value for shareholders. Mr. Mendez indicated that he did not want to sell his shares of Firecom Stock, that he did not think that Firecom was an attractive acquisition target for others because of its relative small size and that he did not want to subject Firecom to the disruption resulting from an effort to solicit potential buyers. The meeting was presided over by Mendez, as Chairman of the Board of Directors.

     Paul Mendez noted that revenues from the current fiscal year ending April 30, 2001 should be approximately $21 million, an increase of $2 million over the prior year. He projected that profits should be at the same level as last year.

     Mr. Mendez also described trends that he saw affecting the Company, including:

          -  Reduction in the Company's market share of new construction

          -  Extraordinarily competitive conditions.

     Mr. Mendez also indicated that revenues outside New York had decreased from $3 million in the prior fiscal year to $1 million in the current year. He indicated that the efforts to obtain additional sales in Los Angeles have not been successful and that the Company was starting to lose money in San Francisco. Chicago sales were below budget.

     Paul Mendez submitted a written proposal, on behalf of a group comprised of himself, his wife, Carol Mendez, Orhan Sadik-Khan and Peter Barotz, each members of the Board of Directors of Firecom, and members of such persons' immediate families who were shareholders of Firecom, collectively owning approximately 68.8% of all of the outstanding shares of Firecom, to enter into a transaction in which the group would continue as shareholders of Firecom and the other shareholders would receive $0.70 per share in cash. Such proposal also called for holders of vested stock options to receive cash in an amount per share equal to the difference between $0.70 and the exercise price of any such option. Paul Mendez also indicated that the aforementioned group may offer other members of Firecom's senior management the opportunity to participate in the ownership of Firecom.


     Paul Mendez indicated that cash to be distributed under the proposal to shareholders who would not continue as shareholders of the surviving corporation of the Merger was available from cash on hand. The Board of Directors considered statements of Paul Mendez indicating that the proposal would provide a liquidity opportunity to Firecom shareholders not available in the public market. Mr. Mendez indicated that in the year 2000, shares of the Common Stock traded on only 70 days.

     Paul Mendez stated that Firecom's shareholders were receiving no benefit from Firecom being a public company. Firecom was not covered by any Wall Street analysts. Firecom had not shown high growth or high margin, was in a very mature industry, faced declining profit margins reflecting severe competition, and it was unlikely that an active trading market for Firecom's stock would ever develop. Paul Mendez further stated that Firecom's efforts to grow though acquisition had proven futile in recent years in that good acquisition targets were not available at reasonable prices.

     Paul Mendez noted that Firecom had not been successful in expanding its sales base beyond its historical New York City markets with the LSN 2000 product line, so that additional capital would not likely be required to finance future growth. Paul Mendez also reminded the Board of Directors that while Firecom had been seeking strategic acquisitions in new markets for at least three years, which efforts Paul Mendez had described at meetings of the Board of Directors during such period, opportunities for such acquisitions appeared limited, given the competition with larger companies who have deeper pockets and/or could pay in stock which would be more attractive than Firecom Stock to potential acquisition targets.

     As a result of such factors, Mr. Mendez told the other members of the Board of Directors that the best value available for the public or unaffiliated shareholders could be obtained if Firecom were to cease being a public company at this time.

     The Board of Directors, following general discussion of the proposal and accepting the rationale of Paul Mendez for the consideration of the proposed transaction at such time, considering its duties to all of the shareholders of Firecom and its desire for a result in the best interests of and fair to all of the shareholders that were not among or affiliated with those offering the proposal, determined that such results would be best obtained by the formation of an independent committee of the Board of Directors, composed of directors of Firecom who were not officers or directors of the Purchaser or any affiliate of the Purchaser, who had no financial interest in the proposed transaction different from other shareholders generally, who were not employed in any capacity by or on behalf of the Purchaser and who were free from any material relationship that would interfere with the exercise of their independent judgment as members of such committee. The Board of Directors then established the Independent Committee, comprised of the three independent members of the Board of Directors, namely, Ronald A. Levin, Richard G. Scurry, Jr. and Harry B. Levine.


     The Board of Directors authorized the Independent Committee to:

     o evaluate and recommend to the Board of Directors the terms of the proposed Merger or other transaction with the Purchaser, which, in the exercise of the Independent Committee's independent judgment, is fair to and in the best interests of the shareholders of Firecom not part of or affiliated with the Proponents;

     o conduct arm's length negotiations with representatives of the Purchaser regarding the terms of the proposed Merger or other transaction;

     o assuming the Board of Directors approves the terms of the proposed Merger agreement or other transaction agreement with the Purchaser, oversee the consummation of the proposed Merger or other transaction;

     o select and retain the services as required of (i) an independent financial advisor to assist in the evaluation of the proposed Merger or other transaction and its terms and to render a fairness opinion and (ii) an outside counsel to advise it as to the legal aspects of the duties of the members of the Independent Committee and with respect to the proposed Merger or other transaction; and

     o generally, do all that is necessary and desirable in the Independent Committee's judgment, with such independent advice and counsel as it may seek, to properly accomplish the foregoing.


     The Board of Directors did not grant the Independent Committee any authority, or impose upon it any obligation, to seek or solicit competing proposals or offers from any other parties, because the Board of Directors did not believe that Firecom could realistically be sold, for several reasons. First, the Board of Directors noted that, as opined by Paul Mendez, Firecom was not an attractive target for potential purchasers in view of its small size. Second, the Board of Directors noted that Paul Mendez had indicated that neither he nor his wife, collectively owning 48.8% of the outstanding shares of Firecom, representing almost 60% of the voting rights associated with Firecom's outstanding stock, had any intention of selling their shares of Firecom. Furthermore, given the small likelihood of attracting an attractive competing proposal, the Board of Directors determined that permitting such a solicitation process would be unduly disruptive and demoralizing for Firecom's workforce and customer base.


     Immediately after the January 24, 2001 Board of Directors meeting, the Independent Committee held its first meeting. At that meeting, Richard G. Scurry, Jr. was elected Chairperson of the Independent Committee and the Independent Committee reviewed its mandate from the Board of Directors, the offer made by the Proponents and the necessity for it to retain independent legal counsel and an independent financial advisor. The Independent Committee then interviewed two candidates for the position of independent legal counsel, and selected the law firm of Squadron, Ellenoff, Plesent & Sheinfeld, LLP.

     On January 30, 2001, the Independent Committee interviewed three potential independent financial advisors, and questioned each of them about their relevant experience and qualifications, proposed staffing and fees. After completing the interview of the three potential financial advisors, the Independent Committee selected Burnham Securities, subject only to verifying Burnham Securities' independence from Firecom and the Proponents.

     On February 22, 2001, the Independent Committee met with its legal counsel who discussed in detail the Independent Committee's legal responsibilities and obligations in connection with the proposed Merger or other transaction. At this meeting, the Chairperson gave a report which substantiated the independence of Burnham Securities from Firecom and the Proponents, whereupon the Independent Committee ratified the choice of Burnham Securities as financial advisor to the Independent Committee. Representatives of Burnham Securities then joined the meeting and gave a preliminary report on their financial due diligence on Firecom and preliminary ideas concerning the value of shares of Firecom Stock.


     On March 6, 2001, the Independent Committee met again with Burnham Securities and discussed the financial due diligence and financial analyses and valuations of Firecom which Burnham Securities was preparing with a view towards determining whether the financial terms of the proposed Merger or other transaction which had been communicated by the Proponents on January 24, 2001 were fair to and in the best interests of Firecom shareholders not forming a part of or affiliated with the Proponents. The Independent Committee determined that, at an appropriate per share cash price, the proposed Merger or other transaction would be fair to and in the best interests of Firecom shareholders not forming part of or affiliated with the Proponents, but that the Proponents' offer of $0.70 per share was inadequate. At the conclusion of this meeting, the Independent Committee made a counter-proposal to Mr. Mendez of $0.92 per share. The $0.92 per share asking price represented what the Independent Committee understood to be the upper range of valuation by Burnham Securities and was intended to elicit a higher offer from Mr. Mendez. The argument presented by the Independent Committee in support of the $0.92 per share counterproposal was that an analysis of market multiples at the high end of this valuation range, and of comparable transactions, would support this price.


     That counter-proposal was rejected, but the parties agreed to continue negotiations.


     On March 21, 2001, the Independent Committee met for several hours with representatives of Burnham Securities and Messrs. Mendez, Barotz and Sadik-Khan who were acting as representatives of the Proponents. The Independent Committee presented its proposal of $0.92 per share of Firecom and with the assistance of Burnham Securities presented arguments in support of their proposed price. After lengthy negotiations and discussion with the representatives of the Proponents, the Independent Committee reduced its proposal to $0.85 per share of Firecom Stock. The Independent Committee determined to reduce its proposal to $0.85 per share on the basis of the rejection by Mr. Mendez of the $0.92 counterproposal and the Independent Committee's view that an offer of $0.85 per share range would approximate the weighted average valuation determined by Burnham Securities. The Proponents increased their offer to $0.75 per share of Firecom Stock. At this meeting, Mr. Mendez first informed the Independent Committee and representatives of Burnham Securities that a preliminary determination had been made that approximately $500,000 would need to be spent to replace certain potentially defective components of installed systems. The meeting concluded without an agreement on price.


     The Independent Committee, together with representatives of Burnham Securities, met again with Messrs. Mendez, Barotz and Sadik-Khan on March 26, 2001 and continued negotiations over the appropriate per share purchase price for shares of Firecom Stock held by persons not affiliated with the Purchaser or the Proponents. Burnham Securities updated the Independent Committee on its financial analyses of Firecom and its valuation of shares of Firecom Stock. In the course of the discussions and negotiations of this meeting, the Independent Committee decided that it should base its recommendation to the Firecom Board of Directors concerning the per share cash price of Firecom Stock on the analyses performed by Burnham Securities and the other factors it deemed to be relevant. At the conclusion of this meeting, the representatives of the Proponents agreed to increase their offer for shares of Firecom Stock to $0.80 per share. Taking into consideration, among other things, the $500,000 in anticipated component replacement costs, Burnham Securities indicated a willingness to deliver its opinion that $0.80 per share of Firecom Stock was fair from a financial point of view to the holders of Firecom Stock not forming a part of the Proponents or affiliated with the Proponents. After discussion among its members, the Independent Committee determined that it would recommend to the full Firecom Board of Directors that it agree to a per share of Firecom Stock cash purchase price of $0.80 as being fair and in the best interests of Firecom shareholders who are not Proponents or affiliates thereof.

     Between March 27 and April 3, 2001, legal counsel for the Independent Committee and legal counsel for the Proponents completed negotiations of a Merger Agreement which reflected the agreed upon per share cash purchase price of Firecom.

     On April 3, 2001, the Independent Committee convened. At this meeting, Burnham Securities delivered to the Independent Committee its written opinion to the effect that, as of April 3, 2001 and subject to the limitations and qualifications set forth in the opinion, the $0.80 per share of Firecom Stock purchase price was fair from a financial point of view to the holders of Firecom Stock other than the Proponents and their affiliates. Legal counsel for the Independent Committee then reviewed the Merger Agreement with the Independent Committee. At this meeting, the members of the Independent Committee voted unanimously to recommend to the entire Firecom Board of Directors that it approve and adopt the Merger Agreement and the transactions contemplated thereby, at a per share cash purchase price of $0.80 per Firecom share.

     Following the meeting of the Independent Committee on April 3, 2001, the entire Board of Directors met. At this meeting, the chairperson of the Independent Committee, Mr. Scurry, made a presentation to the Board of Directors stating that the Independent Committee had unanimously determined that the $0.80 per share of Firecom Stock purchase price was fair from a financial point of view to, and in the best interests of, the holders of Firecom Stock not affiliated with the Purchaser or the Proponents, and that the Independent Committee had voted unanimously to recommend to the Board of Directors that the Board of Directors approve and adopt the Merger Agreement. Burnham Securities made a presentation to the Board of Directors with respect to its written opinion. Thereafter, the entire Board of Directors voted unanimously to accept the recommendation of the Independent Committee that the $0.80 per share of Firecom Stock cash purchase price offered by the Proponents was fair to the holders of Firecom Stock not affiliated with the Proponents or the Purchaser and that the Merger is fair to and in the best interests of the shareholders of Firecom not part of or affiliated with the Proponents or the Purchaser, and to approve and adopt the Merger Agreement as recommended by the Independent Committee. Immediately following the meeting of the Board of Directors, the Merger Agreement was executed by both Firecom and the Purchaser.


     The Board of Directors and the Independent Committee considered a number of factors in determining the fairness of the transaction, including current and historical market prices of Firecom Stock, net book value of Firecom's assets, going concern values based, among other things, on market multiples, discounted free cash flows, stock buy-backs and comparable transactions. In addition, the Board of Directors and the Independent Committee reviewed the trends in the market in which Firecom operates. Neither the Board of Directors or the Independent Committee analyzed the liquidation value of Firecom, because of the view that Firecom's going concern value far exceeded the likely liquidation value, or recent offers to purchase Firecom, because, to the knowledge of the Board of Directors and the Independent Committee, there had been none. Certain of the quantitative factors referred to above were considered by Burnham Securities in its report. See "--Opinion of the Financial Advisor."


REASONS FOR AND FAIRNESS OF THE MERGER

     Firecom's Board of Directors, following the recommendation of the Independent Committee, believes that the Merger Agreement and the Merger are advisable and fair to and in the best interests of the holders of Firecom Stock not part of or affiliated with the Proponents or the Purchaser and has unanimously approved the Merger Agreement and the Merger. ACCORDINGLY, THE BOARD

OF DIRECTORS, FOLLOWING THE RECOMMENDATION OF THE INDEPENDENT COMMITTEE, UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF FIRECOM VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. See "SPECIAL FACTORS--Conflicts of Interest."

     In reaching its unanimous determination that the Merger Agreement and the Merger are fair to and in the best interests of holders of Firecom Stock not part of or affiliated with the Proponents or the Purchaser, the Independent Committee considered a number of factors, including, without limitation, the following, which constitute all the material factors considered by the Independent Committee:


     o the relationship of the Merger Consideration to the current market stock price (an 82% premium over the price for which Firecom's Common Stock traded immediately prior to the announcement of the proposal) and the historical stock price for the Common Stock, as analyzed for these purposes by Burnham Securities (see "--Opinion of Financial Advisor"). The historical prices were reviewed over a three year period. During such period (except for a period during March, 2000 which the Board of Directors and Independent Committee believes was aberrational), the stock price ranged from $0.50 per share to $0.95 per share with the stock price remaining consistently below $0.80 per share since June 2000;


     o information relating to the financial condition and results of operations of Firecom including management's estimates of the prospects of Firecom (and the range of going concern values, derived by Burnham Securities therefrom of $0.49 to $0.95 per share, with a weighted average valuation of $0.80 per share, based on market multiples, discounted cash flows, stock buy-backs and comparable transaction analyses (See "--Opinion of Financial Advisor")), which, in the Independent Committee's view, supported a determination that the Merger Consideration for the Common Stock was fair to Firecom's unaffiliated shareholders;

     o that approximately 68.8% of the outstanding Common Stock and Class A Common Stock is held by entities controlled by the Chairman of Firecom, and hence there is not an active trading market for Firecom's Common Stock and, consequently, there is generally a lack of liquidity for Firecom's shareholders; and

     o the presentation and opinion of Burnham Securities, including the related financial analyses, to the effect that, as of the date of the opinion and based upon and subject to the matters stated in the opinion, the cash purchase price of $0.80 per share is fair from a financial point of view to the holders of Firecom stock other than the Proponents and their affiliates. A copy of the Burnham Securities opinion is attached hereto as Annex B to this ------- Proxy Statement and, together with the financial analyses material to the opinion, is described in "--Opinion of the Financial Advisor."

     The main negative factor considered by the Independent Committee was that the unaffiliated shareholders of Firecom would not have a continuing interest in Firecom and thus would not be able to participate in any future growth or financial success of Firecom. The Independent Committee was not authorized to consider alternative transactions.

     The Independent Committee did not consider it important that the Merger be structured so that approval of at least two-thirds of the voting power of the shares of Common Stock and Class A Common Stock held by unaffiliated holders be required because Firecom, under certain circumstances, has the flexibility to accept a superior Alternative Proposal for a competing transaction and to terminate the Merger Agreement and because the Independent Committee did not include the Proponents or members of such shareholders' immediate families but instead was comprised of unaffiliated directors of Firecom who are not employed by Firecom and who had no interest in the Purchaser and no interest in the proposed Merger, other than, in the case of Mr. Levine, as a shareholder of Firecom, and their holdings of stock appreciation rights. The Independent Committee did not consider the liquidation value of Firecom, since Firecom was a viable going concern for which a fair price would be a more appropriate valuation. The Independent Committee, considered that the Merger Consideration exceeded the current and historical book value per share of Firecom, although it did not consider this to be an important factor for the same reason.

     The Independent Committee had been advised that the Board of Directors had not authorized it to seek alternate proposals to acquire Firecom, because Mr. Mendez and his affiliates controlled approximately 68% of Firecom Stock and would not have approved a transaction that involved a sale to a third party. The Independent Committee determined, however, that it could form a judgment as to the fairness of the transaction in the absence of seeking alternate proposals for acquiring Firecom by considering the factors described above. The Independent Committee was also aware that seeking alternate proposals and negotiating arrangements with any third parties would likely take a considerable period of time and would adversely affect the morale of employees as well as customer relations. Also, considering the increasing pricing pressures on Firecom's products, the Independent Committee felt that the passage of time could have resulted in obtaining even lower price offers from Mr. Mendez or any third party who might have submitted an alternate proposal,

     The Independent Committee determined that the Board of Directors' decision not to authorize the Independent Committee to solicit competing offers to purchase Firecom did not affect the fairness of the proposed Merger and the Merger Consideration for several reasons. First, it did not consider it likely that the Independent Committee would have received an attractive competing proposal even if Paul and Carol Mendez had been willing to sell their shares and the Board of Directors had authorized such solicitation, because no other party had expressed any interest in making such a competing proposal since the announcement of the Mendez proposal on January 24, 2001. Balanced against the disruptive and demoralizing effects of a solicitation of such kind on the workforce of Firecom and the resulting expense, furthermore, the Independent Committee did not believe that such a solicitation would have achieved greater value for the shareholders of Firecom unaffiliated with the Proponents or the Purchaser. In addition, the Independent Committee considered the fact that Firecom was free to terminate the Merger Agreement in the event that it received a superior proposal, under the terms of the proposed Merger Agreement.


     The Independent Committee did not conduct a specific analysis of each of the foregoing supporting and detracting factors. The members of the Independent Committee are knowledgeable of Firecom's business due to their service as members of the Board of Directors for several years. The Independent Committee was aware of and considered the interests of Messrs. Mendez, Sadik-Khan and Barotz in the Merger as described under "--Conflicts of Interest" below. For the reasons noted above, the Independent Committee did not consider these interests to be an unfavorable factor in evaluating the Merger. See "--Background of the Merger." The Independent Committee did not consider the tax consequences of the

Merger to shareholders as a material factor in evaluating the Merger since the Merger could have different consequences to each shareholder based on each shareholder's individual tax position. See "--Federal Income Tax
Considerations." The Independent Committee did not perform its own valuation or analysis of Firecom.

     The foregoing discussion of the information and factors discussed by the Independent Committee is not meant to be exhaustive, but includes material factors considered by the Independent Committee. The Independent Committee did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Merger is fair to and in the best interests of holders of Firecom Stock not part of or affiliated with the Proponents or the Purchaser.

     No unaffiliated representative was retained by the Independent Committee to act on behalf of unaffiliated shareholders. The Independent Committee determined that this was not necessary in light of the fact that all of the members of Independent Committee are non-employee directors. Each of these non-employee directors has voted in favor of recommending the adoption of the Merger Agreement and the consummation of the transactions contemplated thereby.


REASONS AND PURPOSES OF THE PURCHASER AND THE PROPONENTS FOR THE MERGER

     The reasons of Paul Mendez and the Purchaser, controlled by Mendez, for engaging in this transaction at this time include the reasons discussed by Paul Mendez with the Board of Directors at its January 24, 2001 meeting. See "--Background of the Merger." Peter Barotz and Orhan Sadik-Khan, who were also present for such discussions, wish to undertake the transaction for the same reasons discussed by Paul Mendez. In addition, while the other Proponents, including Carol Mendez, Naomi Pollack, Nathan Barotz, Celia Barotz, Karim Sadik-Khan, Janette Sadik-Khan, Jan Sadik-Khan and the Sadik-Khan Family Trust were not present at such discussions and have taken a passive role in the promotion and negotiation of the Merger, they have indicated that they are in agreement with the rationale provided by Mr. Mendez for the transaction and have further specifically authorized him to engage in all negotiations of such transaction on their behalf, pursuant to the Voting Agreement.

     In light of the conditions discussed above, the Proponents are undertaking this transaction first in order to benefit from Firecom's ability following the Merger to elect to become an "S corporation" as the term is defined under
Section 1361 of the Internal Revenue Code and under Section 208(1-A) of the Tax Law of New York. Such elections, which are not available to companies with more than 75 shareholders, will permit Firecom's earnings to be taxed on a flow through basis to its shareholders as individuals. As a result, earnings of Firecom would no longer be taxed twice (as corporate earnings and, when distributed, as ordinary income to the shareholders). Pursuant to the terms of the Voting Agreement, the Proponents intend to cause Firecom to be managed with a view toward making periodic distributions to its shareholders sufficient to cover their resulting tax liabilities. Second, the Proponents hope to benefit as shareholders after the Effective Time from reductions in operating costs that may be achieved as a result of the Firecom becoming a private company. Finally, perceiving a decline in the valuation of Firecom as a public company, with limited growth in the sales base and few opportunities to use retained earnings or borrowings to finance growth through strategic acquisitions, the Proponents see no reason to delay the benefits to be achieved by them through the consummation of this transaction.

POSITION OF THE PURCHASER, THE PROPONENTS AS TO THE FAIRNESS OF THE MERGER

     None of Mr. Mendez, the controlling person of the Purchaser, Mr. Sadik-Khan nor Mr. Barotz, directors and shareholders (or relatives of shareholders) of the Purchaser, nor any of the other Proponents, participated in the deliberations of the Independent Committee of Firecom regarding, or received advice from the Independent Committee's financial advisor as to, the fairness to holders of Firecom Stock not part of or affiliated with the Proponents or the Purchaser of the Merger. As a result, such persons are not in a position to specifically adopt the conclusions of the Independent Committee with respect to such matters and do not make any recommendations hereby to the shareholders of Firecom. However, considering

     o the premium of the Merger Consideration over the recent and average historical market prices for shares of Common Stock,


     o the premium of the cash Merger Consideration over the closing price on January 23, 2001,

     o the extent of the evaluation process described in "--Background of the Merger,"

     o the receipt by the Independent Committee of the Board of Directors of the written opinion of its independent financial advisor,

     o information relating to the financial condition, including net book value, and results of operations of Firecom, (and the average going concern valuations derived by Burnham Securities therefrom of $0.49 to $0.95 per share, with a weighted average valuation of $0.80 per share, based on market multiples, discounted free cash flows, stock buy back, and comparable transactions analyses (See "--Opinion of Financial Advisor--Discounted Cash Flow Analysis"), and

     o the arm's-length nature of the negotiations between the Independent Committee and the Purchaser,


the Purchaser and Messrs. Mendez, Barotz and Sadik-Khan believe that the Merger is fair to and in the best interests of the holders of Firecom Stock not part of or affiliated with the Proponents or the Purchaser. The foregoing constitute all the material factors considered by the Purchaser and Messrs. Mendez, Barotz and Sadik-Khan in making this determination. This belief should not, however, be construed as a recommendation to Firecom's shareholders by the Purchaser or Messrs. Mendez, Barotz or Sadik-Khan to vote to approve the Merger Agreement.

     Neither the Purchaser nor any of Messrs. Mendez, Barotz or Sadik-Khan considered relevant to their respective determinations as to the fairness of the Merger


     o conflicts of interest, because the Independent Committee had no conflicts of interest,

     o tax consequences, because the Merger could have different consequences to each shareholder based on each shareholder's individual tax position,

     o that the transaction was not structured to require the approval of at two-thirds of the voting power of the shares of Common Stock and Class A Common Stock held by unaffiliated holders, nor that the Independent Committee did not retain an unaffiliated representative to act solely on behalf of unaffiliated shareholders, because the Independent Committee is comprised of non-employee, unaffiliated directors, or

     o any prior purchase prices paid by Messrs. Mendez, Sadik-Khan or Barotz, or members of their immediate families, for the Common Stock or Class A Common Stock held by Firecom's shareholders since no such transactions has occurred during the two-year period prior to any discussion of the Merger.


The Purchaser and Messrs. Mendez, Barotz and Sadik-Khan also considered that the main disadvantage of the transaction to unaffiliated shareholders is that unaffiliated shareholders will not have a continuing interest in Firecom and thus will not be able to participate in any future growth or financial success of Firecom.

     The Purchaser and Messrs. Mendez, Barotz and Sadik-Khan determined that the Board of Directors' decision not to authorize the Independent Committee to solicit competing offers to purchase Firecom did not affect the fairness of the proposed Merger and the Merger Consideration for the same reasons that the Independent Committee reached this determination: first, it was unlikely that the Independent Committee would have received an attractive competing proposal, for the reasons discussed by Paul Mendez at the January 24, 2001 meeting of the Board of Directors and because no other party had expressed any interest in making such a competing proposal since the announcement of the Proponent's proposal on January 24, 2001; second, because of the disruptive and demoralizing effects of a solicitation of such kind on the workforce and customer base of Firecom and the resulting expense, such a solicitation likely would not have achieved greater value for the unaffiliated shareholders; and third, Firecom was free to terminate the Merger Agreement in the event that it received a superior proposal, under the terms of the proposed Merger Agreement.

     Neither the Purchaser nor any of Messrs. Mendez, Barotz or Sadik-Khan has undertaken any formal evaluation of the fairness of the Merger to the shareholders of Firecom or has assigned specific relative weights to the factors considered by them.

     None of the Proponents, other than Messrs. Mendez, Barotz or Sadik-Khan, have actively participated in the negotiation of Merger, since they granted to Mr. Mendez, pursuant to the Voting Agreement, the right to negotiate on their behalf to effect the Merger. As largely passive participants in the transaction who are each a close family member of one of the active participants, furthermore, such other Proponents have relied primarily upon the positions expressed by Messrs. Mendez, Barotz and Sadik-Khan with regard to the fairness of the Merger and purposes of the Merger. Each of the Proponents adopts the position and reasons therefor set forth herein of the Purchaser and Messrs. Mendez, Barotz and Sadik-Khan that the Merger is fair to and in the best interests of the holders of Firecom Stock not part of or affiliated with the Proponents or the Purchaser.

REASONS AND PURPOSES OF MESSRS. KOGEN AND SAYOUR FOR THE MERGER

     Messrs. Kogen and Sayour, as executive officers of Firecom with no prior agreement to act in cooperation with the Proponents, were not party to the discussions of the Board of Directors or among the Purchaser and Proponents concerning reasons for the Merger. However, as current shareholders of Firecom who would receive the Merger Consideration for their shares of Firecom Stock held immediately prior to the Merger, and as employees of Firecom who may be offered the opportunity to continue to participate in the equity of the Surviving Corporation of the Merger while continuing to serve as executive officers thereof, Messrs. Kogen and Sayour have considered and agree with the reasons for the Merger discussed by Paul Mendez with the Board of Directors at its January 24, 2001 meeting. See "--Background of the Merger." In addition, Messrs. Kogen and Sayour are in agreement with the Proponents' purposes in effecting the Merger - to cause Firecom to elect to become an "S corporation" as the term is defined under Section 1361 of the Internal Revenue Code and under
Section 208(1-A) of the Tax Law of New York, thus preventing two-layer taxation of Firecom's earnings, and to reduce Firecom's operating costs. See "--Reasons and Purposes of the Purchaser and the Proponents for the Merger."

POSITION OF MESSRS. KOGEN AND SAYOUR ON THE FAIRNESS OF THE MERGER

     As executive officers and holders of insignificant minority interests in the equity of Firecom, neither Mr. Kogen nor Mr. Sayour participated in the deliberations of the Independent Committee or the Board of Directors of Firecom regarding, or received advice from the Independent Committee's financial advisor as to, the fairness to holders of Firecom Stock not part of or affiliated with the Proponents or the Purchaser of the Merger. As a result, neither Mr. Kogen nor Mr. Sayour is in a position to specifically adopt the conclusions of the Independent Committee with respect to such matters and do not make any recommendations hereby to the shareholders of Firecom. Mr. Kogen and Mr. Sayour have nonetheless independently considered the following factors:

     o the premium of the Merger Consideration over the recent and average historical market prices for shares of Common Stock,

     o the premium of the cash Merger Consideration over the closing price on January 23, 2001,

     o the extent of the evaluation process of the Independent Committee described in "--Background of the Merger," and the Independent Committee's ultimate determination that the Merger is fair to and in the best interests of the holders of Firecom Stock not part of or affiliated with the Proponents or the Purchaser,

     o information available to Messrs. Kogen and Sayour as executive officers of Firecom relating to the financial condition, including net book value, and results of operations of Firecom, and

     o the arm's-length nature of the negotiations between the Independent Committee and the Purchaser,

Messrs. Kogen and Sayour believe that the Merger is fair to and in the best interests of the holders of Firecom Stock not part of or affiliated with the Proponents or the Purchaser. The foregoing constitute all the material factors considered by the Purchaser and Messrs. Mendez, Barotz and Sadik-Khan in making this determination. This belief should not, however, be construed as a recommendation to Firecom's shareholders by Messrs. Kogen or Sayour to vote to approve the Merger Agreement.

     Neither Mr. Kogen nor Mr. Sayour considered relevant to their respective determinations as to the fairness of the Merger

     o conflicts of interest of certain members of the Board of Directors of Firecom, because the Independent Committee had no conflicts of interest,

     o tax consequences, because the Merger could have different consequences to each shareholder based on each shareholder's individual tax position,

     o that the transaction was not structured to require the approval of at two-thirds of the voting power of the shares of Common Stock and Class A Common Stock held by unaffiliated holders, nor that the Independent Committee did not retain an unaffiliated representative to act solely on behalf of unaffiliated shareholders, because the Independent Committee is comprised of non-employee, unaffiliated directors,

     o any prior purchase prices paid by Messrs. Mendez, Sadik-Khan or Barotz, or members of their immediate families, for the Common Stock or Class A Common Stock held by Firecom's shareholders since no such transactions has occurred during the two-year period prior to any discussion of the Merger; or

     o their own conflicts of interest with respect to the Merger (see "--Treatment of Stock Options"), since neither Mr. Kogen nor Mr. Sayour participated in any of the negotiations regarding the Merger Consideration attempted to influence the members of the Independent Committee or of members of the Board of Directors with respect to their determination of the fairness of the Merger to unaffiliated shareholders of Firecom.

     Messrs. Kogen and Sayour determined that the Board of Directors' decision not to authorize the Independent Committee to solicit competing offers to purchase Firecom did not affect the fairness of the proposed Merger and the Merger Consideration, concurring with the reasoning of the Independent Committee as well as the Proponents for this determination. Messrs. Kogen and Sayour believed that it was unlikely likely that the Independent Committee would have received an attractive competing proposal, for the reasons discussed by Paul Mendez at the January 24, 2001 meeting of the Board of Directors and because no other party had expressed any interest in making such a competing proposal since the announcement of the Proponent's proposal on January 24, 2001. Messrs. Kogen and Sayour also believed that a solicitation of this kind would be disruptive and demoralizing to the workforce and customer base of Firecom and that, considering the resulting expense, such a solicitation likely would not have achieved greater value for the unaffiliated shareholders. Messrs. Kogen and Sayour also considered in this determination the fact that Firecom was free to terminate the Merger Agreement in the event that it received a superior proposal, under the terms of the proposed Merger Agreement.

     Messrs. Kogen and Sayour considered that the main disadvantage of the transaction to unaffiliated shareholders is that unaffiliated shareholders will not have a continuing interest in Firecom and thus will not be able to participate in any future growth or financial success of Firecom. Neither Mr. Kogen nor Mr. Sayour has undertaken any formal evaluation of the fairness of the Merger to the shareholders of Firecom or has assigned specific relative weights to the factors considered by them.

OPINION OF FINANCIAL ADVISOR

     GENERAL
     -------

     Pursuant to an engagement letter dated February 8, 2001, the Independent Committee retained Burnham Securities as its financial advisor in connection with its consideration of a possible acquisition by the Purchaser of the shares of Firecom Stock held persons not part of or affiliated with the Proponents or the Purchaser. Burnham Securities is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Independent Committee selected Burnham Securities as its financial advisor on the basis of its experience and expertise in transactions similar to the Merger. Burnham Securities was not retained to, nor did it, advise Firecom or the Independent Committee with respect to alternatives to the Merger or the Board of Director's underlying decision to proceed with or effect the Merger. Furthermore, Burnham Securities was not requested to, nor did it, solicit or assist Firecom in soliciting indications of interest for all or part of Firecom.

     On April 3, 2001, Burnham Securities rendered its oral and written opinion to the Independent Committee, that as of such date the consideration to be received by the unaffiliated public shareholders of Firecom in the Merger was fair from a financial point of view to the unaffiliated public shareholders of Firecom, as of the date thereof. No limitations were imposed by the Independent Committee on the scope of Burnham Securities' investigation or the procedures to be followed by Burnham Securities in rendering its opinion. Burnham Securities did not determine the form or amount of consideration to be offered to shareholders in the Merger, which was agreed to as a result of negotiations between the Independent Committee and the Purchaser.

     THE FULL TEXT OF BURNHAM SECURITIES' WRITTEN OPINION TO THE INDEPENDENT COMMITTEE AND TO THE BOARD OF DIRECTORS WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY OF BURNHAM SECURITIES' OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. BURNHAM SECURITIES' OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE UNAFFILIATED PUBLIC SHAREHOLDERS OF FIRECOM IN THE MERGER FROM A FINANCIAL POINT OF VIEW, AND HAS BEEN PROVIDED FOR THE USE OF THE INDEPENDENT COMMITTEE IN THEIR EVALUATION OF THE MERGER, AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER. BURNHAM SECURITIES' OPINION IS ADDRESSED TO THE INDEPENDENT COMMITTEE AND TO THE BOARD OF DIRECTORS ONLY AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO ACCEPT THE CONSIDERATION BEING OFFERED TO SUCH SHAREHOLDER PURSUANT TO THE OFFER OR AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER.

     ANALYSIS OF BURNHAM SECURITIES
     ------------------------------

     Burnham Securities, in undertaking the analysis of the proposed Merger, relied on traditional valuation techniques. In the course of such analysis, Burnham Securities:

     o reviewed publicly available financial statements and SEC filings of Firecom issued from April 30, 1996 through the date of its opinion;

     o analyzed certain financial statements and other financial and operating data concerning Firecom prepared by the management of Firecom;

     o    analyzed the historical trading history of Firecom Common Stock;

     o analyzed the current year's budget prepared by the management of Firecom with regard to its business prospects and actual results through January 31, 2001;

     o discussed the past and current operations and financial condition and the prospects of Firecom with senior executives of Firecom;

     o visited the Woodside, New York facility of Firecom and engaged in discussions with management;

     o compared the financial performance of Firecom and the prices and trading activity of Firecom Common Stock with that of certain other comparable publicly-traded companies and their securities;

     o compared the proposed Merger with other transactions involving public and private companies that it deemed to be comparable;

     o analyzed the terms of two acquisitions by Firecom of companies located in Minneapolis, Minnesota and San Francisco, California;

     o reviewed prior purchases by Firecom of Firecom Stock owned by unaffiliated investors;

     o considered the competitive nature of Firecom's business and the dearth of interest from other companies in acquiring Firecom;

     o    as they became available, reviewed drafts of the Merger Agreement, and
          Schedule 13D and Form 8-K filings, and certain related documents; and

     o conducted other financial studies and analyses and performed such other investigations and took into account such other factors as Burnham Securities deemed necessary or appropriate for purposes of its opinion.

     Burnham Securities assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information which it reviewed and analyzed in connection with its opinion. With respect to the current year's budget and business prospects of Firecom, Burnham Securities assumed that such information had been reasonably prepared on a consistent basis with prior practice and that such information reflected the best currently available estimates and judgments of Firecom's management as to expected financial performance. In addition, Burnham Securities did not make an independent evaluation or appraisal of the assets or liabilities of Firecom although it was furnished with a 1999 limited appraisal in narrative summary format of Firecom's Woodside, New York facility. Burnham Securities' opinion was based on economic, market and other conditions as existed and as could be evaluated as of the date of its opinion. Burnham Securities was not requested to opine upon, and its opinion did not in any manner address, Firecom's underlying business decision to proceed with the Merger. Burnham Securities was not requested to solicit or entertain any other offers for the purchase of the stock or assets of Firecom or any other transaction involving Firecom. The opinion of Burnham Securities was provided for the information and assistance of the Independent Committee and the Board of Directors in connection with their consideration of the proposed Merger and is not a recommendation as to how any holder of Firecom Stock should vote.

     Set forth below is a summary of the material financial analyses considered by Burnham Securities in connection with providing its written opinion to the Independent Committee and to the Board of Directors. This summary does not purport to be a complete description of the analyses performed by Burnham Securities or of the presentation by Burnham Securities to the Independent Committee and the Board of Directors on April 3, 2001. Burnham Securities believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses, could create an incomplete or misleading view of the process underlying its opinion.

     1. MARKET MULTIPLE ANALYSIS OF PUBLICLY TRADED REFERENCE COMPANIES. Burnham Securities compared the historical financial, operating and stock market performances of certain publicly traded companies that it considered relevant with the historical financial and operating performance of Firecom based upon publicly available financial information to that of the following four publicly traded companies:

     o Firetector Inc. which designs, manufactures, markets and sells its own proprietary life safety and communication systems and also engineers, markets and sells systems and products manufactured by other parties. These systems have been installed in approximately 100 buildings in New York City;

     o Napco Security Systems Inc. which develops, manufactures, distributes and sells security alarm products and door security devices for commercial and residential installations;

     o International Electronics Inc. which designs, manufactures, markets and sells electronic products for the security industry and other commercial applications; and

     o Interlogix Inc. which designs, manufactures, and markets electronic intrusion and fire protection systems as well as electronic access control systems for the residential and commercial marketplace.

     With the exception of Firetector, none of these companies closely replicates Firecom. However, Burnham Securities selected these companies as comparable because they are publicly traded companies that provide products and services to the electronic alarm and security industry and that for the purposes of analysis may be considered comparable to Firecom, in one or more respects. Burnham Securities analyzed, among other things, the market values and certain other financial data for these companies, including their revenues, earnings before interest, taxes, depreciation and amortization, or EBITDA, earnings per share, enterprise value (market value of equity plus net debt) and all other relevant financial information, in each case for the most recent 12-month period for which information was available.

     Burnham Securities calculated and compared various financial multiples and ratios. The multiples of Firecom were calculated using a price of $0.80 per share. Each market multiple used by Burnham Securities in its analyses was calculated and represents an average of comparable companies.

          --------------------------- --------------------- -------------------
          Ratio                         Composite Average      Firecom
          =========================== ===================== ===================
          Price to Sales                     0.33                0.47
          Enterprise Value to EBITDA         6.53                5.59
          Price to Earnings                  6.71                8.88
          Price to Cash Flow                 4.58               12.50
          Price to Book                      0.85                1.17
          --------------------------- --------------------- -------------------


     Using the market multiple method, Burnham Securities derived a valuation range from $1.2 to $10.7 million. This valuation range, on a weighted average price per share, is $0.10 to $0.90, respectively.

     2. STOCK BUY-BACK ANALYSIS. Burnham Securities analyzed and reviewed Firecom's three separate buy-backs of large blocks of Firecom Stock from the May family and the Norwood Group in 1995, 1997 and 1998. Firecom's management provided Burnham Securities with the financial details of each stock buy-back and the resulting multiples adjusted for the year in which the transactions occurred. These multiples (i.e., price to sales, price to EBITDA, price to earnings, and price to book value) are based on the price that Firecom paid, per share, at the time of each respective stock buy-back and Firecom's corresponding financial operating results. Burnham Securities took an average of these multiples for the purpose of this analysis. These multiples were applied against management's operating statistics to derive an estimated value for each parameter. In order to arrive at an average valuation, Burnham Securities took the weighted average value based on these buy-backs' multiples. The three buy-backs reflected the following multiples:

               ------------------ -----------------
               Ratio                   Average
               ================== =================
               Price to Sales            0.45
               Price to EBITDA           2.43
               Price to Earnings         4.35
               Price to Book             1.26
               ------------------ -----------------

          Burnham Securities derived a valuation range from $3.2 million to $10.5 million based on this analysis. This valuation range, on a weighted average price per share, is $0.27 to $0.88, respectively.



     3. COMPARABLE TRANSACTIONS ANALYSIS. Burnham Securities analyzed certain information relating to acquisitions deemed comparable to the proposed Merger, including:

     o the size of the transaction less than $50 million not including assumption of liabilities and debt;

     o    the transactions involved companies in similar business sectors;

     o    the transactions were announced since January 1, 1999; and

     o    they all included closely held companies.

     The seven transactions analyzed by Burnham Securities are:

     o Tyco International Ltd.'s acquisition of Alarmguard Holdings, Inc. which sells and installs burglar and fire alarm systems and provides security-monitoring services;

     o Group Maintenance America Corp.'s acquisition of Air Systems, Inc. that provides heating, ventilation, air conditioning, plumbing, and electrical services;

     o The ServiceMaster Company's acquisition of American Residential Services, Inc. which provides maintenance, repair, and replacement services for heating, air conditioning, plumbing, and electrical systems;

     o Group Maintenance America Corp.'s acquisition of Cardinal Contracting Group that provides heating, ventilation, air conditioning, plumbing, and electrical services;

     o Colonial Commercial Corp.'s acquisition of Universal Supply Group, that distributes heating and air conditioning equipment and climate controls;

     o Rentokil Initial PLC's acquisition of TruGreen Interior Plantcare from The ServiceMaster Company which maintains plants for businesses; and

     o Robert Bosch GmbH's acquisition of Detection Systems, Inc. that makes electronic detection, control and communications equipment for security, fire protection and access control.


     Burnham Securities compared multiples for the Merger implied by the Merger Consideration and certain financial data of Firecom to the corresponding multiples in the selected merger and acquisition transactions. In this portion of its analysis, Burnham Securities focused on (i) total invested capital (the total amount of capital including debt and equity offered in the transaction) to sales for the respective transaction as a multiple of revenues for the latest twelve months preceding the transaction and (ii) total invested capital as a multiple of EBITDA for the last twelve months preceding the respective transaction. Burnham Securities used the total invested capital to sales and total invested capital to EBITDA because only the sales and EBITDA figures of the acquired companies in the analysis were publicly disclosed. Without having access to the net income of the acquired companies, it is possible that such entities may have experienced operating or net losses in the year of their acquisition, thereby nullifying a multiple based on income. Likewise, book value and enterprise value information was not publicly available for Burnham Securities' consideration.

     While the universe of comparable transactions selected by Burnham Securities is limited, over 600 transactions were considered by Burnham Securities in arriving at its selection of the seven used in its analysis. Furthermore, the acquirers appearing in Burnham Securities' selection of comparable transactions were involved in approximately two dozen transactions in the aggregate, suggesting that these entities paid, or received, fair market values in the transactions selected by Burnham Securities.

     Burnham Securities considered that the acquirers may have been executing strategic, or roll-up strategies, and may have paid premiums in support of their goals. While none of the comparable transactions represent a "going private" event, each represents a transaction between willing and knowledgeable buyers and sellers concluded within the most recent two years.


     The criteria that Burnham Securities emphasized when selecting transactions from a universe of more than 600 were: industry similarities, service orientation, size of transaction, closely held companies and date of transaction.

     Burnham Securities applied these multiplies against management's operating statistics to derive an estimated value for each parameter. In order to arrive at an average valuation, Burnham took the average value based upon the comparable transactions' multiples.

          --------------------------------- ----------- ------------------
          Ratio                               Average       Firecom
          ================================= =========== ==================
          Total Invested Capital to Sales       0.65          0.46
          Total Invested Capital to EBITDA      9.25          5.71
          --------------------------------- ----------- ------------------

     Using this method, Burnham Securities derived a valuation range from $13.2 million to $15.3 million. This valuation range, on a weighted average price per share, is $1.11 to $1.29, respectively.



     4. DISCOUNTED CASH FLOW ANALYSIS. In order to produce a meaningful discounted cash flow analysis, Burnham Securities believed that consideration must be given to the most recent five year's actual results and the prospective five year's projections. The management of Firecom has never prepared five year projections. Firecom's annual budgeting process has been effective and accurate. The most significant factor impacting historical results for Firecom and the industry has been the general condition of the New York City real estate market. More activity in the market positively impacts fire alarm and safety participants. The opposite is also true.

     Burnham Securities did not think it would be prudent to impose on Firecom management an exercise in forecasting five years hence. Instead, Burnham Securities accepted Firecom's projected April 30, 2001 results and (for purposes of the discounted cash flow model) assumed a 4% per annum revenue growth rate and a 2% terminal growth rate to arrive at its results. While Burnham Securities believed that this is realistic based upon a consensus of economic predictors, Burnham Securities, nonetheless, diminished the weighting of the discounted cash flow analysis in arriving at its valuation for Firecom.

     Historical results were also considered as a frame of reference. After-tax free cash flows were discounted for each year using Firecom's weighted average cost of capital ("WACC" or "discount rate") of 9.28%. The WACC was computed using the following data: a cost of equity of 9.9% and an after tax cost of debt of 6.1%. The cost of equity was computed using a risk free rate of 4.8% (the 10 year Treasury note as of March 20, 2001), a beta (3 year) of 0.51 and a risk premium of 10.0% (based on a 14.8% average return for the S&P 500 from 1991-2000). After-tax free cash flows are defined as earnings before interest and taxes, or EBIT, multiplied by one minus the effective tax rate adjusted for depreciation and amortization, capital expenditures and changes in working capital available to stakeholders: both creditors and equity holders.

     Utilizing these methods and assumptions, Burnham Securities computed an implied equity value for Firecom of $0.76 per share and derived a valuation of $9.05 million.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without consideration of the analyses as a whole, could create an incomplete view of the processes underlying Burnham Securities' opinion. In arriving at its fairness determination, Burnham Securities considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Firecom or the contemplated transaction.

     After arriving at its valuations with respect to each of the above four listed factors, Burnham Securities then weighted each of those factors according to its relative importance. The following weights were applied for each method:
Market Multiple 30%, Stock Buy-back Multiple 30%, Comparable Transaction 20% and Discounted Cash Flow 20%. Burnham Securities assigned the Market Multiple and the Stock Buy-back Multiple greater weightings than the other methods because Burnham Securities believed that the public markets and what Firecom has paid for its stock in recent transactions are more significant barometers in evaluating the proposed transaction than the Discounted Cash Flow (since Firecom does not make 5 year projections) or Comparable Transactions.

     OTHER CONSIDERATIONS. Immediately prior to the initial announcement by the Purchaser of its offer to acquire all outstanding shares of Firecom at $0.70, the Common Stock was trading at $0.44, a 37% discount from the initial offer price. Reciprocally stated, the initial offer price represented a 59% premium to the last sale of Firecom Common Stock prior to the announcement. Subsequent to negotiations between the Independent Committee and the Purchaser, a payment of $0.80 per share was agreed upon between the parties. This negotiated price represents an 82% premium over the last price at which Firecom traded prior to the initial announcement.

     Burnham Securities also analyzed and considered the trading history of Firecom's Common Stock over the last three years. During the four week period from March 3, 2000 to March 24, 2000 Firecom's Common Stock jumped from its average 2 month closing price of $0.66 to a high of $1.10 on March 17, 2000. Burnham Securities believes this was an aberration and was influenced by an artificial boost in the stock of a Firecom competitor, namely Firetector. As reported in The New York Times Magazine (February 25, 2001), Firetector's Common
            ---------------------------
Stock was part of an illegal "pump and dump" scheme by a high school student from New Jersey, who has since been convicted. Burnham Securities suspects this activity affected Firecom's stock during the month of March 2000.

     Furthermore, the stock market, in general, and the "dot com" stocks in particular reached bull market highs in the late winter of 2000. Burnham Securities believes that the stock of Firecom could have been purchased by day traders unfamiliar with Firecom's business who were attracted by the last three letters of Firecom's name.

     The analyses were prepared solely for purposes of Burnham Securities providing its opinion to the Independent Committee and the Board of Directors as to the fairness from a financial point of view of the cash consideration to be received by the holders of Firecom Stock not part of or affiliated with the Proponents or the Purchaser and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Firecom, Burnham Securities, nor any other person assumes responsibility if future results are materially different from those forecast.

     ENGAGEMENT TERMS
     ----------------

     As compensation for its services as financial advisor, Firecom has agreed to pay Burnham Securities a total of $55,000, all of which has been paid as of the date hereof, plus expenses. The $55,000 fee was payable as follows: $25,000 was due on February 8, 2001 upon the signing of the engagement agreement and $30,000 was due on April 3, 2001 upon delivery of Burnham Securities' opinion. Firecom also has agreed to reimburse Burnham Securities for its expenses and to indemnify Burnham Securities against certain liabilities arising out of its services.

CONFLICTS OF INTEREST


     In considering the recommendation of the Independent Committee with respect to the Merger, shareholders should be aware that certain officers and directors of Firecom, including Paul Mendez, the Chairman of the Board of Directors, President and Chief Executive Officer and a director of Firecom, and Orhan Sadik-Khan, a director of Firecom, are directors and/or officers of and will be, as of the Effective Time, substantial equity holders in the Purchaser. In addition, members of the immediate family of a third director of Firecom, also a director of the Purchaser, Peter Barotz, will be, as of the Effective Time, substantial equity holders in the Purchaser. Furthermore, under the Voting Agreement, if the Merger were consummated, Messrs. Sadik-Khan and Barotz would each receive annual fees of $65,000 for providing consulting services to the Surviving Corporation. None of these directors were members of the Independent Committee.

     Pursuant to an agreement being negotiated between Firecom and each of Howard L. Kogen, Firecom's Chief Operating Officer and Executive Vice President, and Antoine J. Sayour, Firecom's Senior Vice President to ensure the continued service of such executive officers following the Merger, such officers may be offered the opportunity to participate in ownership of the Surviving Corporation by reinvesting the cash payment with respect to the Stock Options held by each as a result of the Merger. See "--Treatment of Stock Options." Mr. Kogen has 400,000 options to acquire shares of Firecom Stock and Mr. Sayour has 300,000 options to acquire Firecom Common Stock, all of which are vested. If either of these officers elects to reinvest the Stock Option cash payment he receives as a result of the treatment of his Stock Options in the Merger, the Surviving Corporation may loan such senior officer an amount equal to the difference between such cash payment and the Merger Consideration so that such senior officer will be able to purchase such shares of the Surviving Corporation for $0.80 per share. In addition, the Surviving Corporation may also loan to each of these senior officers cash in an amount sufficient to pay taxes due as a result of the difference between the exercise price and the Merger Consideration, at or prior to the time that such taxes become due. These loans will bear interest at the lowest applicable federal rate and will be collateralized by shares of stock in the Surviving Corporation. The loans will, absent sale of the shares, not require principal payments for six years. In addition, pursuant to the agreements being negotiated, such officers would be entitled to participate on the same pro rata terms as any of the Proponents in any sale by a controlling shareholder of the Surviving Corporation of an interest of 50% or more in the Surviving Corporation to any third party, provided that such officers would also be obligated to participate in any such sale in which the consideration offered is in excess of $0.80 per share.

     Separately, Firecom has amended its employment agreements with each of Messrs. Kogen and Sayour to provide for their extension for four years beyond the current term in the event that the Merger is consummated.

     The following table summarizes the equity interests in each of the Purchaser and Firecom of the Proponents and the other directors and executive officers of the Firecom immediately prior to the Effective Time (in the case of the Purchaser, after giving effect to the agreements of the Proponents set forth in the Voting Agreement) and in Firecom immediately following the Effective Time, based on the terms of the Merger Agreement and the Voting Agreement and assuming the effectiveness of the above-referenced agreement between Firecom and each of Messrs. Kogen and Sayour. Directors and executive officers are indicated by italics:




Name                               Pre-Merger:                Pre-Merger:           Pre-Merger:            Post-Merger:
                                   -----------                -----------           ------------           ------------
                                   Percentage of total        Percentage of total   Percentage of voting   Percentage of total
                                   --------------------       --------------------  ---------------------  -------------------
                                   shares and voting power    shares of Firecom*    power of Firecom*      shares and voting power
                                   ------------------------   ------------------    -----------------      -----------------------
                                   of  Purchaser                                                           of Firecom
                                   -------------                                                           ----------
Paul Mendez (President, Chief                       33.8%                   23.2%                25.1%                   30.9%
Executive Officer and Chairman of
the Board)
Carol Mendez                                        31.5%                   21.7%                23.4%                   28.8%
Total Mendez Group                                  65.3%                   44.9%                48.4%                   59.7%

Peter Barotz (Director)                              0.0%                       -                    -                       -
Naomi Pollack                                        4.8%                    3.3%                 3.5%                    4.4%
Nathan Barotz                                        4.8%                    3.3%                 3.5%                    4.4%
Celia Barotz                                         4.8%                    3.3%                 3.5%                    4.4%
Total Barotz Group                                  14.3%                    9.9%                10.6%                   13.1%

Orhan Sadik-Khan (Director)                         11.0%                    7.5%                 8.1%                   10.0%
Karim Sadik-Khan                                     1.5%                    1.0%                 1.1%                    1.4%
Janette Sadik-Khan                                   1.5%                    1.0%                 1.1%                    1.4%
Jan Sadik-Khan                                       1.5%                    1.0%                 1.1%                    1.4%
Sadik-Khan Family Trust                              4.9%                    3.3%                 3.6%                    4.4%
Total Sadik-Khan Group                              20.3%                   14.0%                15.1%                   18.6%

Total "Proponents"                                 100.0%                   68.8%                74.1%                   91.3%

Howard L. Kogen (Chief Operating                        -                    0.4%                 0.4%                    4.9%
Officer/ Executive Vice President)
Antoine J. Sayour  (Senior Vice                         -                    0.4%                 0.4%                    3.7%
President)
Jeffrey Cohen (5) (Vice President                       -                       -                    -                       -
- Finance)
Richard G. Scurry, Jr. (Director)                       -                       -                    -                       -
Ronald A. Levin (Director)                              -                       -                    -                       -


                                       38


Harry B. Levine (Director)                              -                    0.1%                 0.0%                       -

Total Proponents, Officers and                     100.0%                   69.6%                74.9%                  100.0%
Directors

Total Unaffiliated Shareholders                         -                   30.4%                25.1%                    0.0%

*Total shares includes shares of Common Stock and shares of Class A Common Stock owned as of March 31, 2001; total does not include presently exercisable options to acquire Common Stock.


     Paul Mendez is a party to an employment agreement with Firecom which has been extended through April 30, 2002 (the "Mendez Employment Agreement") which provides, among other things, that Mr. Mendez, in consideration for his services as Chairman of the Board and Chief Executive Officer of Firecom, will be paid a base salary at the rate of $300,000 per annum and incentive compensation equal to a percentage of the annual earnings, before interest and taxes (as adjusted by the Board of Directors for certain extraordinary and other non-recurring events and as more fully described in the Mendez Employment Agreement) ("Adjusted EBIT") of Firecom. Generally, Mr. Mendez is entitled to receive an amount equal to 6% of Adjusted EBIT if Firecom's Adjusted EBIT for any fiscal year is between $500,000 and $1 million and 8% of the Adjusted EBIT if Firecom's Adjusted EBIT for any fiscal year is greater than $1 million. In addition, Mr. Mendez is entitled to participate, at no cost or expense to him, in all employee benefit programs maintained by Firecom to the extent that such programs are available generally to executive officers, provided that the aggregate annual value to Mr. Mendez of such benefits does not exceed $41,000. To the extent that the aggregate value of such benefits does not exceed $41,000, Mr. Mendez may elect to receive the differential in cash or applied to other fringe benefits of his selection.

     Paul Mendez and his family also own Multiplex Electrical Services, Inc. ("Multiplex"), which is a distributor of Firecom's LSN 2000. During the fiscal year 2000, Firecom had sales of approximately $260,000 to Multiplex. Sale of the products to Multiplex was on the same terms as to other distributors. Firecom also purchased approximately $41,000 of product and engineering services from Multiplex during the 2000 fiscal year. Firecom believes the terms and conditions of such transactions were fair and reasonable.

     Upon the effectiveness of the Merger, all members of the Board of Directors, other than Paul Mendez, Orhan Sadik-Khan and Peter Barotz have the right to receive a cash payment, with respect to certain stock appreciation rights, equal to the increase in value of 40,000 shares of Common Stock from the date of their first election or appointment to the Board. Although Firecom may, at its sole option, defer payment for a maximum of 24 months from the date of a valid notice of exercise of these rights, Firecom does not intend to do so. Directors who are members of the Independent Committee, Richard G. Scurry, Jr., Ronald A. Levin and Harry B. Levine, would be entitled to receive, respectively, $9,600, $26,375 and $7,937 as a result of the Merger since none of the members of the Independent Committee will serve as a member of the Board of Directors following the Merger. Paul Mendez, Orhan Sadik-Khan and Peter Barotz who, respectively, hold stock appreciation rights with respect to 1,000,000, 40,000 and 40,000 shares of Common Stock, will not be entitled to any cash payment for such rights on account of the Merger.

     Other than the aforementioned appreciation rights, no member of the Independent Committee has any interest in connection with the Merger, other than, in the case of Mr. Levine, as a shareholder of Firecom. The members of the Independent Committee received fees for their service to Firecom as members of the Independent Committee in aggregate of $25,000, which fees were not contingent upon a recommendation to the shareholders with regard to the Merger, the approval of the Merger Agreement or the consummation of the Merger.

     The Purchaser has agreed that after the Effective Time it will, and will cause the Surviving Corporation to, indemnify and hold harmless all past and present officers and directors of Firecom to the full extent such persons may be indemnified by Firecom pursuant to Firecom's Certificate of Incorporation and Bylaws as in effect on the date of the Merger Agreement for acts and omissions occurring at or prior to the Effective Time. The Purchaser has also agreed not to amend such indemnification provisions for a period of six years from the Effective Time and to use reasonable commercial efforts to maintain in effect for six years from the Effective Time directors' and officers' "tail" liability insurance covering those persons who are currently covered by Firecom's directors' and officers' liability insurance policy on terms comparable to existing coverage. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Indemnification."

     While the Independent Committee does not consider ownership by each of its members of stock appreciation rights and by one of its members of shares of Firecom Stock as raising a conflicts of interest issue, shareholders in their evaluation of the recommendation of the Board of Directors following the recommendation of the Independent Committee may want to consider such ownership and the benefits realizable from the cash consideration to be received from the disposition of such ownership as a result of the Merger. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

CERTAIN EFFECTS OF THE MERGER

     If the Merger is consummated, Firecom's shareholders (other than the Purchaser and those shareholders who have perfected and have not withdrawn their right to seek appraisal of their shares under applicable New York law) will have the right to receive $0.80 in cash, without interest, for each share of Firecom Stock held immediately prior to the Effective Time. At the Effective Time, all outstanding shares of Firecom Stock, other than those shares owned by the Purchaser, will be canceled and retired. As a result of the Merger, such shareholders will cease to have any ownership interest in Firecom and will cease to participate in future earnings and growth, if any, of Firecom. Moreover, if the Merger is consummated, public trading of the Common Stock under the Exchange Act will be terminated. Since Firecom will no longer be a reporting company under the Exchange Act, it will not be subject to the periodic reporting obligations of the Exchange Act, the short swing profit provisions of Section 16 of the Exchange Act and the going-private disclosure obligations of Rule 13e-3 under the Exchange Act.

     Among the benefits to Firecom and its affiliates is that Firecom will not be required to incur the expenses of filing periodic reports under the Exchange Act, or to comply with other reporting obligations, including under Section 16, which currently aggregate, on an annual basis, approximately $40,000. Other expenses that Firecom will no longer incur are the fees for transfer agents, printing and similar fees aggregating approximately $10,000 per year. Similarly, Firecom will not be required to purchase directors and officers insurance, which currently costs Firecom $19,000 per year, although it will be required to pay approximately $6,500 per year in "tail" premiums. An additional benefit to the affiliates of Firecom who are also equity holders of the Purchaser is that future earnings and growth of Firecom will be for the benefit of the Purchaser and its shareholders and not for the current public shareholders of Firecom. The detriments to Firecom and its affiliates who are also equity holders of the Purchaser are the lack of liquidity for the Common Stock of Firecom following the Merger and the payment of approximately $3.0 million to fund the Merger.

     Another significant benefit to Firecom and its affiliates and to those shareholders who will be equity holders in the Purchaser immediately prior to the Merger is that, once the Merger occurs, Firecom can elect to become an "S corporation" as the term is defined under Section 1361 of the Internal Revenue Code and under Section 208(1-A) of the Tax Law of New York. Such elections, which are not available to companies with more than 75 shareholders, will permit Firecom's earnings to be taxed on a flow through basis to its shareholders as individuals. Earnings of Firecom will no longer be taxed twice (as corporate earnings and, when distributed, as ordinary income to the shareholders). Under the Voting Agreement, the shareholders of the Purchaser would cause Firecom to be managed with a view toward making periodic distributions to its shareholders sufficient to cover their resulting tax liabilities.

     The only benefit to unaffiliated holders of Firecom Stock is the right to receive the Merger Consideration. The detriments are that such shareholders will cease to participate in future earnings and growth, if any, of Firecom and that the receipt of the Merger Consideration will be a taxable transaction for federal income tax purposes. Each shareholder's gain or loss per share will be equal to the difference between $0.80 and the shareholder's tax basis per share in the Firecom Stock. If a shareholder holds Firecom Stock as a capital asset, the gain or loss from the exchange will be a capital gain or loss. The gain or loss will be long term if the shareholder's holding period is more than one year. See "--Federal Income Tax Considerations."

     As a result of the Merger, directors of Firecom, other than Mr. Mendez, Mr. Sadik-Khan and Mr. Barotz, will be entitled to cash payments of $43,912 in the aggregate in respect of stock appreciation rights. No other "change of control," termination, resignation or similar payments will be made to managers.

     The Merger Agreement provides that the current directors of Firecom will be replaced by the directors of the Purchaser, the appointment of whom shall be determined in accordance with the Voting Agreement. The current executive managers of Firecom are expected to remain the managers of the Surviving Corporation. Pursuant to amendments to the employment agreements between Firecom and each of Howard L. Kogen and Antoine J. Sayour dated as of _______, 2001 (the "Kogen/Sayour Amendments"), if the Merger is consummated, the term of employment of such officers will be extended to the date that is four years beyond the termination date set forth in the current employment agreements, with each such officer to be entitled to increase of $5,000 per year in base compensation.

     It is currently anticipated that the Surviving Corporation will be operated after the Merger in a manner substantially the same as Firecom's current operations.


     Based on the aggregate percentage of ownership of 68.8% of the outstanding Firecom Stock of Messrs. Mendez, Sadik-Khan and Barotz and the other Proponents, their aggregate interest in Firecom's net book value was approximately $5.0 million at April 30, 2000 and $5.6 million at January 31, 2001. The aggregate interest in Firecom's net book value of Messrs. Mendez, Sadik-Khan and Barotz and members of their respective immediate families (hereinafter, the "Mendez Group," the "Sadik-Khan Group" and the "Barotz Group") was approximately $3.3 million, $1.0 million and $0.7 million, respectively, at April 30, 2000 and $3.7 million, $1.1 million and $0.8 million, respectively, at January 31, 2001. The aggregate interest in Firecom's net earnings of the Mendez Group, the Sadik-KhanGroup and the Barotz Group was approximately $0.8 million for the year ended April 30, 2000 and $0.5 million for the nine months ended January 31, 2001. The interest in Firecom's net earnings of the Mendez Group, the Sadik-Khan Group and the Barotz Group was approximately $0.5 million, $0.2 million and $0.1 million for the year ended April 30, 2000 and $0.3 million, $0.1 million and $0.1 million for the nine months ended January 31, 2001, respectively.

     Assuming the Merger had occurred on April 30, 2000 and January 31, 2001, respectively, and the Purchaser had owned all Firecom's outstanding Common Stock and Class A Common Stock as of such date, the Purchaser's pro forma interest in Firecom's net book value at April 30, 2000 and January 31, 2001 would have been $7.3 million and $8.1 million, respectively, without taking account of any decision that may be made by Messrs. Kogen or Sayour to become shareholders of the Surviving Corporation. See "--Treatment of Stock Options." The aggregate pro forma interest in Firecom's net book value of the Mendez Group, the Sadik-Khan Group and the Barotz Group would be approximately $4.8 million, $1.5 million and $1.1 million, respectively, at April 30, 2000 and $5.3 million, $1.7 million and $1.2 million, respectively, at January 31, 2001. The Purchaser's pro forma interest in Firecom's net earnings would be approximately $1.2 million for the year ended April 30, 2000 and $0.7 million for the nine months ended January 31, 2001. The pro forma interest in Firecom's net earnings of the Mendez Group, the Sadik-Khan Group and the Barotz Group, would be approximately $0.8 million, $0.2 million and $0.2 million for the year ended April 30, 2000 and $0.4 million, $0.1 million and $0.1 million for the nine months ended January 31, 2001, respectively.

     The interests in the book value of Firecom after giving effect to the transactions discussed herein, as discussed above, are set forth for each of the Purchaser, the individual Proponents, Mr. Kogen and Mr. Sayour (assuming Messrs. Kogen and Sayour elect to purchase, respectively, 400,000 and 300,000 shares of Common Stock of the Surviving Corporation as described under "--Treatment of Stock Options") in the table below:




Name                           Pro forma         Interest in Net    Interest in Net     Interest in Net     Interest in Net
                               ----------        ---------------    ---------------     ----------------    ---------------
                               Percentage of     Book Value, if     Book Value, if      Earnings, if        Earnings, if Merger
                               --------------    --------------     --------------      ------------        --------------------
                               total shares      Merger Occurred    Merger Occurred at  Merger Occurred at  Occurred at
                               -------------     ---------------    ------------------  ------------------  -----------
                               and voting power  at April 30, 2000  January 31, 2001    April 30, 2000      January 31, 2001
                               ----------------  -----------------  ----------------    --------------      ----------------
Paul Mendez (President, Chief             30.9%    $2,267,810.64           $2,511,209.55      $367,260.54           $211,892.96
Executive Officer and Chairman of
the Board)
Carol Mendez                              28.8%    $2,113,503.55           $2,340,341.03      $342,271.28           $197,475.27
Total Mendez Group                        59.7%    $4,381,314.19           $4,851,550.58      $709,531.81           $409,368.23

Peter Barotz (Director)                       -            $0.00                   $0.00            $0.00                 $0.00
Naomi Pollack                              4.4%      $320,677.08             $355,094.61       $51,932.04            $29,962.47
Nathan Barotz                              4.4%      $320,678.89             $355,096.62       $51,932.34            $29,962.64
Celia Barotz                               4.4%      $320,677.08             $355,094.61       $51,932.04            $29,962.47
Total Barotz Group                        13.1%      $962,033.05           $1,065,285.85      $155,796.42            $89,887.59

                                       42


Orhan Sadik-Khan (Director)               10.0%      $734,909.25             $813,785.37      $119,014.86            $68,666.27
Karim Sadik-Khan                           1.4%       $99,905.14             $110,627.72       $16,179.13             $9,334.64
Janette Sadik-Khan                         1.4%       $99,723.60             $110,426.71       $16,149.74             $9,317.68
Jan Sadik-Khan                             1.4%      $102,083.54             $113,039.93       $16,531.92             $9,538.18
Sadik-Khan Family Trust                    4.4%      $326,664.05             $361,724.16       $52,901.60            $30,521.87
Total Sadik-Khan Group                    18.6%    $1,363,285.58           $1,509,603.89      $220,777.25           $127,378.63

Total "Proponents"                        91.3%    $6,706,632.82           $7,426,440.32    $1,086,105.48           $626,634.45

Howard L. Kogen (Chief Operating           4.9%      $363,066.96             $402,034.10       $58,796.87            $33,923.17
Officer/ Executive Vice President)
Antoine J. Sayour  (Senior Vice            3.7%      $272,300.22             $301,525.58       $44,097.65            $25,442.38
President)

Total                                    100.0%    $7,342,000.00           $8,130,000.00    $1,189,000.00           $686,000.00


     Immediately prior to the Effective Time, the Purchaser will own approximately 68.8% percent of the equity interest in Firecom.


     Separately, the Orhan Sadik-Khan and the Sadik-Khan Family Trust have agreed with the other Proponents pursuant to the May 24, 2001 amendment to the Voting Agreement, to cause the Surviving Corporation to repurchase, on December 31, 2001, the shares of Common Stock held by the Sadik-Khan Family Trust immediately following the Effective Time (359,894, giving effect to the agreements set forth in the Voting Agreement) for a price of $0.80 per share, plus 140,106 shares of Common Stock held by Orhan Sadik-Khan immediately following the Effective Time (giving effect to the agreements set forth in the Voting Agreement) for a price of $0.80 per share, with the aggregate cash payment to be received by the Sadik-Khan Family Trust and Orhan Sadik-Khan at such time to be equal to $287,915 and $112,085, respectively. The effect of these repurchases (collectively referred to hereinafter as the "Sadik-Khan Repurchases") is not shown in the table above because they will not occur immediately after the Effective Time, but on December 31, 2001. The effect of the Sadik-Khan Repurchases, if they occur as agreed, would be to increase the interest in the Surviving Corporation of the Mendez Group from 59.7% immediately after the Effective Time to 63.6% as of such date; to increase the interest of the Barotz Group from 13.1% immediately after the Effective Time to 14% as of such date; to increase the respective interests of Messrs. Kogen and Sayour from 5% and 3.7% immediately after the Effective Time to 5.3% and 4%; and to decrease the interest of the Sadik-Khan Group from 18.6% immediately after the Effective Time to 13.2% as of such date.


     The purpose of the transaction for Firecom is to maximize shareholder value. See "--Background of the Merger."


     The purposes of the transaction for the Purchaser, the Proponents and each of Mr. Kogen and Mr. Sayour is to permit Firecom to elect to become an "S corporation" as the term is defined under Section 1361 of the Internal Revenue Code and under Section 208(1-A) of the Tax Law of New York, thus reducing the collective tax burden of the Surviving Corporation and its remaining shareholders, to avoid the additional costs entailed in the operation of a corporation which is publicly traded, to provide a liquidity opportunity for unaffiliated shareholders, and to retain control of Firecom. See "--Reasons for and Purpose of the Purchaser and the Proponents for the Merger" and "--Reasons for and Purpose of Messrs. Kogen and Sayour for the Merger"

TREATMENT OF STOCK OPTIONS

     Each holder of Firecom stock options ("Stock Options") shall be entitled to receive immediately after the Effective Time an amount in cash equal to the Merger Consideration minus the per share exercise price of such Stock Option for each of such holder's Stock Options.

     There are (i) 1,122,000 options outstanding under Firecom's Incentive and Non-Qualified Stock Option Plan, which have exercise prices ranging from $0.15 to $0.63 per share, all of which are vested or shall vest prior to the Effective Time, and (ii) 31,068 options outstanding under Firecom's Distributors Stock Option Plan, which have an exercise price of $0.55 per share, all of which are vested.

     The Purchaser will offer Howard L. Kogen, Chief Operating Officer and Executive Vice President of Firecom, and Antoine J. Sayour, Senior Vice President of Firecom, the opportunity to participate in ownership of the Surviving Corporation by reinvesting the cash payment with respect to the Stock Options held by each. Mr. Kogen has 400,000 options to acquire shares of Firecom Stock and Mr. Sayour has 300,000 options to acquire Firecom Common Stock, all of which are vested. If either of these senior officers elects to reinvest the Stock Option cash payment received by each, the Surviving Corporation may loan such senior officer an amount equal to the difference between the cash payment and the Merger Consideration so that such senior officer will be able to purchase such shares of the Surviving Corporation for $0.80 per share. In addition the Surviving Corporation may also loan to each of these senior officers cash in an amount sufficient to pay taxes due as a result of the difference between the exercise price and the Merger Consideration, at or prior to the time that such taxes become due. These loans will bear interest at the lowest applicable federal rate and will be collateralized by shares of stock in the Surviving Corporation. The loans will, absent sale of the shares, not require principal payments for six years. In the event that either of these senior officers elects to reinvest the Stock Option cash payment received by each, such senior officer will be required to enter into an agreement pursuant to which the Surviving Corporation will repurchase such shares upon the termination of such executive's termination of employment, disability or death. In addition such agreements will also provide that such officers would be entitled to participate on the same pro rata terms as any of the Proponents in any sale by a controlling shareholder of the Surviving Corporation of an interest of 50% or more in the Surviving Corporation to any third party, provided that such officers would also be obligated to participate in any such sale in which the consideration offered is in excess of $0.80 per share.

VOTING AGREEMENT


     Paul Mendez, Carol Mendez, Naomi Pollack, Nathan Barotz, Celia Barotz, Orhan Sadik-Khan, Karim Sadik-Khan, Janette Sadik-Khan, Jan Sadik-Khan and the Sadik-Khan Family Trust entered into the Voting Agreement on January 24, 2001. Pursuant to the Voting Agreement, the Proponents have agreed to restrict their ability to sell or otherwise transfer their shares and have further agreed to appoint Paul Mendez as their attorney and proxy to vote such shares at, among other things, every special meeting of Firecom's shareholders, in his sole discretion, for the transaction of any and all business that may come before the shareholders of Firecom, including the Merger, giving and granting to Mr. Mendez full power and authority to do each and every act and thing whether necessary or desirable to be done in respect of the affairs of Firecom and the Purchaser and in his judgment consistent with the purposes of the Voting Agreement, thereby ratifying and confirming all that Mr. Mendez shall do and cause to be done by virtue of such appointment. Pursuant to the Voting Agreement, the Proponents have agreed to transfer their shares of Firecom Stock to the Purchaser in exchange for shares of the common stock of the Purchaser immediately prior to the Effective Time.

     On May 24, 2001, Proponents amended the Voting Agreement to reflect their agreement that, if the Merger is consummated, the Sadik-Khan Family Trust will sell to the Surviving Corporation the 359,894 shares of Common Stock that will be owned by it immediately following the Effective Time and Orhan Sadik-Khan will sell to the Surviving Corporation 140,106 of the shares of Common Stock that will be owned by him immediately following the Effective Time, and the Proponents shall cause the Surviving Corporation to purchase such shares from such persons, on December 31, 2001, for a price of $0.80 per share, with the aggregate cash payment to be received at such time by the Sadik-Khan Family Trust and Orhan Sadik-Khan at such time to be equal to $287,915 and $112,085, respectively. Such amendment does not affect the interests in the securities of Firecom or the Purchaser prior to or immediately following the Effective Time of the Merger.


     The Voting Agreement covers a total of 3,694,433 shares of Common Stock and 3,694,433 shares of Class A Common Stock, representing approximately 68.8% of the outstanding shares and 74% of the voting rights associated therewith on the Record Date. Paul Mendez intends to vote such shares in favor of the Merger.

APPRAISAL RIGHTS

     For purposes of this section, "Firecom" will be deemed to refer also to the Surviving Corporation with respect to actions taken after the Effective Time.

     Pursuant to the Merger Agreement and the NYBCL, the owners of Firecom Stock will have dissenters' rights in connection with the Merger under Section 623 of the NYBCL ("Section 623"), a copy of which (as well as a copy of Section 910 of the NYBCL) is included in this Proxy Statement as Annex C, and may object to the
                                                  -------
Merger Agreement and demand in writing that Firecom pay the fair value of their Firecom Stock.

     If any holders of Firecom Stock properly exercise dissenters rights of appraisal in connection with the Merger under Section 623 of the NYBCL (a "Dissenting Shareholder"), any shares held by such holders will not be converted into the right to receive $0.80 per share, but instead will be converted into the right to receive the "fair value" of such shares pursuant to Section 623 of the NYBCL. THE FOLLOWING SUMMARY SETS FORTH ALL MATERIAL PROCEDURES TO BE FOLLOWED BY HOLDERS OF FIRECOM STOCK WISHING TO DEMAND APPRAISAL OF THEIR SHARES UNDER THE NYBCL. THE FOLLOWING SUMMARY OF THE PROVISIONS OF SECTION 623 IS NOT INTENDED TO BE A COMPLETE STATEMENT OF SUCH PROVISIONS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SECTION 623, A COPY OF WHICH (AS WELL AS A COPY OF SECTION 910 OF THE NYBCL) IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX C AND INCORPORATED HEREIN BY REFERENCE. Firecom will not give any notice
-------
of the following requirements other than as described in this Proxy Statement and as required by the NYBCL.


     SHAREHOLDERS OF FIRECOM SHOULD NOTE THAT, UNLESS ALL THE REQUIRED PROCEDURES FOR CLAIMING DISSENTER'S RIGHTS ARE FOLLOWED WITH PARTICULARITY, DISSENTER'S RIGHTS WOULD BE LOST. VOTING AGAINST APPROVAL AND ADOPTION OF THE

MERGER AGREEMENT, WHETHER IN PERSON OR BY PROXY, IS NOT SUFFICIENT NOTICE TO PERFECT DISSENTERS RIGHTS. A VOTE TO APPROVE THE MERGER WILL EFFECTIVELY WAIVE A SHAREHOLDER'S APPRAISAL RIGHTS.


     RIGHTS OF DISSENTING SHAREHOLDERS. Sections 623 and 910 of the NYBCL give
     ---------------------------------
to any Dissenting Shareholder of record who wishes to object to the Merger the right to receive from Firecom in cash, the "fair value" of his shares, unless the Merger Agreement is abandoned or fails to be adopted and authorized, and provided, further, that the following procedure is carefully followed. The Dissenting Shareholders' shares will not be converted into Merger Consideration and the Dissenting Shareholders will receive only the cash to which they are entitled pursuant to the statutory procedure. Beneficial holders should instruct their nominees and fiduciaries to dissent on their behalf. WE URGE YOU TO CONTACT YOUR OWN ATTORNEY IF YOU ARE INTERESTED IN DISSENTING.

     The New York statute establishing appraisal rights provides that appraisal rights are the exclusive remedy available to shareholders that have those rights, except that those shareholders may challenge a merger if the merger is unlawful or fraudulent.

     In order to dissent and have the value of your shares determined by a court, the following procedures must be carefully followed:

     (a) The Dissenting Shareholder must not vote in favor of adoption of the Merger Agreement.

     (b) Before the proposal to adopt the Merger Agreement is submitted to a vote at the Special Meeting, the Dissenting Shareholder must file with Firecom a notice of dissent stating his intention to demand payment for his shares of Firecom Stock (the "Notice of Dissent"). The Notice of Dissent should be sent to Jeffrey Cohen, Chief Financial Officer, Firecom, Inc., 39-27 59th Street, Woodside, New York 11377. We recommend that this Notice of Dissent be sent by registered mail, return receipt requested. The Notice of Dissent may also be submitted at the Special Meeting so long as it is submitted before a vote is taken on the Merger Agreement. The Notice of Dissent must include:

          -    a notice of election to dissent;

          -    the Dissenting Shareholder's name and residence address;

          - the number of shares of Firecom Stock as to which the Dissenting Shareholder dissents; and

          - a demand for payment of the fair value of the Dissenting Shareholder's shares of Firecom Stock if the Merger is effectuated.

     (c) A Dissenting Shareholder may not dissent as to less than all of the shares as to which he has a right to dissent, held by him of record and that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of Firecom Stock as to which such person is beneficial owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

     (d) Within 10 days after the date of the Special Meeting, Firecom must give written notice to each Dissenting Shareholder that the Merger Agreement has been authorized by the vote of Firecom's shareholders.

     (e) Together with the Notice of Dissent or within one month thereafter, the Dissenting Shareholder must submit the stock certificates representing all of his shares of Firecom Stock to Firecom for the purpose of having a notation affixed to such stock certificates indicating that a demand for payment has been made. We recommend that stock certificates be sent by registered mail, return receipt requested. Dissenting Shareholders should also consider obtaining insurance. After the notation is made on the stock certificates, the stock certificates will be returned to the Dissenting Shareholder. If the Dissenting Shareholder fails to so submit the stock certificates to Firecom with the Notice of Dissent or within one month thereafter, Firecom has the option, exercisable by written notice given within 45 days from the date of filing of the Notice of Dissent, to eliminate such Dissenting Shareholder's right to dissent, unless a court, for good cause shown, otherwise directs.

     (f) Within 15 days after the later of the Effective Time and the last day of the period during which Notices of Dissent may be made (but in no case later than 90 days after the date of the Special Meeting), the NYBCL requires Firecom (or the Surviving Corporation, as the case may be) to make an offer (the "Company Offer") by registered mail to the Dissenting Shareholders to pay the Dissenting Shareholders for their Dissenting Shareholders' shares at a specified price (the "Offering Price") which the Surviving Corporation considers to be their fair value. Such Company Offer will be accompanied by a statement setting forth the aggregate number of shares of Firecom Stock with respect to which Notices of Dissent have been received and the aggregate number of holders of such shares. If the Merger has been effectuated at the time of such Company Offer, Firecom Offer will also be accompanied by

          (i) the advance payment to each Dissenting Shareholder who has submitted to Firecom his stock certificates as described in paragraph (e) above of an amount equal to 80% of the amount of such Offering Price multiplied by the number of shares represented by such stock certificates, and

          (ii) as to each Dissenting Shareholder who has not yet submitted his stock certificates, a statement that the Surviving Corporation will make an advance payment to him of an amount equal to 80% of the amount of such Offering Price multiplied by the number of shares represented by his stock certificates promptly upon submission of such stock certificates.

          Every advance payment or statement regarding advance payments will advise the Dissenting Shareholders that acceptance of such payment does not constitute a waiver of any Dissenting Shareholders' rights. All Company Offers will be made at the same Offering Price to all Dissenting Shareholders.

     (g) If, within 30 days after the Surviving Corporation's making such Company Offer, a Dissenting Shareholder and the Surviving Corporation agree upon the price to be paid for such Dissenting Shareholder's shares, payment must be made by the Surviving Corporation, upon the surrender of the stock certificates representing such Dissenting Shareholder's shares of Firecom Stock, within 60 days of the later of the date of the making of such Company Offer and the Effective Time.

     (h) If the Surviving Corporation fails to make an Company Offer as described in paragraph (f) above within the period provided therein or if the Dissenting Shareholder and the Surviving Corporation fail to agree upon the price to be paid within 30 days of the date of Firecom Offer, the Surviving Corporation will, within 20 days after the expiration of the applicable time period, institute a special proceeding in the Supreme Court of the State of New York, County of Queens to determine the rights of the Dissenting Shareholder and to fix the fair value of his shares of Firecom Stock.

     (i) If the Surviving Corporation fails to institute such special proceeding the Dissenting Shareholder may do so within 30 days after the expiration of such 20 day period. Failure of the Dissenting Shareholder to institute such proceedings will result in the loss of his objector's rights unless the court, for good cause shown, otherwise directs.

     (j) The court will determine the fair value of the shares of Firecom Stock, which will be the appraised value as of the close of business on the day prior to the Special Meeting. In fixing the value of the shares of Firecom Stock, the court will consider the nature of the Merger and its effects on Firecom and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court will determine the fair value of the shares of Firecom Stock without a jury and without referral to an appraiser or referee.

     (k) The final order will include an allowance for interest at such rate as the court finds to be equitable, from the date the Merger was effectuated to the date of payment. If the court finds that the refusal of any Dissenting Shareholder to accept Company Offer for his shares of Firecom Stock was arbitrary, vexatious or otherwise not in good faith, no interest will be allowed to him.

     (l) Each party to such proceeding will bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the Surviving Corporation against any or all of the Dissenting Shareholders who are parties to the proceeding if the court finds that their refusal to accept Company Offer was arbitrary, vexatious or otherwise not in good faith. The court may in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the Dissenting Shareholders who are parties to the proceeding against the Surviving Corporation if the court finds any of the following:

          (i) that the appraised value of the shares of Firecom Stock as determined materially exceeds the Offering Price;

          (ii) that no Company Offer or required advance payment (as described by paragraph (f) above) was made by the Surviving Corporation;

          (iii) that the Surviving Corporation failed to institute the special proceeding (as described in paragraph (h) above) within the period specified therefor; or

          (iv) that the action of the Surviving Corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith.

     (m) Within 60 days after the final determination of the special proceeding, the Surviving Corporation will pay to each Dissenting Shareholder party to such proceeding the amount found to be due him, upon surrender of the stock certificates representing his shares of Firecom Common Stock.

     A negative vote on the Merger Agreement does not constitute a "written objection" required to be filed by a Dissenting Shareholder.


     The foregoing summary does not purport to be a complete statement of the provisions of Section 623 of NYBCL, and is qualified in its entirety by reference to a copy of Section 623 of the NYBCL which is attached as Annex C. If
                                                                     -------
you object to the Merger and wish to examine your rights further, you should consult your legal counsel at your expense. None of Firecom, the Purchaser, or the Proponents has made any provision to reimburse you for any of your legal expenses or for any expenses for any appraisal services you may obtain in separately evaluating the Merger.


     Shareholders' right to examine certain Firecom's corporate records is described in "WHERE YOU CAN FIND MORE INFORMATION."

     The Board of Directors recommends that shareholders vote "FOR" the proposal to approve and adopt the Merger Agreement.

FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material federal income tax considerations relevant to the Merger that are generally applicable to holders of Firecom Stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Firecom's shareholders as described herein.

     The receipt by the shareholders of cash, in the Merger or through the exercise of appraisal rights, for shares of Firecom Stock will be a taxable transaction for federal income tax purposes. Each shareholder's gain or loss per share will be equal to the difference between $0.80 and the shareholder's tax basis per share in the Firecom Stock. If a shareholder holds Firecom Stock as a capital asset, the gain or loss from the exchange will be a capital gain or loss. This gain or loss will be long term if the shareholder's holding period is more than one year.

     Shares of Firecom Stock which were acquired through the exercise of stock options and which have not been held for a period of two years since the option was granted and a period of one year since the option was exercised are not treated as capital assets and gain on such shares will be subject to federal income tax at ordinary income tax rates.

     THE FOREGOING TAX DISCUSSION IS BASED UPON PRESENT LAW. EACH SHAREHOLDER SHOULD CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN SUCH TAX LAWS. SPECIAL RULES APPLY TO FIRECOM STOCK RECEIVED PURSUANT TO THE EXERCISE OF STOCK OPTIONS OR OTHERWISE AS COMPENSATION.

REGULATORY APPROVALS

     Neither Firecom nor the Purchaser is aware of any regulatory approvals that must be obtained in order to consummate the Merger, including any regulatory approvals from antitrust authorities.


                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

     The discussion in this Proxy Statement of the Merger and the description of all the material terms of the Merger Agreement are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference, and to each of the
          -------
other annexes to this Proxy Statement.

PRIOR TO THE EFFECTIVE TIME OF THE MERGER

     The Merger Agreement provides that after the approval of the Merger Agreement by the shareholders of Firecom and the Purchaser in accordance with the NYBCL and immediately prior to the consummation of the Merger contemplated thereby, the Proponents shall transfer to the Purchaser all of their shares of Firecom Stock.

EFFECTIVE TIME OF THE MERGER

     The Merger Agreement provides that the Purchaser will be merged with and into Firecom and that following the Merger, the separate existence of the Purchaser will cease and Firecom will continue as the Surviving Corporation. The Effective Time will be the later of the time and date when the Certificate of Merger is accepted for filing by the Department of State of the State of New York and the Merger thereby becomes effective or such later time established by the Certificate of Merger upon the filing of the Certificate of Merger in accordance with the NYBCL. The Merger Agreement provides that the Effective Time of the Merger will be as soon as practicable after all conditions to the Merger have been fulfilled or waived, which is anticipated to be on or about the date of the Special Meeting. The Merger Agreement also provides that

     o the Certificate of Incorporation of Firecom in effect immediately prior to the Effective Time, as amended by the Certificate of Merger, shall be the Certificate of Incorporation of the Surviving Corporation;

     o the Bylaws of Firecom as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation;

     o the directors of the Purchaser shall be the initial directors of the Surviving Corporation;

     o the officers of Firecom and such other persons as designated by the Purchaser shall be the initial officers of the Surviving Corporation; and

     o the Merger shall, from and after the Effective Time, have all the effects provided by the NYBCL.

CONVERSION AND CANCELLATION OF FIRECOM STOCK

     Upon the consummation of the Merger, each outstanding share of Common Stock and Class A Common Stock (other than shares owned by the Purchaser immediately prior to the Merger and shares, if any, that are held by shareholders exercising appraisal rights in accordance with the NYBCL ("Dissenting Shares"')) will be converted into, and become exchangeable for, $0.80 in cash without interest (the "Merger Consideration"). At the Effective Time, all such shares of Common Stock and Class A Common Stock will no longer be outstanding and will be canceled and retired and will cease to exist, and each certificate representing any shares of Firecom Stock will thereafter represent only the right to receive the Merger Consideration, or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such shares as determined in accordance with
Section 623 of the NYBCL. See "SPECIAL FACTORS--Appraisal Rights."

PURCHASER STOCK

     At the Effective Time, each share of common stock of the Purchaser outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $.01 per share, of the Surviving Corporation, and each certificate theretofore representing any such shares shall, without any action on the part of the holder thereof, be deemed to represent the same number of shares of the Surviving Corporation.

TREATMENT OF STOCK OPTIONS

     At or prior to the Effective Time, Firecom shall have made arrangements, the effect of which shall be that no shares of Common Stock, Class A Common Stock or other capital stock of Firecom or the Surviving Corporation shall be issuable pursuant to options or warrants to purchase shares, or securities convertible into shares, of Common Stock ("Stock Options"). Firecom shall (i) cause its Incentive and Non-Qualified Stock Option Plan (the "Stock Plan") to terminate as of the Effective Time, (ii) grant no additional Stock Options after the date of the Merger Agreement and (iii) accelerate the vesting of all Stock Options issued under the Stock Plan at or prior to the Effective Time. Firecom shall take all such actions under the Stock Plan necessary so that each Stock Option shall be converted into the right to receive in exchange therefor from the Surviving Corporation an amount in cash per Stock Option equal to the Merger Consideration minus the per share exercise price of such Stock Option (the result of any such Calculation being the "Redemption Price").

     Payment of the Redemption Price shall be contingent upon consummation of the Merger and shall be subject to applicable withholding of income and other taxes. Payment of the Redemption Price shall be made by the Surviving Corporation to the holders of the Stock Options at or as promptly as practicable after the Effective Time, without interest.

EXCHANGE PROCEDURES

     Prior to the Effective Time, the Purchaser will appoint American Stock Transfer and Trust Company to act as paying agent, or such other bank or trust company as the Purchaser and Firecom may mutually select (the "Paying Agent") for the payment of the Merger Consideration upon surrender of stock certificates.

     The Purchaser is required to take all steps necessary to enable and cause the Surviving Corporation to provide the Paying Agent with cash in amounts necessary to pay the Merger Consideration, when and as such amounts are needed by the Paying Agent.

     As soon as reasonably practicable after the Effective Time, but within 20 days of such time, the Paying Agent will mail to each holder of record of Firecom Stock immediately prior to the Effective Time (excluding any Dissenting Shares):

     o a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the stock certificates shall pass, only upon delivery of such stock certificates to the Paying Agent and shall be in such form and have such other provisions as the Purchaser shall reasonably specify); and

     o instructions for the use thereof in effecting the surrender of the stock certificates in exchange for the Merger Consideration.

Upon surrender of a stock certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such stock certificate will be entitled to receive in exchange therefor an amount of cash equal to $0.80 multiplied by the number of shares of Firecom Stock represented by such stock certificate. No interest will be paid or will accrue on the cash payable upon the surrender of any stock certificate. If payment is to be made to a person other than the person in whose name the stock certificate so surrendered is registered, it will be a condition of payment that such stock certificate be properly endorsed or otherwise in proper form of transfer and that the person requesting such payment will pay any transfer or other taxes required by reason of the transfer of such stock certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. STOCK CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF FIRECOM STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL.

     Until surrendered as contemplated by the Merger Agreement, each stock certificate (other than stock certificates representing Dissenting Shares) will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Firecom Stock theretofore represented by such stock certificate shall have been converted pursuant to the Merger Agreement.

INTERIM OPERATIONS OF FIRECOM; CONDUCT PENDING MERGER

     From and after the date of the Merger Agreement until the Effective Time, except as contemplated by any other provision of the Merger Agreement, unless the Purchaser has consented in writing thereto, Firecom has agreed:

     (i) to conduct its operations according to its usual, regular and ordinary course in substantially the same manner as theretofore conducted;

     (ii) to use its reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those persons having business relationships with it;

     (iii) to refrain from amending its Certificate of Incorporation or Bylaws or comparable governing instruments;

     (iv) to promptly notify the Purchaser of any breach of any representation or warranty contained in the Merger Agreement or any event that is materially adverse to the business, assets, financial condition or results of operations of Firecom;

     (v) to promptly deliver to the Purchaser true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of the Merger Agreement;

     (vi) (A) to refrain from, except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date of the Merger Agreement and disclosed pursuant to the Merger Agreement, issuing any shares of its capital stock, effecting any stock split or otherwise changing its capitalization as it existed on the date of the Merger Agreement and (B) to refrain from (x) granting, conferring or awarding any option, warrant, conversion right or other right not existing on the date of the Merger Agreement to acquire any shares of its capital stock or granting, conferring or awarding any bonuses or other forms of cash incentives to any officer, director or key employee, (y) except in the ordinary course of business consistent with past practice, increasing any compensation with any present or future officers, directors or key employees, granting any severance or termination pay to, or entering into any employment or severance agreement with any officer, director or key employee or amending any such existing agreement in any material respect (other than pursuant to severance agreements previously delivered to the Purchaser), or (z) adopting any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amending any existing employee benefit plan in any material respect;

     (vii) to refrain from (a) declaring, setting aside or paying any dividend or making any other distribution or payment with respect to any shares of its capital stock or other ownership interests or (b) directly or indirectly redeeming, purchasing or otherwise acquiring any shares of its capital stock or making any commitment for any such action;

     (viii) to refrain from selling, leasing, abandoning or otherwise disposing of any of its assets or acquiring by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquiring any assets, except in the ordinary course of business consistent with past practice;

     (ix) to refrain from incurring or guarantying any indebtedness for borrowed money or making any loans, advances or capital contributions to, or investments in, any other person, or issuing or selling any debt securities other than borrowings under existing lines of credit and usual and customary advancements of expenses in the ordinary course of business;

     (x) to refrain from mortgaging or otherwise encumbering or subjecting to any Lien (as defined in the Merger Agreement) any of its properties or assets;

     (xi) to refrain from making any change to its accounting (including tax accounting) methods, principles or practices, except as may be required by generally accepted accounting principles and except, in the case of tax accounting methods, principles or practices, in the ordinary course of business of Firecom;

     (xii) to refrain from making any commitment or entering into any contract or agreement or making any capital expenditure except for (x) customer purchase orders and purchases of raw materials used in the business of Firecom agreed to or made in the ordinary course of business consistent with past practice, (y) any other commitment, contract and agreement involving aggregate payments to or by Firecom not in excess of $100,000, providing for termination without notice by Firecom on 90 or fewer days' notice, and made by Firecom in the ordinary course of business consistent with past practice or (z) capital expenditures that individually or in the aggregate do not exceed $100,000;

     (xiii) to refrain from revaluing any of its assets, including, without limitation, writing down the value of its inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

     (xiv) to refrain from making any tax election except consistent with past practice or settling or compromising any material income tax liability;

     (xv) to refrain from settling or compromising any pending or threatened suit, action or claim relating to the transactions contemplated by the Merger Agreement;

     (xvi) to refrain from paying, discharging or satisfying any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of Firecom or incurred in the ordinary course of business consistent with past practice; and

     (xvii) to refrain from agreeing or otherwise committing to take any of the foregoing actions or taking, or agreeing to take, any action which would result in a failure of the condition to closing set forth in Section 6.3(a) of the Merger Agreement.

ALTERNATIVE PROPOSALS

     Firecom has agreed, pursuant to the Merger Agreement, that prior to the Effective Time, Firecom will not, nor will it permit its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) to, initiate, solicit or knowingly encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of any equity securities of, Firecom or all or any significant portion of the assets of Firecom (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or entity relating to an Alternative Proposal or otherwise take an action to knowingly facilitate any effort or attempt to make or implement an Alternative

Proposal; that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person or entity conducted prior to the date of the Merger Agreement with respect to any of the foregoing and will take the necessary steps to inform any such person or entity of Firecom's foregoing obligations; and that it will notify the Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that the Board of Directors of Firecom may

     o furnish information to or enter into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide, Alternative Proposal which would yield to shareholders a price that the Board of Directors of Firecom in good faith determines (in consultation with its financial advisors) represents a financially superior transaction for the shareholders of Firecom as compared to the Merger, if, and only to the extent that,

          - the Board of Directors of Firecom, based upon the advice of outside counsel, determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties imposed by law,

          - prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Firecom provides written notice to the Purchaser to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and

     o to the extent applicable, comply with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal.

Firecom may not enter into any agreement with respect to an Alternative Proposal for as long as the Merger Agreement remains in effect unless Firecom shall have given the Purchaser five days' prior written notice of its intent to terminate the Merger Agreement during which period the Purchaser will have the opportunity to match the consideration offered by any such Alternative Proposal (if the Purchaser offers to match such consideration, the Merger Agreement will be amended to increase the consideration and, if necessary, to extend time periods to permit proxy recirculation). An "Alternative Proposal" is one where the prospective acquirer through its possession of one or more of

     o    marketable securities, cash and cash equivalents,

     o    undrawn lines of credit from reputable financial institutions and

     o commitment letters from one or more reputable institutions (which may only be subject to completion of due diligence and other standard conditions), has sufficient financing to pay in full the consideration provided for in such Alternative Proposal and any termination payments payable (see "--Expenses and Termination Payments").

An Alternative Proposal may be subject to the reasonable due diligence of the prospective acquirer.

INDEMNIFICATION

     The Merger Agreement provides that from and after the Effective Time, the Purchaser will, and will cause the Surviving Corporation to, indemnify and hold harmless all past and present officers and directors of Firecom, including directors acting as members of a committee of the Board of Directors, (the "Indemnified Parties") to the full extent such persons may be indemnified by Firecom pursuant to Firecom's Certificate of Incorporation and Bylaws as in effect as of the date of the Merger Agreement for acts and omissions occurring at or prior to the Effective Time and will advance reasonable litigation expenses incurred by such persons in connection with defending any action arising out of such acts or omissions, provided that such persons provide the requisite affirmations and undertakings, as required by applicable law or set forth in Firecom's Certificate of Incorporation or Bylaws as in effect prior to the Effective Time.

     The Merger Agreement further provides that any Indemnified Party will promptly notify the Purchaser and the Surviving Corporation of any claim, action, suit, proceeding or investigation for which such party may seek indemnification under such provision; provided, however, that the failure to furnish any such notice shall not relieve the Purchaser or the Surviving Corporation from any indemnification obligation under the Merger Agreement except to the extent the Purchaser or the Surviving Corporation is prejudiced thereby. In the event of any such claim, action, suit, proceeding, or investigation,

     o the Surviving Corporation will have the right to assume the defense thereof by counsel reasonably acceptable to the Indemnified Parties, and the Surviving Corporation will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred thereafter by such Indemnified Parties in connection with the defense thereof, except that all Indemnified Parties (as a group) will have the right to retain one separate counsel, reasonably acceptable to such Indemnified Parties and the Purchaser, at the expense of the indemnifying party if the named parties to any such proceeding include both the Indemnified Parties and the Surviving Corporation and the representation of such parties by the same counsel would be inappropriate due to a conflict of interest between them,

     o the Indemnified Parties will cooperate in the defense of any such matter, and

     o the Surviving Corporation will not be liable for any settlement effected without its prior written consent.

     In addition, the Merger Agreement states that the Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions that are no less favorable to the past and present officers and directors of Firecom than those set forth as of the date of the Merger Agreement in the Certificate of Incorporation and the Bylaws of Firecom, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were entitled to indemnification therein.

     Moreover, the Surviving Corporation has agreed to use reasonable commercial efforts to maintain in effect for six years from the Effective Time directors' and officers' "tail" liability insurance covering those persons who are currently covered by Firecom's directors' and officers' liability insurance policy on terms comparable to the existing coverage.

CONDITIONS TO THE MERGER

     Each party's respective obligation to effect the Merger is subject to the fulfillment at or prior to the date of the closing of the transactions contemplated by the Merger Agreement (the "Closing Date") of the following conditions:

     o the Merger Agreement and the transactions contemplated therein shall have been approved, in the manner required by applicable law or by the applicable regulations of any stock exchange or other regulatory body, as the case may be, by the holders of the issued and outstanding shares of capital stock of Firecom,

     o neither of the parties to the Merger Agreement shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by the Merger Agreement, and

     o all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental entity required in connection with the execution, delivery and performance of the Merger Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, assets, financial condition or results of operations of either the Purchaser or Firecom.

     The obligations of Firecom to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions, unless waived by Firecom:

          (i) the Purchaser shall have performed in all material respects its agreements contained in the Merger Agreement required to be performed on or prior to the Closing Date, and the representations and warranties of the Purchaser contained in the Merger Agreement and in any document delivered in connection therewith shall be true and correct as of the Closing Date, except

          - for changes specifically permitted by the Merger Agreement or otherwise accepted in writing by Firecom,

          - for non-performance or breaches which, separately or in the aggregate, would not have a material adverse effect on the business, assets, financial condition or results of operations of the Purchaser or on the ability of the parties to consummate the transactions contemplated by the Merger Agreement and

          - that those representations and warranties which address matters only as of a particular date shall remain true and correct, in all material respects, as of such date,

          (ii) Firecom shall have received a certificate of the President or a Vice President of the Purchaser, dated the Closing Date, certifying to the effect of the preceding clause (i),

         (iii) the Board of Directors of Firecom shall have received a certificate of the President and the Chief Financial Officer of Firecom, dated the Closing Date, certifying as to the correctness in all material respects of the representations and warranties of Firecom contained in the Merger Agreement or in any document delivered in connection therewith, and

          (iv) there shall not have been any action taken, or any statute, rule, regulation, order, judgment or decree proposed, enacted, promulgated, entered, issued, or enforced by any foreign or United States federal, state or local governmental entity, and there shall be no action, suit or proceeding pending (with a reasonable likelihood of success), which

          - makes the Merger Agreement, the Merger, or any of the other transactions contemplated by the Merger Agreement illegal or imposes or may impose material damages or penalties in connection therewith, or

          - otherwise prohibits, restricts, or delays consummation of the Merger or any of the other transactions contemplated by the Merger Agreement in any material respect.

     The obligations of the Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by the Purchaser:

          (i) Firecom shall have performed in all material respects its agreements contained in the Merger Agreement required to be performed on or prior to the Closing Date, and the representations and warranties of Firecom contained in the Merger Agreement and in any document delivered in connection therewith shall be true and correct as of the Closing Date, except

          - for changes specifically permitted by the Merger Agreement or other accepted writing by the Purchaser,

          - for non-performance or breaches which, separately or in the aggregate, would not have a material adverse effect on the business, assets, financial condition or results of operations of the Purchaser or Firecom or on the ability of the parties to consummate the transactions contemplated by the Merger Agreement and

          - that those representations and warranties which address matters only as of a particular date shall remain true and correct, in all material respects, as of such date

          (ii) the Purchaser shall have received a certificate of the President or a Vice President of Firecom, dated the Closing Date, certifying to the effect of the preceding clause (i),

         (iii) from the date of the Merger Agreement through the Effective Time, there shall not have occurred any change or effect, either individually or in the aggregate, that is materially adverse to the business, assets, financial condition, or results of operations of Firecom,

          (iv) after the Effective Time, no person shall have any right under the Stock Plan or other plan, program or arrangement to acquire any equity securities of Firecom,

          (v) there shall not have been any action taken, or any statute, rule, regulation, order, judgment or decree proposed, enacted, promulgated, entered, issued, or enforced by any foreign or United States federal, state or local governmental entity, and there shall be no action, suit or proceeding pending (with a reasonable likelihood of success), which

          - makes the Merger Agreement, the Merger, or any of the other transactions contemplated by the Merger Agreement illegal or imposes or may impose material damages or penalties in connection therewith,

          - requires the divestiture of a material portion of the business of the Purchaser, Firecom or of the Surviving Corporation taken as a whole,

          - imposes material limitations on the ability of the Purchaser effectively to exercise full rights of ownership of shares of capital stock of the Surviving Corporation (including the right to vote such shares on all matters properly presented to the shareholders of the Surviving Corporation) or makes the holding by the Purchaser of any such shares illegal or subject to any materially burdensome requirement or condition,

          - requires the Purchaser, Firecom, the Surviving Corporation or any of their respective material subsidiaries or affiliates to cease or refrain from engaging in any material business, or

          - otherwise prohibits, restricts, or delays consummation of the Merger or any of the other transactions contemplated by the Merger Agreement in any material respect or increases or may increase in any material respect the liabilities or obligations of the Purchaser or the Surviving Corporation arising out of the Merger Agreement, the Merger, or any of the other transactions contemplated by the Merger Agreement, and

         (vii) not more than 10% of the outstanding shares of Firecom Stock entitled to vote at the Special Meeting shall have perfected appraisal rights in respect of the Merger.

TERMINATION

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of the Merger Agreement by the shareholders of Firecom, by the mutual consent of the Purchaser and Firecom. In addition, the Merger Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either the Purchaser or Firecom if

          (i) the Merger shall not have been consummated by August 15, 2001 (the "Termination Date"),

          (ii) the approval of Firecom's shareholders required by the Merger Agreement shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, or

         (iii) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

provided, that the party seeking to terminate the Merger Agreement pursuant to clause (iii) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause
(i), that the terminating party shall not have breached in any material respect its obligations under the Merger Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by the Termination Date.

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the shareholders of Firecom, by action of the Board of Directors of Firecom, if

     o there is an Alternative Proposal that the Board of Directors of Firecom in good faith determines (in consultation with its financial advisors) represents a financially superior transaction for the shareholders of Firecom as compared to the Merger and in the exercise of its good faith judgment as to its fiduciary duties to its shareholders imposed by law, as advised by outside counsel, the Board of Directors of Firecom determines that such termination is required by reason of such Alternative Proposal being made; provided that Firecom must notify the Purchaser promptly of its intention to terminate the Merger Agreement or enter into a definitive agreement with respect to any Alternative Proposal (which notice shall describe the material terms of such definitive agreement) and give the Purchaser five days to increase the consideration payable under the Merger Agreement to that payable pursuant to the Alternative Proposal (if so increased, the Merger Agreement may not be terminated) but in no event shall such notice be given less than 48 hours prior to the public announcement of Firecom's proposed termination of the Merger Agreement; and provided further that the right to terminate the Merger Agreement pursuant to this clause will not be available if there has been a nonperformance or breach by Firecom which has or would reasonably be expected to have resulted in a failure of a condition to closing under the Merger Agreement, or

     o there has been a nonperformance or breach by the Purchaser which has or would reasonably be expected to have resulted in a failure of a condition to closing under the Merger Agreement, which nonperformance or breach is not curable or, if curable, is not cured within 30 days after written notice of such nonperformance or breach is given by Firecom to the Purchaser.

Firecom's ability to terminate the Merger Agreement pursuant to these provisions is conditioned in certain circumstances upon the prior payment by Firecom of any termination payments owed by it to the Purchaser pursuant to the Merger Agreement. See "--Expenses and Termination Payments."

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the shareholders of Firecom, by action of the Board of Directors of the Purchaser, if

     o the Board of Directors of Firecom shall have withdrawn or modified in a manner materially adverse to the Purchaser its approval or recommendation of the Merger Agreement or the Merger or shall have recommended an Alternative Proposal to Firecom's shareholders, or

     o there has been a nonperformance or breach by Firecom which has or would reasonably be expected to have resulted in a failure of a condition to closing under the Merger Agreement, which nonperformance or breach is not curable or, if curable, is not cured within 30 days after written notice of such nonperformance or breach is given by the Purchaser to Firecom.

EXPENSES AND TERMINATION PAYMENTS

     Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including, without limitation, the fees and expenses of advisers, accountants and legal counsel) will be paid by the party incurring such expense, except as further described below. In the event that any person shall have made an Alternative Proposal for Firecom and

          (i) thereafter the Merger Agreement is terminated by Firecom in response to an Alternative Proposal or by the Purchaser if the Board of Directors of Firecom withdraws or modifies in a manner materially adverse to the Purchaser the Board's approval or recommendation of the Merger or recommends an Alternative Proposal to Firecom's shareholders or

          (ii) the Merger Agreement is terminated for any other reason (other than the breach of the Merger Agreement by the Purchaser) and, in the case of this clause (ii) only, a transaction contemplated by an Alternative Proposal is consummated within one year after such termination, then Firecom must pay the Purchaser its reasonably and appropriately documented costs and expenses incurred in connection with the Merger. If Firecom fails to promptly pay such sum, and, in order to obtain such payment, the Purchaser commences a suit which results in a judgment against Firecom for such amount, Firecom must also pay to the Purchaser its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate as reported in The Wall Street Journal on the date of such judgment.

AMENDMENT

     The Merger Agreement may be amended by the Purchaser and Firecom, by action taken by their respective Boards of Directors, at any time before or after approval of the Merger by the shareholders of Firecom, but after any such shareholder approval, no amendment may be made which by law requires the further approval of shareholders unless such further approval is obtained.


                              FUNDING OF THE MERGER


     Funding of the Merger will require approximately $3.0 million to pay the Merger Consideration of $0.80 per share and to pay the fees and expenses in connection with the Merger. These funds are expected to be provided from Firecom's working capital. Firecom's working capital was approximately $8,477,000 as of March 31, 2001. Cash and cash equivalents were approximately $4,500,000 as of April 30, 2001.


EXPENSES OF THE MERGER


     The Merger Agreement provides that Firecom and the Purchaser will bear their respective expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, whether or not the Merger is consummated, except in certain circumstances specified in the Merger Agreement relating to the termination thereof. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Expenses and Termination Payments." The total fees and expenses of the Merger are expected to be approximately $325,000, with the respective obligations of the Purchaser and Firecom as set forth on the following table:

                                       The Purchaser          Firecom
                                       -------------          -------
Independent Committee Compensation      $         0       $      25,000
Financial advisory fees                           0              55,000
Legal fees                                   50,000             175,000
Accounting fees                                   0               5,000
SEC filing fees                                   0              569.20
Printing and mailing                              0              15,000
Miscellaneous                           $                 $
                                        -----------       -------------
          Total                         $    50,000       $     275,569



                                  THE PURCHASER

     The Purchaser was recently incorporated under the laws of the State of New York for the purpose of consummating the Merger.

     The Purchaser has not conducted any business other than the transactions described herein. The Purchaser will not have any assets or liabilities other than those arising under the Merger Agreement or in connection with the Merger, or engage in any activities other than those incident to its formation and capitalization and the Merger. The principal business office of the Purchaser is 39-27 59th Street, Woodside, New York 11377 and the telephone number is (718) 899-6100.

     Paul Mendez, a United States citizen, is Chairman of the Board of Directors of the Purchaser, President, Treasurer and Secretary of the Purchaser. Paul Mendez was elected a Director, Chairman of the Board of Directors, President and Chief Executive Officer of Firecom on July 19, 1991 and has served in those positions since that time. He is also a principal and employed as Vice President of Multiplex Electrical Services, Inc., a company which is engaged in the business of manufacturing, installing and servicing fire alarm systems in New York City, and is a distributor of the LSN 2000 System. During the last five years, Mr. Mendez, the sole executive officer and director of the Purchaser, has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the last five years, Mr. Mendez, the sole executive officer and director of the Purchaser, has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.



                    OTHER PARTIES ENGAGING IN THE TRANSACTION

     Information relating to other parties engaging in the transactions described by this Proxy Statement is set forth below:

     o Carol Mendez is married to Paul Mendez. Ms. Mendez's principal occupation during the last five years has been as a housewife. Ms. Mendez's principal business address and phone, are c/o Paul Mendez.

     o Mr. Barotz is a member of the Board of Directors of Firecom. Mr. Barotz's principal occupation during the last five years has been as a private investor. Mr. Barotz has also served as President of Panda Capital Corp., a New Rochelle, New York based business engaged in the investment business, and a director of General Bearing Corp. Mr. Barotz's principal business address is 116 Overlook Road, New Rochelle, New York.

     o Naomi Pollack is a member of the immediate family of Peter Barotz. Ms. Barotz's principal occupation during the last five years has been as a housewife. Ms. Barotz's principal business address and phone are c/o Peter Barotz.

     o Nathan Barotz is a member of the immediate family of Peter Barotz. Since February, 2001, Mr. Barotz has been employed as an attorney in private practice. From January 1996 until such time, Mr. Barotz was employed as Counsel to Sterling Royce, Ltd. Mr. Barotz's principal business address and phone are 52 Vanderbilt Avenue, 14th Floor, New York, NY 10017, and (212) 905-6536.

     o Celia Barotz is a member of the immediate family of Peter Barotz. Ms. Barotz has been self-employed as an environmental consultant since August, 1997. From February 1996 until August 1997, Ms. Barotz was employed as the Regional Development Director for The Wilderness Society, a nonprofit conservation organization, in its California/Nevada Regional Office in San Francisco. Ms. Barotz's principal business address and phone are is 414 West Oak Street #5, Flagstaff, AZ 86001, (520) 556-9488.

     o Orhan Sadik-Khan is a member of the Firecom Board of Directors. Mr. Sadik-Khan's has been employed principally during the past five years as Chairman of ADI Corporation. Mr. Sadik-Khan's principal business address and phone are is 41 Binney Lane, Old Greenwich, CT 06870, and
          (203) 637-5545.

     o Karim Sadik-Khan is a member of the immediate family of Orhan Sadik-Khan. Mr. Sadik-Khan's principal occupation since May 1999 has been as a graduate student. From January 1997 until May 1999, Mr. Sadik-Khan served as the executive director of the Old Greenwich Riverside Community Center in Old Greenwich, Connecticut. Prior to January 1997, Mr. Sadik-Khan was principally a student and did not hold any other significant position. Mr. Sadik-Khan's principal business address and phone are c/o Orhan Sadik-Khan.

     o Janette Sadik-Khan is a member of the immediate family of Orhan Sadik-Khan. Ms. Sadik-Khan has been employed principally since March 1997 as Senior Vice-President, Parsons Brinckerhoff Inc. Ms. Sadik-Khan has held no other significant positions during the past five years. Ms. Sadik-Khan's principal business address and phone are One Penn Plaza, New York, NY 10119, and (212) 465-5185.

     o Jan Sadik-Khan is a member of the immediate family of Orhan Sadik-Khan. Mr. Sadik-Khan has been employed principally since September 1994 as Managing Director of SG Cowen Securities Corporation. Mr. Sadik-Khan's principal business address and phone are 1221 Avenue of the Americas, New York, NY 10020, and (212) 278-6873.

     o Sadik-Khan Family Trust is a trust organized in Delaware, the principal business of which is investments, which was established by Orhan Sadik-Khan for the benefit of certain of his children. Its address and phone are 31 Brookside Drive, Greenwich, CT 06836, and
          (203) 622-9360. Neither the trustee nor any of the beneficiaries of the Trust has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Neither the trustee nor any of the beneficiaries of the Trust, during the last five years, was a party to any civil proceeding of a judicial or administrative body of competent jurisdiction a result of which he was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     Each of Carol Mendez, Peter Barotz, Naomi Pollack, Nathan Barotz, Celia Barotz, Orhan Sadik-Khan, Karim Sadik-Khan, Janette Sadik-Khan and Jan Sadik-Khan is a citizen of the United States. None of the aforementioned persons has been convicted, during the last five years, in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the aforementioned parties has been a party, during the last five years, to any civil proceeding of a judicial or administrative body of competent jurisdiction a result of which he was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. In addition, each of Howard L. Kogen and Antoine J. Sayour, who have been principally employed by Firecom in their respective present offices for the past five years, is a citizen of the United States. See "MANAGEMENT OF FIRECOM" and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." Neither

Mr. Kogen nor Mr. Sayour has been convicted, during the last five years, in a criminal proceeding (excluding traffic violations or similar misdemeanors). Neither Mr. Kogen nor Mr. Sayour has been a party, during the last five years, to any civil proceeding of a judicial or administrative body of competent jurisdiction a result of which he was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.



            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS


     Firecom's Common Stock is traded in the over-the-counter market. Firecom's ticker symbol on the over-the-counter bulletin board is FRCM.OB. As of _________, 2001, there were ___ record holders of Firecom's Common Stock, and
___ record holders of Firecom's Class A Common Stock. The closing bid and asked prices for Firecom's Common Stock on January 23, 2001, the date prior to the announcement of the offer by the Purchaser, were $0.44 and $0.5625 respectively.

     The following table shows the high and low bid quotations for Firecom's Common Stock for the quarters indicated. These quotations were obtained from stockbrokers and represent prices between dealers, do not include retail markups, markdowns or commissions and may not necessarily represent actual transactions.


                                                    Closing Bid
                                                    -----------
Quarter ended                                High                 Low
-------------                                ----                 ---
January 31, 1999                             $0.565              $0.46
April 30, 1999                                 0.48               0.43
July 31, 1999                                  0.53               0.46
October 31, 1999                               0.61               0.52
January 31, 2000                               0.65               0.61
April 30, 2000                                 1.02               0.65
July 31, 2000                               0.71875               0.65
October 31, 2000                             0.6875            0.65625
Through January 23, 2001 (the date prior       0.63               0.44
to the announcement
of the offer by the Purchaser)



     Firecom has not paid any cash dividends on its Common Stock to date. Firecom's loan agreements and the Merger Agreement currently prevent it from paying dividends. Under the Voting Agreement, the shareholders of the Purchaser intend to cause Firecom to be managed with a view toward making periodic distributions to its shareholders sufficient to cover their resulting tax liabilities if Firecom is converted to an S-Corporation after the Merger. Firecom's future dividend policy will also depend on the earnings, capital requirements, financial condition and other factors considered relevant by Firecom's Board of Directors.



                             SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with Firecom's Financial Statements and the Notes thereto and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" included elsewhere in this Proxy Statement. The selected income statement and balance sheet data as of the end of, and for, each of the years in the two-year period ended April 30, 2000 are derived from the financial statements of Firecom included elsewhere in this Proxy Statement which were audited by Rothstein, Kass & Company, P.C. The selected income statement data for the nine months ended January 31, 2000 and January 31, 2001 and the balance sheet data as of January 31, 2001 have been prepared on the same basis as the audited financial statements of Firecom included herein and, in the opinion of Firecom, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results for the nine months ended January 31, 2001 are not necessarily indicative of the results to be achieved for the full fiscal year.

                                                   Year Ended April 30,        Nine Months Ended January 31,
                                                   --------------------        -----------------------------
                                                         audited                        unaudited
                                                 1999             2000            2000             2001
                                                 ----             ----            ----             ----
Basic earnings per share:
   Net income applicable to common
     shareholders:.....................      $ 1,104,000      $ 1,189,000      $   673,000     $   686,000
Net income per share...................             0.10             0.11             0.06            0.06

Diluted earnings per share:
   Net income applicable to common
     shareholders:.....................        1,104,000        1,189,000          673,000         686,000
Net income per share...................             0.10             0.10             0.06            0.06

Shares used in calculating
    earnings per share:
Basic   ...............................       11,111,000       10,743,000       10,743,000      10,744,000
Diluted                                       11,549,000       11,451,000       11,316,000      11,335,000


                                                   Year Ended April 30,        Nine Months Ended January 31,
                                                   --------------------        -----------------------------
                                                        audited                         unaudited
                                                1999              2000            2000             2001
                                                ----              ----            ----             ----

Balance sheet data:
Working capital........................     $  6,706,000      $ 7,576,000     $  7,226,000     $ 8,188,000
Total assets...........................       11,191,000       12,288,000       11,955,000      12,620,000
Long-term debt, including
    current portion....................        1,421,000        1,063,000        1,124,000         757,000
Shareholders' equity...................        6,038,000        7,342,000        6,723,000       8,130,000
Book value per share...................             0.54             0.68             0.63            0.76
Tangible book value per share..........             0.48             0.59             0.56            0.66


     Firecom's ratio of earnings to fixed charges for the years ended April 30, 1999 and 2000 and for the nine months ended January 31, 2001 is to 9.35, 10.74, and 10.20, respectively.

     Firecom has not provided any pro forma data giving effect to the proposed merger. Firecom does not believe such information is material to its unaffiliated shareholders in evaluating the Merger Agreement and the Merger since:

     o    the Merger Consideration is all cash; and

     o if the Merger is completed, Firecom Stock would cease to be publicly traded and the holders of Firecom Stock (other than the Purchaser) would not retain or receive a continuing interest in Firecom's business.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with Firecom's Financial Statements and related Notes thereto. All references to fiscal years are references to Firecom's fiscal year ended April 30.

CAUTIONARY STATEMENT

     This Proxy Statement and information or statements provided by Firecom from time to time contain certain "forward-looking information" relating to such matters as liquidity, projected sales and anticipated margins. Firecom cautions readers that any forward-looking information provided by Firecom is not a guarantee of future performance and that actual results may differ materially from those in the forward-looking information as a result of various factors, including but not limited to the acceptance in what is a new market for Firecom, the national market (historically, the vast majority of Firecom's revenues have been derived from the New York City market) of Firecom's newest line of safety products for the national market. The principal manufacturers against whom Firecom expects to compete in the national market are generally better financed, have products accepted in the market and have long-established distribution and servicing networks. Firecom's future growth is to a large extent dependent on being able to complete successfully against these competitors.

OVERVIEW

RESULTS OF OPERATIONS

     NINE MONTHS ENDED JANUARY 31, 2001 AND 2000
     -------------------------------------------

     Consolidated sales and net income for the quarter ended January 31, 2001 were $5,178,000 and $296,000 respectively as compared to $5,346,000 and $261,000 for the quarter ended January 31, 2000. Consolidated sales and net income for the nine months ended January 31, 2001 were $15,431,000 and $686,000 respectively as compared to $14,160,000 and $673,000 for the nine months ended January 31, 2000. Sales increased by 9% during the nine months ended January 31, 2001 versus the same period last year. The increase in sales reflects the increase in product sales versus the same period in 2000, offsetting a decrease in service revenue due to the completion of a project in the 2000 period with substantial service revenue.

     Gross profit percentage for the three months ended January 31, 2001 was 38.0% as compared to 39.4% for the three months ended January 31, 2000. Gross profit percentage for the nine months ended January 31, 2001 was 37.8% as compared to 38.8% for the nine months ended January 31, 2000. The decrease in gross profit percentage was primarily due to the completion of a project in the 2000 period that had high gross profit.

     Operating income for the nine months ended January 31, 2001 was $1,120,000 as compared to $1,264,000 for the nine months ended January 31, 2000. As a percentage of revenue, the operating income for the nine months ended January 31, 2001 was 7.3% versus 8.9% in the same period in 2000. The decrease in operating income and its percentage to revenue was primarily due to a non-cash compensation charge of $308,000, which reflects an employment agreement with an executive of Firecom, which provides for the executive, upon the expiration of his agreement, with the option to sell his stock and stock options back to Firecom ($208,000), and a charge for an extension of stock options to recognize the difference between the fair market value of the underlying stock at the date of the extension and the stock options' exercise prices ($100,000), which was partially offset by a reduction in stock appreciation charges of approximately $175,000 between 2001 and 2000.


     Firecom has decided to close an office in the Midwest. The results of operation for the nine months ended January 31, 2001 included a net loss of approximately $162,000, which includes the operating loss and cost to close that subsidiary.

     Significant changes in balance sheet items from April 30, 2000 to January 31, 2001 are highlighted as follows:

     (1)  cash increased primarily due to income from operations;

     (2)  accounts receivable decreased due to increased reserves;

     (3) prepaid expenses and other current assets increased due to an increase in prepaid income taxes;

     (4) accounts payable and accrued expenses decreased due to shorter payment cycles;

     (5) long-term debt decreased due to payments made on current maturities of the long-term debt; and

     (6) accrued compensation increased due to a charge that reflects an employment agreement with an executive of Firecom, which provides for the executive, upon the expiration of his employment agreement, with the option to sell his stock and stock options back to Firecom, which was partially offset by stock appreciation rights income.

     YEARS ENDED APRIL 30, 2000 AND 1999
     -----------------------------------

     Consolidated sales for Firecom's operations increased by approximately 11% for the year ended April 30, 2000 as compared to the year ended April 30, 1999. The higher sales reflect an increase in service revenue.

     The following table sets forth items in the Consolidated Statements of Income as a percentage of sales:

                                                     Relationship to Net Sales
                                                   For the Years Ended April 30,
                                                   -----------------------------
                                                        2000           1999
                                                        ----           ----

Net Sales                                              100.0%         100.0%
Cost of Sales                                           58.2           62.3
Selling, General and Administrative Expenses            27.0           21.9
Research & Development                                   4.9            4.0
                                                       ------         ------
Operating Income                                         9.9           11.8
Other (Income) Expense, net                             (0.1)           0.2
Income Tax Expense                                       3.9            5.2
                                                       ------         ------
Net Income                                               6.1            6.4
                                                       ======         ======

     The backlog for Firecom's life safety and other systems totaled $2,548,000 at April 30, 2000, an increase of $128,000 from the backlog of April 30, 1999. Due to fluctuations in Firecom's backlog for the year ended April 30, 2000, management does not make predictions about revenue in the next fiscal year. Orders continue to be booked for Firecom's fire safety system being marketed outside of New York City, and management is encouraged about future growth in this product category.

     Selling, general and administrative expenses for the year ended April 30, 2000 increased approximately $1,416,000 as compared to the year ended April 30, 1999 primarily due to increases in stockholders appreciation rights, bad debt expenses, profit sharing and employee stock option expense.

     Research and development costs were $945,000 for the year ended April 30, 2000 as compared to $702,000 in the year ended April 30, 1999. The increase of $243,000 is primarily due to increases in labor, inventory used for research and development and Underwriter Laboratories costs. These expenditures primarily reflect the development of the LSN 2000 System and Firecom's commitment to provide its customers with state-of-the-art fire and life safety systems.

     Operating income for the 2000 fiscal year was $1,916,000 as compared to $2,044,000 for fiscal 1999. The decrease in operating income of 6% resulted from the increase in sales and gross profit percentage, offset by an increase in selling, general and administrative expenses and research and development costs. The increase in gross profit percentage was primarily due to an increase in service revenue that has a higher gross profit percentage than product sales.

     Significant changes in balance sheet items from April 30, 1999 to April 30, 2000 are highlighted as follows:

     (1) cash increased by $317,000 (8%) primarily due to profits earned during fiscal 2000;

     (2) accounts receivable increased by $447,000 (12%) primarily due to increased sales;

     (3) inventories increased by $130,000 (7%) primarily due to the material requirements for the LSN 2000 System;

     (4) deferred tax asset, net of deferred tax liability, increased by $312,000 (48%) due to an increase in expenses that are not currently tax deductible;

     (5) prepaid expenses and other current assets decreased by $31,000 (13%), due to a decrease in prepaid insurance;

     (6) intangible assets decreased due to the amortization of certain assets acquired from BRD Systems, Inc;

     (7) notes payable (both current and long-term) decreased $358,000 (25%) resulting from reductions in debt from scheduled payments;

     (8) accounts payable, accrued expenses and other current liabilities decreased by $43,000 (2%);

     (9) accrued compensation increased $254,000 (108%) due to an increase in value of stock appreciation rights; and

     (10) the increase in stockholders' equity of $1,304,000 (22%) primarily is due to the net income after taxes.

     Interest expense for fiscal 2000 was $187,000, 18% less than fiscal 1999.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash provided by operations for the nine months ended January 31, 2001 was $561,000. The increase in prepaid expenses, other current assets and accounts payable were partially offset by the non-cash adjustments to net income. Net cash provided from operations in the fiscal year ended April 30, 2000 was $881,000. After taking into account funds used for the repayment of debt ($358,000) and capital expenditures ($206,000), this resulted in a net increase in cash of $317,000 over the prior fiscal year.

     Firecom has a revolving line of credit up to a maximum of $5,000,000 ($800,000 outstanding balance at January 31, 2001). The line of credit is collateralized by substantially all of Firecom's assets excluding real estate, and is subject to certain covenants. There are restrictions on the payment of dividends in Firecom's loan documents.

     During fiscal 2001, Firecom intends to spend approximately $1,000,000 on research to develop new fire alarm and communication systems. These research and development expenditures will be financed from Firecom's working capital and/or its line of credit.

     Firecom's net working capital was approximately $8,188,000 at January 31, 2001.

     Management believes that it will be able to maintain adequate working capital and cash balances to meet its current needs.

INFLATION

     The impact of inflation on Firecom's contracts is not material since Firecom's labor contracts are normally controlled by union contracts covering a period of two or more years. The current union contract expires July 9, 2002.

THE BUSINESS

     GENERAL
     -------

     Firecom was formed as a New York corporation in March 1978 to acquire the business and operating assets of Fire Controls, Inc and Commercial Radio-Sound Corp., which were engaged in the design and manufacture of custom fire detection, communications and control systems for commercial buildings and commercial audio-visual systems. The acquisition was completed in May 1978.

     Through its Fire Controls division, Firecom designs, manufactures and distributes, under the Firecom(TM) brand name, safety and security systems for high rise office buildings, hotels, apartment buildings and other large commercial buildings. This division also distributes life safety and other electronic building systems manufactured by other companies. Subsidiaries handle the maintenance of systems sold by Firecom and others.

     Firecom's principal executive office is located at 39-27 59th Street, Woodside, New York 11377 and its telephone number is (718) 899-6100.

     FIRE ALARM AND COMMUNICATIONS SYSTEMS
     -------------------------------------

     The fire alarm and communication systems or "life safety systems" designed, assembled and sold by Firecom have the following functions: (i) sensing and reporting fires, (ii) sounding alarms in the event of a fire, (iii) notifying the Fire Department of a fire through a "central station" connection, (iv) controlling basic building functions to prevent the spread of fire and smoke, and (v) allowing building-wide communication between fire fighters and building occupants. Firecom designs systems for both new and existing buildings. Firecom manufactures the manual fire alarm station, floor warden stations, remote data gathering panels and the main fire command station which is typically located in the building's lobby. Firecom purchases the sensing devices and speakers used in the system from other manufacturers. Once the system has been installed by independent electrical contractors, Firecom tests and services the system.

     During the fiscal year ended April 30, 2000, revenues from the sale of fire alarm, communication systems and other building systems constituted approximately 57% of Firecom's consolidated revenues.

     The LSN 2000 System is Firecom's latest product in life safety equipment. The LSN 2000 System integrates addressable and intelligent fire alarm sensing devices such as smoke detectors, manual fire alarm stations and sprinkler waterflow switches, and displays the status of these devices. This LSN 2000 System includes a communication system consisting of amplifiers and loudspeakers for sounding alarms and paging from either a floor warden station or a fire command station. The LSN 2000 fire alarm and communication system is completely retrofittable with the older Firecom 8500 System as well as designed to meet the needs of the national market.

     Firecom designs, assembles and markets fire control systems other than the Firecom LSN 2000 System and the Firecom 8500 System. Firecom does not manufacture the control unit for these other systems.

     SERVICE
     -------

     Firecom's life safety systems are covered by a one-year warranty. Firecom offers service contracts covering such systems during and after the warranty period. Other companies compete with Firecom for the servicing business. Firecom's subsidiaries handle maintenance services for Firecom's products as well as products of other life safety equipment manufacturers.

     For the fiscal year ended April 30, 2000, revenues earned from servicing systems constituted approximately 43% of Firecom's consolidated revenues.

     MARKETING
     ---------

     Firecom's fire alarm, communication and other building systems are sold in the New York area through an in-house sales and marketing department. Much of Firecom's new business arises because building owners, electrical contractors and professional engineers in the New York City area who are familiar with Firecom generally include Firecom on project bidding lists.

     Firecom began marketing the LSN 2000 System in January of 1997. Firecom markets the LSN 2000 through a network of subsidiaries, regional managers, sales representatives and distributors.

     Firecom's service contracts are sold through an in-house sales and marketing department.

     CUSTOMERS AND SUPPLIERS
     -----------------------

     The principal customers for Firecom's fire alarm and communications systems are building owners and electrical contractors who install such systems.

     Firecom purchases parts for its systems from a variety of suppliers. Firecom believes that such parts or alternate parts are available from several sources. Firecom is not currently experiencing any material difficulty in obtaining supplies.

     REGULATIONS
     -----------

     Firecom believes that it currently complies with all applicable building codes, zoning ordinances, occupational safety and hazard standards and other applicable federal, state and local ordinances and regulations.

     COMPETITION
     -----------

     Firecom's businesses are highly competitive, with the price of products and warranty terms offered by competitors being very similar to those of Firecom. Firecom believes that its products perform as well or better than those of its competitors. Some of Firecom's competitors offer a broader line of products and are better financed than Firecom. Additionally, Firecom faces competition in the servicing of systems which Firecom sells.

     PATENT AND TRADEMARKS
     ---------------------

     Firecom holds four patents on its fire alarm products. One patent covers the parallel binary system and a second covers the upgrades the parallel system to a serial system. The serial system collects data from all sensors (emergency, energy or security) within the building, continuously monitoring and recording the data on a hard copy printer. The serial system could be used in facilities other than buildings, including oil refineries, mining facilities and cable TV stations, for site security, to prevent off-the-wire theft of services and to monitor interruptions in service. In addition, the system can monitor mechanical and electrical systems on board naval and merchant vessels. The third patent on Firecom's multiplex system covers an integrated alarm, security building management and communication system. This integrated system provides voice communication to all emergency areas, monitors all fire alarms, security functions--such as card access, door control, intrusion and surveillance--and controls all lights, pumps and other building functions.

     Firecom has a patent pending on its LSN 2000 System.

     Firecom has several trademarks, including the name "Firecom" and "Technology Protecting Life," that are registered with the United States Patent and Trademark Office.

     EMPLOYEES
     ---------

     As of June 30, 2000, Firecom employed approximately 137 full-time employees, 37 of whom are salaried and 100 of whom are paid on an hourly basis. Firecom has 27 employees who work outside of the Woodside, New York facility, of which 17 employees work for subsidiaries outside of New York. The majority of remaining employees are regional managers for the LSN 2000 System and research and development employees. Firecom believes that its relationship with its employees is satisfactory. Firecom suffered a strike with its union personnel from July 1, 1999 through July 9, 1999, as part of an action with the industry bargaining group. The new collective bargaining agreement entered into following such strike will run for three years.

     BACKLOG
     -------

     Firecom's backlog for its life safety and other systems totaled $3,267,000 at January 31, 2001 as compared to $2,548,000 at April 30, 2000. Due to fluctuations in Firecom's backlog, management does not make predictions about revenue in the fiscal year.

PROPERTY

     Firecom owns property and a building in Woodside, New York where it maintains manufacturing, sales, service and engineering operations. The two-story building is fire resistant and approximately 15,000 square feet. The underlying property is approximately one acre.

     As a result of the accounting treatment of the original bargain purchase of Firecom, the value of the building and property is not reflected on Firecom's Balance Sheet. A 1999 independent appraisal indicated a current value of the property of approximately $850,000. Firecom leases various locations, with an aggregate annual rental charge of approximately $176,000.

LEGAL PROCEEDINGS

     Intellisec, a California corporation v. Firecom, Inc., a purported
     ------------------------------------------------------------------
     corporation; Rosendin Electric. Inc., a purported corporation; Does 1
     ---------------------------------------------------------------------
     through 25, Inclusive, Case No. BC 216249
     -----------------------------------------


     The complaint was filed on September 3, 1999, in the Los Angeles Superior Court, Central District. The principal parties are Intellisec, Rosendin and Firecom. L.A. Arena Company, Ltd., a limited partnership has been added as a defendant. Rosendin is a contractor for a construction project in Los Angeles, California. On or about August 28, 1998, Intellisec entered into a written Subcontract Agreement to furnish and install complete and operational fire life safety, smoke control and mechanical test panel systems for the project. Intellisec alleges that, with respect to Rosendin, there were substantial delays caused by failure of other contractors and/or subcontractors as well as change orders such that Rosendin owes Intellisec in excess of $1,000,000. Intellisec also claims that Rosendin and Firecom agreed and conspired between themselves to take over the work from Intellisec and to prevent Intellisec from obtaining a contract for maintenance services for the systems and equipment upon completion of the project.


     Firecom denies there was any such conspiracy or arrangement and contends that Intellisec failed to pay for product delivered to it, failed to have the necessary manpower or trained technicians for the project and that the removal of Intellisec from the job by Rosendin was done solely by Rosendin and was the result of Intellisec's own actions or inaction. The complaint seeks compensatory damages against Firecom based on information and belief in an amount in excess of $1,000,000, interest thereon and costs of suit. In addition, the complaint seeks punitive or exemplary damages from Firecom (in California a plaintiff may not allege a specific amount for punitive damages). On October 29, 1999, Firecom filed an answer denying liability and a cross-complaint against Intellisec. The cross-complaint seeks compensatory damages for breach of contract and money had and received in an amount in excess of $200,000 together with interest and costs of suit.

     Based on three orders staying each of the California actions as to Firecom, on June 16, 2000, Intellisec filed an action in the United States District Court, Eastern District of New York, entitled Intellisec, Aria Kozak and Donna Kozak, Plaintiffs v. Firecom, Inc., Defendant, Case No. 00-3557.

     The complaint contains claims for relief for declaratory relief, breach of contract/ specific performance, breach of contract/ damages, breach of the implied covenant of good faith and fair dealing, intentional interference with contract and intentional interference with prospective economic advantage, violation of California Civil Code sections 1790 et seq. negligent misrepresentation, implied indemnity, equitable indemnity, contribution and injunctive relief. The claims set forth in the complaint relate to the three actions filed by Intellisec in California and, in addition to equitable relief, seek compensatory, punitive and exemplary damages in an undetermined amount. On February 1, 2001, the court dismissed Intellisec's claims for violation of California Civil Code sections 1790 et seq., implied indemnity, equitable indemnity, contribution, and intentional interference with contract and intentional interference with prospective economic advantage, in part. Firecom denies any liability to Intellisec and intends to file a counterclaim seeking damages from Intellisec.

     In November 2000, Rosendin filed a cross-complaint which added Firecom as a cross-defendant. The cross-complaint asserts causes of actions against Firecom for implied contractual indemnity, equitable indemnity, breach of contract, unjust enrichment, breach of express warranties and breach of implied warranties and seeks damages according to proof.

     On March 8, 2001, Firecom filed an answer to the cross-complaint denying any liability to Rosendin and also filed a cross-complaint. The cross-complaint asserts several causes of action against Rosendin and seeks compensatory damages in excess of $300,000 and a declaration of the court that Rosendin is obligated to indemnify Firecom.


                              MANAGEMENT OF FIRECOM

     Set forth below is the background of the directors and executive officers of Firecom, including Mr. Mendez. Each person listed below is a citizen of the United States:

     o    Paul Mendez, Chairman of the Board of Directors, President, Chief
          -------------------------------------------------------------------
          Executive Officer and Director. Paul Mendez was elected a Director,
          ------------------------------
          Chairman of the Board of Directors, President and Chief Executive Officer on July 19, 1991. He is also a principal and employed as Vice President of Multiplex Electrical Services, Inc., a company which is engaged in the business of manufacturing, installing and servicing fire alarm systems in New York City, and is a distributor of the LSN 2000 System.

     o    Howard L. Kogen, Chief Operating Officer/ Executive Vice President.
          ------------------------------------------------------------------
          Howard L. Kogen joined Firecom as Vice President-Sales and Marketing in March 1984. He was appointed Executive Vice President and Chief Operating Officer in 1990.

     o    Antoine J. Sayour, Senior Vice President. Antoine J. Sayour joined
          ----------------------------------------
          Firecom as Chief Engineer in 1984. He is now Senior Vice President of Firecom and President of the Fire Service Subsidiary.

     o    Jeffrey Cohen, Vice President-Finance. Jeffrey Cohen joined Firecom as
          -------------------------------------
          Vice President-Finance in September 1997. Prior to joining Firecom, Mr. Cohen had been the Chief Financial Officer, for more than eight years, of an apparel manufacturing company headquartered in New Jersey.

     o    Peter Barotz, Director. Peter Barotz was elected a director of Firecom
          ----------------------
          in April 1993 and previously served as a director from 1979 through 1989. Mr. Barotz, for more than the last five years, has been engaged primarily as a private investor. Mr. Barotz has also served as President of Panda Capital Corp., a New Rochelle, New York based business engaged in the investment business, and a director of General Bearing Corp. Mr. Barotz's principal business address is 116 Overlook Road, New Rochelle, New York.

     o    Orhan I. Sadik-Khan, Director. Orhan Sadik-Khan was elected a director
          -----------------------------
          of Firecom in April 1993 and previously served as a director from 1978 through 1989. Mr. Sadik-Khan has served as Chairman of ADI Corporation for more than five years. Mr. Sadik-Khan also serves as Chairman of New England Business Group and Mideastonline.com. Mr. Sadik-Kahn is also a Director of Imagine Tile. Mr. Sadik-Khan's principal business address is 41 Binney Lane, Old Greenwich, Connecticut.

     o    Ronald A. Levin, Director. Ronald A. Levin was elected as a director
          -------------------------
          of Firecom in April 1993. Mr. Levin has been a partner since 1991 in the certified public accounting firm of Levin, Bartlett & Co., Franklin Lakes, New Jersey. Mr. Levin's principal business address is c/o Levin, Bartlett & Co., 795 Franklin Avenue, Franklin Lakes, New Jersey.

     o    Richard G. Scurry, Jr., Director. Richard G. Scurry, Jr. was elected
          --------------------------------
          as a director of Firecom in October 1999 and previously served as a director from 1991 through 1996. Mr. Scurry is a partner in Jefferson Financial Partners, working as an Investment Manager since 2000. Previously, Mr. Scurry was employed as a registered broker with Sanford C. Bernstein & Co., Inc., working in the Investment Management and Research Department since 1996. Mr. Scurry's principal business address is 1158 Fifth Avenue, New York, New York.

     o    Harry B. Levine, Director. Harry B. Levine was elected as a director
          -------------------------
          of Firecom in November 1996. Mr. Levine has served as President of Levine Securities, Inc. for more than seven years. His firm is a member of the New York Stock Exchange. Mr. Levine's principal business address is c/o Levine Securities, 3 Drummond Terrace, Livingston, New Jersey.

     Directors hold office for a period of two years from the Annual Meeting of Shareholders at which they are elected or until their successors are duly elected and qualified. At the 1998 Annual Meeting, Mr. Sadik-Khan, Mr. Levin and Mr. Levine were elected to serve until the 2000 Annual Meeting. At the 1999 Annual Meeting, Mr. Mendez, Mr. Barotz and Mr. Scurry were elected to serve until the 2001 Annual Meeting. Firecom did not hold an annual meeting in 2000.

     During the last five years, neither Firecom, nor to the best knowledge of Firecom, any of its executive officer or director of Firecom has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     During the last five years, neither Firecom, nor to the best knowledge of Firecom, any of its executive officer or director of Firecom has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     There are no family relationships between any director or officer and any other director or officer.

     The Board of Directors has an Audit Committee comprised of Mr. Levin and a Compensation Committee comprised of Messrs. Scurry, Barotz and Sadik-Kahn.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth information as of March 31, 2001 regarding
(i) persons known to the management of Firecom to be the beneficial owners of more than 5% of Firecom's Common Stock or Class A Common Stock on such date,
(ii) the ownership interest of each director of Firecom, (iii) the ownership interest of the chief executive officer and other officers of Firecom whose total annual salary and bonus exceeded $100,000 during the fiscal year ended April 30, 2000 and (iv) the ownership interest of all executive officers and directors as a group.

     On March 31, 2001, 5,789,685 shares of Common Stock and 4,957,713 shares of Class A Common Stock were outstanding. In the following table, shares of Common Stock that a person has the right to acquire pursuant to Stock Options vested as of March 31, 2001 are deemed to represent outstanding shares of Common Stock for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person listed in the table.

     Each Common Stock shareholder is entitled to one vote for each such share registered in the shareholder's name on the Record Date, and each Class A Stock shareholder is entitled to 30 votes for each such share registered in such shareholder's name on the Record Date. The holders of Common Stock and Class A Common Stock will vote together on the Merger.

                                                 COMMON STOCK
------------------------------------------------------------------------------------------------------------
                                                                                   AMOUNT AND NATURE OF
                                                                                  BENEFICIAL OWNERSHIP
                                                                           ---------------------------------
NAME AND ADDRESS OF BENEFICIAL               POSITION WITH                       SHARES         PERCENTAGE
           OWNER                               FIRECOM
------------------------------------------------------------------------------------------------------------
Paul Mendez (1)                     Chairman of the Board of Directors,          3,694,433(2)        63.8%
                                    President, Chief Executive Officer and
                                    Director

Carol Mendez (1)                    None                                         1,164,250(2)        20.1%

Orhan I. Sadik-Kahn                 Director                                       404,834(2)         7.0%
41 Binney Lane
Old Greenwich, CT 06870

Howard L. Kogen (1)                 Chief Operating Officer/ Executive Vice        419,300(3)         6.8%
                                    President
Antoine J. Sayour (1)               Senior Vice President                          320,300(4)         5.3%

Jeffrey Cohen (1)                   Vice President-Finance                          48,000(5)            *

Richard G. Scurry, Jr.              Director                                              -0-            -
1158 Fifth Avenue
New York, NY 10029

Ronald A. Levin                     Director                                              -0-            -
c/o Levin, Bartlett & Co.
795 Franklin Avenue
Franklin Lakes, NJ 07417

Peter Barotz                        Director                                           -0-(2)            -
116 Overlook Road
New Rochelle, NY 10804

Harry B. Levine                     Director                                           10,000            *
c/o Levine Securities
3 Drummond Terrace
Livingston, NJ 07039

Purchaser                           None                                              -0- (6)            _
39-27 59th Street
Woodside, NY 11377

All executive officers and                                                          4,492,033        68.8%
directors as a group (9 persons)                                                 (2)(3)(4)(5)

*   less than 1%

(1) The beneficial owner's business address is c/o Firecom, Inc., 39-27 59th Street, Woodside, New York 11377.
(2) Pursuant to the Voting Agreement, the Proponents have restricted their rights to sell such shares of Firecom Stock and have granted to Mr. Mendez a proxy to vote such shares in favor of the Merger and to vote against any competing transaction that might be proposed by a third party prior to the Merger; Mr. Mendez intends to vote all shares subject to the Voting Agreement in favor of the Merger.
(3) Includes 19,300 shares of Common Stock beneficially owned by Mr. Kogen with his wife as joint tenants and 400,000 shares of Common Stock underlying presently exercisable options.
(4) Includes 20,300 shares of Common Stock beneficially owned by Mr. Sayour with his wife as joint tenants and 300,000 shares of Common Stock underlying presently exercisable options.
(5) Includes 48,000 shares of Common Stock underlying presently exercisable options.
(6) Pursuant to the Voting Agreement, the Proponents have agreed to transfer their shares of Firecom Stock to the Purchaser immediately prior to the Merger.

                                             CLASS A COMMON STOCK
------------------------------------------------------------------------------------------------------------
                                                                                   AMOUNT AND NATURE OF
                                                                                  BENEFICIAL OWNERSHIP
                                                                           ---------------------------------
NAME AND ADDRESS OF BENEFICIAL               POSITION WITH                       SHARES         PERCENTAGE
           OWNER                               FIRECOM
------------------------------------------------------------------------------------------------------------
Paul Mendez (1)                     Chairman of the Board of Directors, Chief    3,694,433(2)        74.5%
                                    Executive Officer, President and Director

Carol Mendez (1)                    None                                         1,164,250(2)        23.0%

Orhan I. Sadik-Kahn                 Director                                       404,834(2)         8.2%
41 Binney Lane
Old Greenwich, CT 06870

Howard L. Kogen (1)                 Chief Operating Officer/ Executive Vice         19,300(3)            *
                                    President

Antoine J. Sayour (1)               Senior Vice President                           20,300(4)            *

Jeffrey Cohen (1)                   Vice President-Finance                                -0-            -

Richard G. Scurry, Jr.              Director                                              -0-            -
1158 Fifth Avenue
New York, NY 10029

Ronald A. Levin                     Director                                              -0-            -
c/o Levin, Bartlett & Co.
795 Franklin Avenue
Franklin Lakes, NJ 07417

Peter Barotz                        Director                                           -0-(2)            -
116 Overlook Road
New Rochelle, NY 10804

Harry B. Levine                     Director                                              -0-            -
c/o Levine Securities
3 Drummond Terrace
Livingston, NJ 07039

Purchaser                           None                                              -0- (5)            _
39-27 59th Street
Woodside, NY 11377

All executive officers and                                                          3,734,033        75.3%
directors as a group (9 persons)                                                    (2)(3)(4)

*   less than 1%

(1) The beneficial owner's business address is c/o Firecom, Inc., 39-27 59th Street, Woodside, New York 11377.
(2) Pursuant the Voting Agreement, the Proponents have restricted their rights to sell such shares of Firecom Stock and have granted to Mr. Mendez a proxy to vote such shares in favor of the Merger and to vote against any competing transaction that might be proposed by a third party prior to the Merger; Mr. Mendez intends to vote all shares subject to the Voting Agreement in favor of the Merger.
(3) Includes 19,300 shares of Class A Common Stock beneficially owned by Mr. Kogen with his wife as joint tenants.
(4) Includes 20,300 shares of Class A Common Stock beneficially owned by Mr. Sayour with his wife as joint tenants.
(5) Pursuant to the Voting Agreement, the Proponents have agreed to transfer their shares of Firecom Stock to the Purchaser immediately prior to the Merger.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated financial statements of Firecom as of and for the two years ended April 30, 2000, included in this Proxy Statement, have been audited by Rothstein, Kass & Company, P.C., independent public accountants, as stated in their reports appearing herein. A representative of Rothstein, Kass & Company, P.C. will be at the Special Meeting to answer questions by shareholders and will have the opportunity to make a statement, if so desired.


                                  OTHER MATTERS

     At the time of preparation of this Proxy Statement, the Board knows of no other matters which will be acted upon at the Special Meeting other than the approval of the Merger Agreement and the transactions contemplated thereby. If any other matters are presented for action at the Special Meeting or at any adjournment or adjournments thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.


                       2001 ANNUAL MEETING OF SHAREHOLDERS

     Firecom does not plan to hold an annual meeting of shareholders during 2001 unless the Merger is not consummated. If the Merger is not consummated, shareholder proposals must have been received by the Secretary of Firecom in a timely manner in order to be considered for inclusion in the proxy materials for Firecom's 2001 Annual Meeting of Shareholders.

                         FIRECOM, INC. AND SUBSIDIARIES

                          INDEX TO FINANCIAL STATEMENTS


Independent Auditors' Report                                                F-2

Consolidated Financial Statements:

Consolidated Balance Sheets as of April 30, 2000                            F-3

Consolidated Statements of Income for the years ended April 30, 2000        F-4
and April 30, 1999

Consolidated Statements of Stockholders' Equity for the years ended         F-5
April 30, 2000 and April 30, 1999

Consolidated Statements of Cash Flows for the years ended                   F-6
April 30, 2000 and April 30, 1999

Notes to Consolidated Financial Statements                                  F-8

Consolidated Interim Financial Statements:

Consolidated Balance Sheet as of January 31, 2001 (unaudited)              F-18

Consolidated Statements of Income for the three and nine months ended      F-20
January 31, 2001 (unaudited) and January 31, 2000 (unaudited)

Consolidated Statements of Cash Flows for the three and nine months        F-21
ended January 31, 2001 (unaudited) and January 31, 2000 (unaudited)

Notes to Consolidated Financial Statements                                 F-23

                                                 ROTHSTEIN, KASS & COMPANY, P.C.
--------------------------------------------------------------------------------
                                                 CERTIFIED PUBLIC ACCOUNTANTS




                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders of
Firecom, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Firecom, Inc. and Subsidiaries as of April 30, 2000, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended April 30, 2000 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Firecom, Inc. and Subsidiaries as of April 30, 2000, and the consolidated results of their operations and their cash flows for the years ended April 30, 2000 and 1999, in conformity with generally accepted accounting principles.


                                        /S/ ROTHSTEIN, KASS & COMPANY, P.C.

Roseland, New Jersey
June 19, 2000

                         FIRECOM, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                 April 30, 2000

                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                          $   4,378,000
  Accounts receivable, less allowance for
   doubtful accounts of $400,000                         4,025,000
  Inventories                                            2,042,000
  Deferred tax asset                                       681,000
  Prepaid expenses and other current assets                207,000
                                                     --------------
    Total current assets                                             11,333,000

PROPERTY, PLANT AND EQUIPMENT, net                                      630,000

DEFERRED TAX ASSET                                                      283,000

INTANGIBLE ASSETS, less accumulated amortization of $130,000             42,000
                                                                 ---------------
                                                                 $   12,288,000
                                                                 ===============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current portion of notes payable                   $     363,000
  Line of credit borrowing                                 800,000
  Accounts payable                                         859,000
  Accrued expenses and other current liabilities         1,735,000
                                                     --------------
    Total current liabilities                                         3,757,000

LONG-TERM LIABILITIES:
  Notes payable, less current portion                      700,000
  Accrued compensation                                     489,000
                                                     --------------
    Total long-term liabilities                                       1,189,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Preferred stock, par value $1,
   authorized 1,000,000 shares, none issued
  Common Stock, par value $.01,
   authorized 30,000,000 shares,
   issued 7,342,774, outstanding 5,775,285                  73,000
  Class A Common Stock, par value $.01,
   authorized 10,000,000 shares,
   issued 5,999,107 outstanding 4,968,113                   60,000
  Capital in excess of par value                         2,896,000
  Retained earnings                                      5,539,000
                                                     --------------

                                                         8,568,000

Less treasury stock, at cost, 1,567,489 shares
 of Common Stock and 1,030,994 shares of Class
 A Common Stock                                          1,226,000
                                                     --------------

    Total stockholders' equity                                        7,342,000
                                                                 ---------------

                                                                 $   12,288,000
                                                                 ===============


          See accompanying notes to consolidated financial statements

                         FIRECOM, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                       Years Ended April 30, 2000 and 1999

                                                       2000            1999
                                                  --------------  --------------
NET SALES:
  Product                                         $  11,020,000   $  10,830,000
  Services                                            8,288,000       6,540,000
                                                  --------------  --------------
                                                     19,308,000      17,370,000
                                                  --------------  --------------
COST OF SALES:
  Product                                             7,219,000       6,899,000
  Services                                            4,011,000       3,924,000
                                                  --------------  --------------
                                                     11,230,000      10,823,000
                                                  --------------  --------------
GROSS PROFIT                                          8,078,000       6,547,000
                                                  --------------  --------------
OPERATING EXPENSES:
  Selling, general and administrative                 5,217,000       3,801,000
  Research and development                              945,000         702,000
                                                  --------------  --------------
    Total operating expenses                          6,162,000       4,503,000
                                                  --------------  --------------
INCOME FROM OPERATIONS                                1,916,000       2,044,000
                                                  --------------  --------------
OTHER INCOME (EXPENSE):
  Interest income                                       210,000         189,000
  Interest expense                                     (187,000)       (228,000)
  Other                                                       -          (2,000)
                                                  --------------  --------------
                                                         23,000         (41,000)
                                                  --------------  --------------
INCOME BEFORE INCOME TAX EXPENSE                      1,939,000       2,003,000

INCOME TAX EXPENSE                                      750,000         899,000
                                                  --------------  --------------
NET INCOME                                         $  1,189,000   $   1,104,000
                                                  ==============  ==============
NET INCOME PER COMMON SHARE
  Basic                                            $       0.11   $        0.10
                                                  ==============  ==============
  Diluted                                          $       0.10   $        0.10
                                                  ==============  ==============
WEIGHTED AVERAGE NUMBER OF COMMON SHARES USED IN
 COMPUTING NET INCOME PER COMMON SHARE
  Basic                                              10,743,000      11,111,000
                                                  ==============  ==============
  Diluted                                            11,451,000      11,549,000
                                                  ==============  ==============


          See accompanying notes to consolidated financial statements

                         FIRECOM, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       Years Ended April 30, 2000 and 1999

                                    Common Stock          Class A Common Stock     Capital in
                              ------------------------- -------------------------  Excess of     Retained
                                Shares       Amount       Shares        Amount     Par Value     Earnings
                              ------------ ------------ ------------  -----------  -----------  ------------
BALANCES, April 30, 1998        7,140,113  $    71,000    6,738,263  $    67,000  $ 2,764,000  $  3,267,000

CONVERSION OF CLASS A
 COMMON STOCK TO
 COMMON STOCK                     141,311        2,000     (141,311)      (2,000)

PURCHASE OF MAY FAMILY
 STOCK PURSUANT TO
 OPTION AND ESCROW
 AGREEMENT (SEE NOTE 9)                                    (536,495)      (5,000)                   (21,000)

EFFECT OF DISTRIBUTOR
 STOCK OPTIONS                                                                         17,000

NET INCOME                                                                                        1,104,000
                              ------------ ------------ ------------  -----------  -----------  ------------

BALANCES, April 30, 1999        7,281,424       73,000    6,060,457       60,000    2,781,000     4,350,000

CONVERSION OF CLASS A
 COMMON STOCK TO
 COMMON STOCK                      61,350                   (61,350)

EFFECT OF DISTRIBUTOR
 STOCK OPTIONS                                                                         (8,000)

EFFECT OF EMPLOYEE
 STOCK OPTIONS                                                                        123,000

NET INCOME                                                                                        1,189,000
                              ------------ ------------ ------------  -----------  -----------  ------------

BALANCES, April 30, 2000        7,342,774  $    73,000    5,999,107  $    60,000  $ 2,896,000  $  5,539,000
                              ============ ============ ============  ===========  ===========  ============


                                   Treasury Stock
                                 Shares       Amount       Total
                               ----------- ------------  -----------
BALANCES, April 30, 1998        2,061,988  $(1,226,000)  $4,943,000

CONVERSION OF CLASS A
 COMMON STOCK TO
 COMMON STOCK

PURCHASE OF MAY FAMILY
 STOCK PURSUANT TO
 OPTION AND ESCROW
 AGREEMENT (SEE NOTE 9)           536,495                   (26,000)

EFFECT OF DISTRIBUTOR
 STOCK OPTIONS                                               17,000

NET INCOME                                                1,104,000
                               ----------- ------------  -----------

BALANCES, April 30, 1999        2,598,483   (1,226,000)   6,038,000

CONVERSION OF CLASS A
 COMMON STOCK TO
 COMMON STOCK

EFFECT OF DISTRIBUTOR
 STOCK OPTIONS                                               (8,000)

EFFECT OF EMPLOYEE
 STOCK OPTIONS                                              123,000

NET INCOME                                                1,189,000
                               ----------- ------------  -----------

BALANCES, April 30, 2000        2,598,483  $(1,226,000)  $7,342,000
                               =========== ============  ===========


          See accompanying notes to consolidated financial statements

                         FIRECOM, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                       Years Ended April 30, 2000 and 1999

                                                           2000            1999
                                                      --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                          $   1,189,000   $   1,104,000
  Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and amortization                           224,000         229,000
    Provision for doubtful accounts                         278,000         (55,000)
    Deferred income tax credit                             (312,000)        (46,000)
    Other miscellaneous credits                                             (15,000)
    Employee stock option expense                           123,000
    Distributor stock option expense (credit)                (8,000)         17,000
    Increase (decrease) in cash attributable to
     changes in assets and liabilities:
      Accounts receivable                                  (725,000)       (779,000)
      Inventories                                          (130,000)       (411,000)
      Prepaid expenses and other current assets              31,000         (98,000)
      Accounts payable                                     (181,000)        284,000
      Accrued expenses and other current liabilities        138,000         483,000
      Accrued compensation                                  254,000        (108,000)
                                                      --------------  --------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                   881,000         605,000
                                                      --------------  --------------
NET CASH USED IN INVESTING ACTIVITIES,
 purchases of property, plant and equipment                (206,000)       (132,000)
                                                      --------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of notes payable                              (358,000)       (608,000)
  Payments on line of credit borrowing                                     (500,000)
  Proceeds from line of credit borrowing                                    800,000
  Payments on purchase of redeemable stock                                 (308,000)
                                                      --------------  --------------
NET CASH USED IN FINANCING ACTIVITIES                      (358,000)       (616,000)
                                                      --------------  --------------
NET INCREASE (DECREASE) IN CASH  AND CASH EQUIVALENTS       317,000        (143,000)

CASH  AND CASH EQUIVALENTS:
  Beginning of year                                       4,061,000       4,204,000
                                                      --------------  --------------
  End of year                                         $   4,378,000   $   4,061,000
                                                      ==============  ==============


          See accompanying notes to consolidated financial statements

                         FIRECOM, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (CONTINUED)
                       Years Ended April 30, 2000 and 1999

                                                           2000            1999
                                                      --------------  --------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for interest during the years             $     196,000   $     224,000
                                                      ==============  ==============

  Cash paid for income taxes during the years         $   1,121,000   $     964,000
                                                      ==============  ==============

SUPPLEMENTAL DISCLOSURES OF NON CASH INVESTING AND
 FINANCING ACTIVITIES:

  Notes payable issued for the purchase of May Family
   stock, pursuant to Option and Escrow Agreement     $           -   $     308,000
                                                      ==============  ==============


          See accompanying notes to consolidated financial statements

                         FIRECOM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 -  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

          NATURE OF BUSINESS - Firecom, Inc. and Subsidiaries (the "Company") are engaged in the design, manufacture and service of fire safety systems and products. The Company sells its products and services to a variety of end users (i.e., building owners and managers) and contractors, primarily in the New York metropolitan area, as well as other areas of the United States for which subsidiary operations have been established to sell to and service end users. None of the Company's customers exceed 10% of consolidated net sales. The majority of the Company's employees are covered by a union contract.

          PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Firecom, Inc. and its wholly-owned subsidiaries, Fire Service, Inc., FRCM Case-Acme, Inc., BRD FRCM Service, Inc., Firecom West, Inc. and Firecom Minnesota, Inc. All intercompany balances and transactions have been eliminated in consolidation.

          FAIR VALUE OF FINANCIAL INSTRUMENTS - The fair value of the Company's assets and liabilities, which qualify as financial instruments under Statement of Financial Accounting Standards No. 107 "Disclosures about Fair Value of Financial Instruments," approximates the carrying amounts presented in the consolidated balance sheet.

          CASH EQUIVALENTS - Cash equivalents include all highly liquid instruments having a maturity of less than three months from the purchase date. Cash equivalents include investment commercial paper.

          INVENTORIES - Inventories, which are comprised of raw materials, are stated at the lower of cost or market, with cost determined on the first-in, first-out (FIFO) method.

          IMPAIRMENT OF LONG-LIVED ASSETS - The Company periodically assesses the recoverability of the carrying amounts of long-lived assets, including intangible assets. A loss is recognized when expected undiscounted future cash flows are less than the carrying amount of the asset. The impairment loss is the difference by which the carrying amount of the asset exceeds its fair value.

          PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment are stated at cost and are being depreciated and amortized using the straight-line method over the estimated useful lives of the assets ranging from 3 to 15 years.

          INTANGIBLE ASSETS - Customer lists, software, drawings and design approvals are amortized using the straight-line method over the estimated useful lives of the assets ranging from three to five years.

          ADVERTISING COSTS - The Company expenses costs of advertising and promotion as incurred. Advertising expenses, included in selling, general and administrative expenses for the years ended April 30, 2000 and 1999, were approximately $145,000 and $182,000, respectively.

                         FIRECOM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

          INCOME TAXES - The Company complies with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial reporting of income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized.

          REVENUE RECOGNITION - Revenues related to manufacturing operations are recognized when goods are shipped. Revenues related to service contracts are recognized on a straight-line basis over the contract period.

          The Company uses the percentage-of-completion method of accounting to determine income on its fire safety system contracts. The percentage-of-completion is determined by relating the total costs incurred to date to management's estimate of total contract costs. Revisions in estimates and projected losses on contracts are recognized in the period in which they become known.

          NET INCOME PER COMMON SHARE - Statement of Financial Accounting Standards No. 128, "Earnings Per Share" requires dual presentation of basic and diluted income per share for all periods presented. Basic income per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the income of the Company.

          A reconciliation of the income, weighted-average shares and earnings per share (EPS) shares used in both calculations follows:


                                             YEAR ENDED APRIL 30, 2000

                                        INCOME         SHARES         EPS
                                        ------         ------         ---

Basic EPS
  Net income applicable to common
  shareholders                      $ 1,189,000      10,743,000     $  0.11

Effect of stock options                                 708,000       (0.01)
                                   --------------  -------------  -------------

Diluted EPS
  Net income applicable to common
   shareholders                     $ 1,189,000      11,451,000     $  0.10
                                   ==============  =============  =============

                         FIRECOM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

                                             YEAR ENDED APRIL 30, 1999

                                        INCOME         SHARES         EPS
                                        ------         ------         ---

Basic EPS
  Net income applicable to common
  shareholders                      $ 1,104,000      11,111,000     $  0.10

Effect of stock options and
 warrants                                               438,000
                                   --------------  -------------  -------------
Diluted EPS
  Net income applicable to common
   shareholders                     $ 1,104,000      11,549,000     $  0.10
                                   ==============  =============  =============

          USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 -  PROPERTY, PLANT AND EQUIPMENT:

          Property, plant and equipment consists of the following at April 30, 2000:


               Leasehold improvements                                $  348,000
               Machinery and equipment                                  832,000
               Furniture and fixtures                                   580,000
                                                                    ------------
                                                                      1,760,000
               Less accumulated depreciations and amortization        1,130,000
                                                                    ------------
                                                                     $  630,000
                                                                    ============

          The Company owns its headquarters building located in Woodside, New York. The building is approximately 15,000 square feet. Because of purchase accounting, it is carried at no value on the books of the Company.

                         FIRECOM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 -  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:

          Accrued expenses and other current liabilities consist of the following at April 30, 2000:


          Vacation pay                                              $   304,000
          Incentive compensation                                        246,000
          Payroll                                                       151,000
          Fringe benefits                                               306,000
          Deferred revenues                                              94,000
          Other                                                         634,000
                                                                    ------------
                                                                    $ 1,735,000
                                                                    ============
NOTE 4 -  NOTES PAYABLE:

          Notes payable consist of the following at April 30, 2000:


                                                       Interest
                                                         Rate
                                                      -----------
     Note payable to May Family, pursuant to
      Stock Purchase Agreement, in annual
      installments of $61,679, plus interest,
      through July 2000                                     12%      $   62,000

     Note payable to Norwood Venture Corp.,
      pursuant to Stock Purchase Agreement, in
      quarterly installments of $71,755,
      including interest, through March 2003                10%         736,000

     Notes payable to May Family, pursuant to the
      Option and Escrow Agreement, in annual
      installments of $61,697, plus interest, through
      September 2003, collaterialized by shares of the
      Company's Common Stock held in escrow              11.55%         247,000

     Note payable to BRD Systemes, Inc., pursuant to
      acquisition of certain assets, in quarterly
      installments of $9,586, including interest,
      through August 2000                                   10%          18,000
                                                                    ------------
                                                                      1,063,000
                                                                        363,000
                                                                    ------------
                                                                     $  700,000
                                                                    ============

                         FIRECOM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 -  NOTES PAYABLE (CONTINUED):

          Aggregate future principal payments are as follows:

               Year ended April 30:
                            2001                                     $  363,000
                            2002                                        306,000
                            2003                                        332,000
                            2004                                         62,000
                                                                    ------------
                                                                     $ 1,063,000
                                                                    ============

          The Company maintains a line of credit with a bank. Under the line of credit, the Company may borrow up to $5,000,000, with interest, at the bank's agreed rate (6.31% at April 30, 2000) plus 1 3/4%. Borrowings under the line of credit are collateralized by substantially all of the Company's assets, excluding real estate. Any borrowings under the line of credit outstanding in April 2001, which have been drawn upon for acquisition purposes (as defined in the line of credit agreement), will be converted into a 5-year term note payable in monthly installments, plus interest. In April 2002, any borrowings outstanding that are not repaid in full, will be converted into a 4-year term note, payable in monthly installments, plus interest. Borrowings under the line of credit at April 30, 2000 were $800,000.

          The line of credit contains certain financial covenants.

NOTE 5 -  STOCK OPTIONS, STOCK APPRECIATION RIGHTS AND WARRANTS:

          STOCK OPTIONS - The Company maintains a stock option plan (the "Plan") which expires April 30, 2008. The Common Stock reserved for issuance under the Plan is 1,700,000 shares. Information relating to the stock options under the Plan during the years ended April 30, 2000 and 1999 is as follows:

                                                       Number        Per Share
                                                     of Shares      Option Price
                                                   ------------    -------------

               Outstanding at April 30, 1998         1,114,000      $  .15-.625

               Granted                                  40,000             0.50
                                                   ------------    -------------
               Outstanding at April 30, 1999         1,154,000         .15-.625

               Granted                                  20,000             0.56
               Cancelled                               (28,000)       .375-.625
                                                   ------------    -------------
               Outstanding at April 30, 2000         1,146,000         .15-.625
                                                   ============    =============
               Exercisable at April 30, 2000           996,000      $  .15-.625
                                                   ============    =============

          The weighted average exercise price of outstanding options, as of April 30, 2000 was $.31 an option.

                         FIRECOM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 -  STOCK OPTIONS, STOCK APPRECIATION RIGHTS AND WARRANTS (CONTINUED):

          At May 1, 1999, 442,000 stock options issued to certain officers of the Company were due to expire. In connection with a one-year extension of these officers' employment contracts, they were granted a one-year extension to exercise their stock options. Under the provisions of Accounting Principles Board Opinion No. 25 (APB No. 25) "Accounting for Stock Issued to Employees" compensation expense of approximately $123,000 was recorded for the year ended April 30, 2000 to recognize the difference between the fair market value of the underlying stock at the date of the extension and the stock options' exercise prices.

          Effective May 1, 2000 the employment agreements of two officers of the Company were extended for a term of five years. Under the terms of the extended employment agreements, the stock options held by the officers under the Plan were extended for a period of seven years. Accordingly under the provisions of APB No. 25, compensation expense will be recorded for the year ended April 30, 2001 for the difference between the fair market value of the underlying stock and the stock options' exercise prices.

          The Company has adopted the disclosure-only requirements of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation" when accounting for equity transactions with employees. The Company applies APB No. 25 and related interpretations in accounting for its plans. Had compensation cost for the plan been determined based on the fair value of the options at the grant dates, consistent with SFAS No. 123, the Company's net income applicable to common shareholders and net income per share applicable to common shareholders would have been adjusted to the pro-forma amounts indicated below:

                                                        Year Ended April 30,
                                                   -----------------------------
                                                       2000              1999
                                                   -------------- --------------
Net income applicable to common shareholders:
  As reported                                      $  1,189,000      $ 1,104,000
  Pro forma                                           1,176,000        1,092,000

Net income per share applicable to common shareholders:
  Basic, as reported                                       0.11             0.10
  Diluted, as reported                                     0.10             0.10

  Basic, pro forma                                         0.11             0.10
  Diluted, pro forma                                       0.10             0.09

          The fair value of each option grant is estimated on the date of grant using the Black-Scholes Option Pricing Model with the following weighted average assumptions used for grants in 2000 and 1999 respectively: risk-free interest rate of 5%; no dividend yield; expected lives of 10 years; and expected volatility of 36% and 29%, respectively.

                         FIRECOM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5-   STOCK OPTIONS, STOCK APPRECIATION RIGHTS AND WARRANTS (CONTINUED):

          STOCK APPRECIATION RIGHTS - The Company has stock appreciation rights agreements (SARs) with certain officers and directors, which grants them the right to receive in cash the excess of the fair market value
          (FMV) of a common share over the base price (as defined in the agreements). The following summarizes the SARs at April 30, 2000:

                    Rights         Rights            Base
                    Granted      Excersable          Price           FMV
                  -----------  --------------   -------------   ------------

          (A)       400,000        400,000        $  0.125        $  0.75
          (A)       200,000        200,000            0.25           0.75
          (A)       200,000        200,000            0.50           0.75
          (A)       200,000        200,000            0.75           0.75
          (B)        40,000         40,000            0.56           0.75
          (B)        40,000         40,000            0.60           0.75
          (B)       120,000        120,000            0.14           0.75

          (A) These rights have been granted pursuant to an agreement with the Chairman of the Board of the Company and are exercisable in pro-rata installments over a five-year period. All unexercised rights will expire in December 2002.

          (B) These rights have been granted to directors upon their being elected to the Board of Directors.

               Selling, general and administrative expenses include a charge (credit) of approximately $254,000 and ($108,000) for the years ended April 30, 2000 and 1999, respectively, for compensation as a result of the SARs. At April 30, 2000, the Company has accrued compensation of $489,000 as a result of the SARs.

NOTE 6-   COMMON STOCK:

          On June 21, 1995, the Company signed a Stock Purchase Agreement to purchase 1,072,988 shares of the Company's $.01 par value Common Stock held by certain members of the May Family at $.45 per share. Terms of the Agreement provided for a cash payment in the amount of $174,448 and a five-year note in the amount of $308,397, bearing interest at 12% per annum. Interest is to be paid monthly. The principal is to be paid in five annual installments of $61,679. The Company's obligation under the note is collateralized by a pledge by the Company to the noteholder of 685,326 shares of the Company's Common Stock held in its treasury.

          On March 27, 1997, the Company purchased 1,166,662 shares of the Company's $.01 par value Common Stock at $.70 per share and 1,500,004 warrants at $.525 per warrant held by Norwood Venture Corp. The terms of the agreement provide for a cash payment in the amount of $320,833 and a six-year subordinated promissory note for $1,283,332, bearing interest at 10% per annum. Principal and interest totaling $71,755 is paid quarterly through March 2003. The note also contains certain financial covenants.

                         FIRECOM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6 -  COMMON STOCK (CONTINUED):

          In September 1998, pursuant to a related agreement with the May Family, the Company repurchased 536,495 shares of its Common Stock and 536,495 shares of its Class A Common Stock (which were retired) at an agreed upon price of $.575 per share. Pursuant to the agreement a cash payment of $308,485 was paid and the Company issued five, five-year notes, aggregating $308,485, bearing interest at 11.5% per annum were issued. Principal payments on the notes will be made in five installments aggregating $61,697. Interest on the notes is to be paid monthly. The notes are collateralized by the repurchased shares of the Company's Common Stock, which are held in escrow.

NOTE 7 -  PENSION PLAN AND PROFIT SHARING PLAN CONTRIBUTIONS:

          The Company makes contributions to a union-sponsored multi-employer defined contribution pension plan based on the wages paid to union employees covered under union contracts. Contributions to the multi-employer plan amounted to approximately $137,000 and $129,000 in 2000 and 1999, respectively. The Company has no intention of withdrawing from the plan nor has the Company been informed that there is any intention to terminate the plan.

          In fiscal 2000, the Company established a defined contribution profit sharing plan, which covers all non-union employees who meet certain eligibility requirements. Contributions to the plan are made at the discretion of the Board of Directors. For the year ended April 30, 2000, the Company accrued contributions to the plan of approximately $77,000.

NOTE 8 -  INCOME TAXES:

          The provision for income taxes consists of the following:

                                                       Year Ended April 30,
                                               ---------------------------------
                                                     2000                1999
                                               --------------       ------------
Current:
  Federal                                        $  690,000          $  562,000
  State and City                                    372,000             383,000
                                               --------------       ------------
                                                  1,062,000             945,000
                                               --------------       ------------
Deferred:
  Federal                                          (212,000)            (27,000)
  State and City                                   (100,000)            (19,000)
                                               --------------       ------------
                                                   (312,000)            (46,000)
                                               --------------       ------------
    Total                                        $  750,000          $  899,000
                                               ==============       ============

                         FIRECOM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 -  INCOME TAXES (CONTINUED):

          The following reconciles the Federal statutory rate to the effective income tax rate:



                                                       2000           1999
                                                    ------------    ------------
Computed tax expense at Federal statutory rate            34 %           34 %
State and City provision, net of Federal tax              12             12
Increasing research activities tax credit                 (5)            (3)
Other                                                     (2)             2
                                                    ------------    ------------
                                                          39 %           45 %
                                                    ============    ============

          The components of the Company's deferred tax asset and liability at April 30, 2000 are as follows:

Deferred tax assets:
  Allowance for doubtful accounts                                  $   185,000
  Stock appreciation rights                                            226,000
  Accrued incentive compensation                                        60,000
  Inventories                                                          155,000
  Vacation and other fringe benefits                                   218,000
  Research and development credit                                       63,000
  Other                                                                107,000
                                                                  --------------
Deferred tax asset                                                   1,014,000

Deferred tax liability, tax depreciation
 in excess of book depreciation                                         50,000
                                                                  --------------
Net deferred tax asset                                             $   964,000
                                                                  ==============


          No valuation allowance was deemed necessary at April 30, 2000 as the Company believes that it is more likely than not that the deferred tax asset will be fully realized based on current projections of future taxable income.

NOTE 9 -  COMMITMENTS AND CONTINGENCIES:

          The Company rents various warehouse facilities under noncancellable operating leases expiring through December 2003. The following are the aggregate future minimum rental payments, as of April 30, 2000:


               YEAR ENDING APRIL 30,
                      2001                                          $   93,000
                      2002                                              63,000
                      2003                                              27,000
                      2004                                              18,000
                                                                  --------------
                                                                    $  201,000

                         FIRECOM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 -  COMMITMENTS AND CONTINGENCIES (CONTINUED):

          Rent expense for the years ended April 30, 2000 and 1999 amounted to $152,000 and $94,000, respectively.

          The Company has certain employment agreements with key executives expiring through April 2005. Aggregate annual compensation under these agreements approximates $655,000.

          An employment agreement with an executive of the Company, which goes into effect May 1, 2000, provides for the executive, upon the expiration of his employment agreement, with the option to sell his stock and stock options back to the Company. The purchase price of the stock and stock options will be at a price equal to the difference between the exercise price of the stock options and the fair market value of the underlying stock. The agreement provides for a fair market value floor of $.75 and a fair market value ceiling of $1.25. The purchase price is to be paid on a deferred basis over 3 years.

          In connection with the acquisition of certain assets, the Company entered into a Consulting and Non-competition Agreement with the President of the company from whom the assets were acquired, and has continuing payment requirements of $25,000 per quarter through September 2000.

          In order to increase the distribution of its products and services on a national level, the Company has established a stock option plan for distributors of its products. The plan provides for the issuance of stock options to purchase the Company's common stock, at a pre-determined price ($.55, which approximated the fair market value of the common stock at the inception of the plan), provided that the distributor purchases a specified dollar amount of the Company's product over a three-year period.

          Various lawsuits and claims arising in the ordinary course of business have been instituted against the Company. While the ultimate effects of such litigation cannot be determined at the present time, it is management's opinion, based on the advice of legal counsel, that any liabilities resulting from the actions would not have a material effect on the Company's financial position, results of operations or cash flows.

NOTE 10 - PURCHASE CONCENTRATIONS:

          For the year ended April 30, 2000 the Company had net purchases of 13%, 13%, and 11% from three vendors, respectively. For the year ended April 30, 1999 the Company had net purchases of 14% and 11% from two vendors, respectively. In Management's opinion, the loss of any of these vendors should not materially affect the operations of the Company, as other sources of supplies are available.

NOTE 11 - CONCENTRATION OF CREDIT RISK:

          The Company's cash and cash equivalents, including commercial investment paper, of $4,061,000, are maintained in a financial institution, and at times exceed the Federal Deposit Insurance Corporation coverage of $100,000. Management regularly monitors the financial condition of the financial institution in order to keep the potential risk of loss to a minimum.

                         FIRECOM, INC. AND SUBSIDIARIES
                         ------------------------------

                           CONSOLIDATED BALANCE SHEET
                                   (unaudited)


                                JANUARY 31, 2001
                                ----------------


ASSETS

CURRENT ASSETS

     Cash and cash equivalents                                      $ 4,449,000
     Accounts receivable, net of allowance for doubtful
       accounts                                                       3,915,000
     Inventories                                                      2,063,000
     Deferred tax asset                                                 681,000
     Prepaid expenses and other current assets                          467,000
                                                                    -----------
       Total current assets                                         $11,575,000
                                                                    -----------

FIXED ASSETS

     PROPERTY, PLANT AND EQUIPMENT                                  $ 1,946,000
       Less:  Accumulated Depreciation & Amortization                 1,288,000
                                                                    -----------
         Total Fixed Assets                                         $   658,000
                                                                    -----------

OTHER ASSETS

     Deferred tax asset                                             $   361,000

     Intangible assets, less accumulated amortization               $    26,000
                                                                    -----------

          TOTAL ASSETS                                              $12,620,000
                                                                    ===========

                         FIRECOM, INC. AND SUBSIDIARIES
                         ------------------------------

                           CONSOLIDATED BALANCE SHEET
                                   (unaudited)


                                JANUARY 31, 2001
                                ----------------


LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:

Current portion of notes payable                                    $   300,000
Accounts payable                                                        406,000
Line of credit borrowing                                                800,000
Accrued expenses                                                      1,881,000
                                                                    -----------
     Total current liabilities                                      $ 3,387,000

LONG-TERM LIABILITIES:

Notes payable, less current portion                                     457,000
Accrued compensation                                                    646,000
                                                                    -----------
     Total Long-Term liabilities                                    $ 1,103,000
                                                                    -----------

SHAREHOLDERS' EQUITY

Preferred Stock, par value $1; authorized 1,000,000 shares,
  none issued                                                       $       -0-
Common Stock, par value $.01: Authorized 30,000,000 shares.
  Issued: 7,012,011  Outstanding:  5,787,185                             70,000
Class A Common Stock, par value $.01: Authorized 10,000,000 shares.
  Issued: 5,648,544  Outstanding:  4,960,213                             57,000
Additional Paid-In Capital                                            3,004,000
Retained Earnings                                                     6,225,000
                                                                    -----------
          Sub-Total                                                 $ 9,356,000
Less:  Treasury Stock, at cost, 1,224,826 shares of Common Stock
  and 688,331 shares of Class A Common Stock                          1,226,000
                                                                    -----------
     Total Shareholders' Equity                                     $ 8,130,000
                                                                    -----------

          TOTAL LIABILITIES & EQUITY                                $12,620,000
                                                                    ===========

                         FIRECOM, INC. AND SUBSIDIARIES
                         ------------------------------

                        CONSOLIDATED STATEMENTS OF INCOME
                                   (unaudited)

                                             THREE MONTHS ENDED          NINE MONTHS ENDED
                                             ---------------------------------------------
                                                 JANUARY 31                  JANUARY 31
                                                 ----------                  ----------
                                            2001           2000          2001            2000
                                            ----           ----          ----            ----

NET SALES:
  Product                               $ 3,542,000    $ 3,030,000    $10,257,000    $ 7,983,000
  Service                                 1,636,000      2,316,000      5,174,000      6,177,000
                                        -----------    -----------    -----------    -----------
     Total Sales                          5,178,000      5,346,000     15,431,000     14,160,000
                                        -----------    -----------    -----------    -----------

COST OF SALES:
  Product                                 2,146,000      2,171,000      6,557,000      5,750,000
  Service                                 1,064,000      1,069,000      3,041,000      2,917,000
                                        -----------    -----------    -----------    -----------
     Total Cost of Sales                  3,210,000      3,240,000      9,598,000      8,667,000
                                        -----------    -----------    -----------    -----------

GROSS PROFIT                              1,968,000      2,106,000      5,833,000      5,493,000
                                        -----------    -----------    -----------    -----------

OPERATING EXPENSES:
Selling, general and administrative       1,252,000      1,399,000      4,052,000      3,612,000
Research and development                    239,000        226,000        661,000        617,000
                                        -----------    -----------    -----------    -----------
     Total operating expenses             1,491,000      1,625,000      4,713,000      4,229,000
                                        -----------    -----------    -----------    -----------

INCOME FROM OPERATIONS                      477,000        481,000      1,120,000      1,264,000
                                        -----------    -----------    -----------    -----------

OTHER INCOME (EXPENSE)
Interest income                              71,000         57,000        206,000        150,000
Interest expense                            (37,000)       (45,000)      (121,000)      (142,000)
                                        -----------    -----------    -----------    -----------
     Total Other Income (Expense)            34,000         12,000         85,000          8,000
                                        -----------    -----------    -----------    -----------

INCOME BEFORE INCOME TAX                    511,000        493,000      1,205,000      1,272,000

INCOME TAX EXPENSE                          215,000        232,000        519,000        599,000

NET INCOME                              $   296,000    $   261,000    $   686,000    $   673,000
                                        ===========    ===========    ===========    ===========
NET INCOME PER COMMON SHARE:
     Basic                              $   .03        $   .02        $   .06        $   .06
     Diluted                            $   .03        $   .02        $   .06        $   .06
WEIGHTED AVERAGE NUMBER OF
SHARES USED IN COMPUTING EPS:
     Basic                               10,745,000     10,743,000     10,744,000     10,743,000
     Diluted                             11,282,000     11,355,000     11,335,000     11,316,000

                         FIRECOM, INC. AND SUBSIDIARIES
                         ------------------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)

                                                          NINE MONTHS ENDED
                                                          -----------------
                                                              JANUARY 31
                                                              ----------
                                                        2001            2000
                                                        ----            -----

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                                          $  686,000      $   673,000

Adjustments to reconcile net income to net
cash provided by operating activities:
  Depreciation and amortization                        174,000          178,000
  Provision for doubtful accounts                      187,000          260,000
  Deferred income tax credit                           (78,000)
  Employee stock option expense                        100,000
Increase (decrease) in cash attributable to
  changes in assets and liabilities:
    Accounts receivable                                (77,000)        (787,000)
    Inventories                                        (21,000)          71,000
    Prepaid expenses and other                        (260,000)         (21,000)
    Accounts payable                                  (453,000)         118,000
    Accrued expenses                                   146,000          138,000
    Accrued compensation                               157,000          120,000
                                                    ----------       ----------

NET CASH PROVIDED BY OPERATING ACTIVITIES              561,000          750,000
                                                    ----------       ----------

CASH FLOWS FROM INVESTING ACTIVITIES:

Acquisition of business                                  -0-           (123,000)
Capital expenditures                                  (186,000)         (92,000)
                                                    ----------       ----------

NET CASH USED IN INVESTING ACTIVITIES                 (186,000)        (215,000)
                                                    ----------       ----------

CASH FLOWS FROM FINANCING ACTIVITIES:

Repayment of debt                                     (306,000)        (297,000)
Sale of stock                                            2,000            -0-
                                                    ----------       ----------

NET CASH USED IN FINANCING ACTIVITIES                 (304,000)        (297,000)
                                                    ----------       ----------

NET INCREASE IN CASH
     AND CASH EQUIVALENTS                               71,000          238,000

CASH AND CASH EQUIVALENTS:
     Beginning of period                             4,378,000        4,061,000
                                                    ----------       ----------

     End of period                                  $4,449,000       $4,299,000
                                                    ==========       ==========

                         FIRECOM, INC. AND SUBSIDIARIES
                         ------------------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (continued)
                                   (unaudited)

                                                         NINE MONTHS ENDED
                                                         -----------------
                                                             JANUARY 31
                                                             ----------
                                                        2001            2000
                                                        ----            -----

SUPPLEMENTAL DISCLOSURES OF CASH
  FLOW INFORMATION:

Cash paid for interest during the period              $128,000         $150,000
                                                      ========         ========
Cash paid for income taxes during the period          $848,000         $675,000
                                                      ========         ========

                         FIRECOM, INC. AND SUBSIDIARIES
                         ------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)

NOTE 1: ACCOUNTING POLICIES:

The accounting policies followed by the Company are set forth in Note 1 of the Company's consolidated financial statements on Form 10-KSB for the fiscal year ended April 30, 2000.

In the opinion of management the accompanying consolidated financial statements contain the necessary adjustments, all of which are of a normal and recurring nature, to present fairly Firecom Inc. and its subsidiaries' consolidated financial position at January 31, 2001 and the consolidated results of operations for the three and nine months ended January 31, 2001 and 2000, and consolidated cash flows for the nine months ended January 31, 2001 and 2000.

Certain reclassifications were made in the 2000 financial statements to conform to the classifications used in the 2001 financial statements.

NOTE 2: PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following at January 31, 2001:

     Building improvements                                           $  480,000
     Machinery and equipment                                            882,000
     Furniture and fixtures                                             584,000
                                                                     ----------
                                                                     $1,946,000
        Less accumulated depreciation and amortization                1,288,000
                                                                     ----------
                                                                     $  658,000
                                                                     ==========

NOTE 3: NOTES PAYABLE

     The Company's long-term debt consists of the following at January 31, 2001:

     Notes payable to banks and other:
       Note payable to Norwood Venture                               $  572,000
       Note payable to May Family (second transaction)                  185,000
                                                                     ----------
                                                                     $  757,000
         Less current portion                                           300,000
                                                                     ----------
                                                                     $  457,000
                                                                     ==========

NOTE 4: INCOME PER COMMON SHARE

Statement of Financial Accounting Standards No. 128, "Earnings Per Share" requires dual presentation of basic and diluted earnings per share for all periods presented. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

A reconciliation of the income and weighted-average shares used in both calculations follows:

                                     Periods ended January 31, 2001
                                     ------------------------------
                           Three Months                             Nine Months
               ---------------------------------       ---------------------------------
               Income        Shares         EPS         Income        Shares         EPS
               ------        ------         ---         ------        ------         ---
Basic EPS      $296,000      10,745,000     $.03       $686,000      10,744,000     $.06

Effect of
  Stock options    -            537,000      -0-           -            591,000      -0-
               --------      ----------     ----       --------      ----------     ----

Diluted EPS    $296,000      11,282,000     $.03       $686,000      11,335,000     $.06
               --------      ----------     ----       --------      ----------     ----

                                     Periods ended January 31, 2000
                                     ------------------------------
                           Three Months                             Nine Months
               ---------------------------------       ---------------------------------
               Income        Shares         EPS         Income        Shares         EPS
               ------        ------         ---         ------        ------         ---
Basic EPS      $261,000      10,743,000     $.02       $673,000      10,743,000     $.06

Effect of
  Stock options    -            612,000      -0-           -            573,000      -0-
               --------      ----------     ----       --------      ----------     ----

Diluted EPS    $261,000      11,355,000     $.02       $673,000      11,316,000     $.06
               --------      ----------     ----       --------      ----------     ----

Unexercised employee stock options to purchase 160,660 shares of the Company's common stock for the three months ended January 31, 2001 were not included in the computation of diluted EPS because the options' exercise prices were greater than the average market price of the Company's common stock during the respective periods.

4,000 stock options were exercised in November, 2000.


NOTE 5: MANAGEMENT BUYOUT OFFER:

On January 24, 2001, Firecom, Inc. (the "Company") issued a press release announcing that it received a proposal from a management group led by the Company's President and Chief Executive Officer, Paul Mendez, and including other principal shareholders of the Company, to acquire for a cash price of $.70 per share all outstanding shares of the Company not already held by the group. The group currently holds 68.8% of all outstanding shares of the Company.

                                  FIRECOM, INC.
                                  -------------

                          PROXY FOR THE SPECIAL MEETING
                   OF SHAREHOLDERS TO BE HELD __________, 2001

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           -----------------------------------------------------------

     The undersigned shareholder of Firecom, Inc., a New York corporation ("Firecom"), acknowledges receipt of the Notice of Special Meeting of Shareholders and the Proxy Statement dated _________, 2001, and, revoking all prior proxies, hereby appoint(s) ____________ and ___________, and each of them, with full power of substitution, as proxies to represent and vote all shares of Common Stock and Class A Common Stock of Firecom, which the undersigned would be entitled to vote if present in person at the Special Meeting of Shareholders (the "Meeting") of Firecom to be held on ____________, 2001 at 10:00 a.m., local time, and at any adjournment or adjournments thereof (the "Meeting"). These proxies are authorized to vote in their discretion upon such other matters as may properly come before the Meeting.

                 PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY
                  IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE

  [X] Votes must be indicated, as in example to the left, in black or blue ink.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL.

     The undersigned hereby instructs said proxies or their substitutes to vote as specified below on the following matter and in accordance with their judgment on any other matters which may properly come before the meeting.

     1.   Agreement and Plan of Merger and transactions contemplated thereby.


               FOR                    AGAINST                      ABSTAIN

               [ ]                      [ ]                           [ ]

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will ABSTAIN from voting on the above proposal.

     Please mark, sign, date and return this proxy card promptly using the enclosed envelope.

     Date:                    , 2001
           -------------------

     Signed:
            -------------------------------------------------------------------

     SIGNATURE:
               ----------------------------------------------------------------

     SIGNATURE IF HELD JOINTLY:
                               ------------------------------------------------

     Please sign exactly as name(s) appear on your stock certificates. If your stock certificate is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys, and corporate officers should add their titles.

                                                                         ANNEX A




                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                              ALRM ACQUISITION INC.

                                       AND

                                  FIRECOM, INC.

                               DATED APRIL 3, 2001

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

ARTICLE 1 The Merger..........................................................1
   1.1   The Merger...........................................................1
   1.2   Effective Time.......................................................1
   1.3   Effects of the Merger................................................2
   1.4   Certificate of Incorporation and Bylaws; Directors and Officers......2
   1.5   The Closing..........................................................2
ARTICLE 2 Effect of the Merger on Securities of the Company...................2
   2.1   Purchaser Stock......................................................2
   2.2   Conversion of Firecom Stock..........................................3
   2.3   Exchange of Certificates.............................................4
   2.4   Closing of Transfer Books............................................5
   2.5   No Further Ownership Rights in Firecom Stock.........................5
ARTICLE 3 Representations and Warranties of the Company.......................5
   3.1   Organization, Standing and Power.....................................5
   3.2   Capital Structure....................................................6
   3.3   Authority; Non-Contravention.........................................6
   3.4   SEC Documents........................................................8
   3.5   Absence of Certain Events............................................9
   3.6   Litigation...........................................................9
   3.7   Compliance with Applicable Law.......................................9
   3.8   Taxes...............................................................10
   3.9   Brokers.............................................................10
   3.10  Opinion of Financial Advisor........................................10
ARTICLE 4 Representations and Warranties of the Purchaser....................11
   4.1   Organization, Standing and Power....................................11
   4.2   Authority; Non-Contravention........................................11
   4.3   Brokers.............................................................12
   4.4   Litigation..........................................................12
ARTICLE 5 Covenants..........................................................12
   5.1   Alternative Proposals...............................................12
   5.2   Interim Operations of the Company...................................13
   5.3   Meeting of the Company's Shareholders...............................15
   5.4   Filings, Other Action...............................................15
   5.5   Inspection of Records...............................................16
   5.6   Publicity...........................................................16
   5.7   Proxy Statement.....................................................16
   5.8   Further Action......................................................17
   5.9   Expenses............................................................17
   5.10  Indemnification.....................................................17
   5.11  Takeover Statute....................................................18
   5.12  Conduct of Business by Purchaser Pending the Merger.................19
   5.13  Conveyance Taxes....................................................19
ARTICLE 6 Conditions to Merger...............................................19

   6.1   Conditions to Each Party's Obligation to Effect the Merger..........19
   6.2   Conditions to Obligation of Company to Effect the Merger............20
   6.3   Conditions to Obligation of Purchaser to Effect the Merger..........20
ARTICLE 7 Termination........................................................22
   7.1   Termination by Mutual Consent.......................................22
   7.2   Termination by Either Purchaser or Company..........................22
   7.3   Termination by Company..............................................22
   7.4   Termination by Purchaser............................................23
   7.5   Effect of Termination and Abandonment...............................24
   7.6   Extension, Waiver...................................................24
ARTICLE 8 General Provisions.................................................25
   8.1   Nonsurvival of Representations, Warranties and Agreements...........25
   8.2   Notices.............................................................25
   8.3   Assignment; Binding Effect..........................................25
   8.4   Entire Agreement....................................................26
   8.5   Amendment...........................................................26
   8.6   Governing Law.......................................................26
   8.7   Counterparts........................................................26
   8.8   Headings............................................................26
   8.9   Interpretation......................................................26
   8.10  Waivers.............................................................26
   8.11  Incorporation of Exhibits and Schedules.............................27
   8.12  Severability........................................................27
   8.13  Confidentiality.....................................................27
   8.14  Enforcement of Agreement............................................27

                                   DEFINITIONS


Agreement.....................................................................1
Alternative Proposal.........................................................12
Certificate of Merger.........................................................1
Certificates..................................................................3
Class A Common Stock..........................................................1
Closing.......................................................................2
Closing Date..................................................................2
Code.........................................................................10
Common Stock..................................................................1
Company.......................................................................1
Company Options...............................................................6
Company Permits...............................................................9
Company SEC Documents.........................................................8
Department of State...........................................................1
Dissenting Shares.............................................................3
Effective Time................................................................1
Evaluation Material..........................................................27
Exchange Act..................................................................8
Firecom Stock.................................................................1
Governmental Entity...........................................................7
Indemnified Parties..........................................................17
Instrument....................................................................7
Material Adverse Change.......................................................6
Material Adverse Effect.......................................................6
Meeting of Shareholders......................................................15
Merger........................................................................1
Merger Consideration..........................................................3
NYBCL.........................................................................1
Paying Agent..................................................................4
Preferred Stock...............................................................6
Proponents...................................................................20
Proxy Statement..............................................................16
Purchaser.....................................................................1
Purchaser Stock...............................................................1
Redemption Price..............................................................4
Retained Shares...............................................................1
Schedules.....................................................................5
SEC...........................................................................8
Securities Act................................................................8
Stock Plan....................................................................6
Surviving Corporation.........................................................1
Tax..........................................................................10
Tax Return...................................................................10

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated April 3, 2001, between ALRM ACQUISITION INC., a New York corporation (the "Purchaser"), and FIRECOM, INC., a New York corporation (and together with its subsidiaries, the "Company").

                                    RECITALS
                                    --------

     A. The Boards of Directors of the Purchaser and the Company have approved, and deem it advisable and in the best interests of their respective companies and shareholders to consummate a merger (the "Merger") of the Purchaser, with and into the Company, wherein each issued and outstanding share of Common Stock, par value $.01 per share, of the Company (the "Common Stock") and each issued and outstanding share of Class A Common Stock, par value $.01 per share, of the Company (the "Class A Common Stock" and, together with the Common Stock, the "Firecom Stock"), except shares of Firecom Stock held by holders who comply with the provisions of New York law regarding the right of shareholders to dissent from the Merger and require appraisal of their shares of Firecom Stock and shares of Firecom Stock held by the Purchaser (the "Retained Shares"), will be converted into the right to receive $0.80 per share, in cash, without interest, and each issued and outstanding share of Common Stock, par value $.01 per share, of the Purchaser (the "Purchaser Stock") shall be converted into a share of common stock in the Surviving Corporation (as hereinafter defined).

     B. The Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby.

          NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                                   THE MERGER

     1.1  The Merger. Upon the terms and subject to the conditions hereof, and
          ----------
in accordance with the Business Corporation Law of New York ("NYBCL"), the Purchaser shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Purchaser in accordance with the NYBCL.

     1.2  Effective Time. Subject to the provisions of this Agreement, the
          --------------
Merger shall become effective when the Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the NYBCL, is filed with the Department of State of the State of New York (the "Department of State"). When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is filed with the Department of State or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as reasonably practicable (but not later than the first business day) after the satisfaction or waiver of the conditions to the Merger set forth herein.

     1.3  Effects of the Merger. The Merger shall have the effects set forth in
          ---------------------
the NYBCL.

     1.4  Certificate of Incorporation and Bylaws; Directors and Officers.
          ---------------------------------------------------------------

          (a) Subject to the terms of Section 5.10, the Certificate of Incorporation and the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended by the Certificate of Merger to make such changes regarding the capitalization of the Surviving Corporation as the Purchaser may request and, as so amended, the Certificate of Incorporation and the Bylaws of the Company shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The directors of the Purchaser at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

          (c) The officers of the Company at the Effective Time and such other persons as designated by the Purchaser shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

     1.5  The Closing. Subject to the terms and conditions of this
          -----------
Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place (a) at the offices of Thelen Reid & Priest LLP, 40 West 57th Street, New York, NY 10019, at 10:00 a.m., local time, on the first business day following the day on which the last to be fulfilled or waived of the conditions set forth in Article 6 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as the Purchaser and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

                                    ARTICLE 2

                       EFFECT OF THE MERGER ON SECURITIES
                                 OF THE COMPANY

     2.1  Purchaser Stock. At the Effective Time, each share of Purchaser
          ---------------
Stock outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $.01 per share, of the Surviving Corporation, and each certificate theretofore representing any such shares shall, without any action on the part of the holder thereof, be deemed to represent the same number of shares of the Surviving Corporation.

     2.2  Conversion of Firecom Stock.
          ---------------------------

          (a) Subject to Section 2.2(b), at the Effective Time each issued and outstanding share of Firecom Stock (other than shares of Firecom Stock held by the Purchaser) shall be converted into the right to receive $0.80, in cash, without interest (the "Merger Consideration"). All such shares of Firecom Stock, when so converted, shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate or certificates (the "Certificates") representing any such shares of Firecom Stock shall thereafter cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

          (b) Notwithstanding any provision of this Agreement to the contrary, if required by the NYBCL but only to the extent required thereby, shares of Firecom Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Firecom Stock who have properly exercised appraisal rights with respect thereto in accordance with the NYBCL (the "Dissenting Shares") will not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Firecom Stock will be entitled to receive payment of the appraised value of such shares of Firecom Stock in accordance with the provisions of the NYBCL unless and until such holders shall fail to perfect or shall effectively withdraw or shall have lost their rights to appraisal and payment under the NYBCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Firecom Stock will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company will give the Purchaser prompt notice of any demands received by the Company for appraisals of shares of Firecom Stock. The Company shall not, except with the prior written consent of the Purchaser, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

          (c) At or prior to the Effective Time, the Company shall have made arrangements, the effect of which shall be that no shares of Common Stock, Class A Common Stock or other capital stock of the Company or the Surviving Corporation shall be issuable pursuant to options or warrants to purchase shares, or securities convertible into shares, of Common Stock. The Company shall (i) cause the Stock Plan (as defined in Section 3.2) to terminate as of the Effective Time, (ii) grant no additional Company Options (as defined in Section 3.2) after the date of this Agreement and (iii) accelerate the vesting of all options issued under the Stock Plan at or prior to the Effective Time. The Company shall take all such actions under the Stock Plan necessary so that each Company Option shall be converted into the right to receive in exchange therefor from the Surviving Corporation, to be paid an amount in cash per Company Option equal to the Merger Consideration minus the per share exercise price of such Company Option as of the date hereof (the result of any such calculation being the "Redemption Price").

          (d) Payment of the Redemption Price in accordance with Section 2.2(c) above shall be contingent upon consummation of the Merger and shall be subject to applicable withholding of income and other taxes. Payment of the Redemption Price shall be made by the Surviving Corporation to the holders of the Company

Options at or as promptly as practicable after the Effective Time, without interest.

     2.3  Exchange of Certificates.
          ------------------------

          (a) Prior to the Effective Time, the Purchaser shall appoint a bank or trust company to act as paying agent hereunder, which shall be American Stock Transfer and Trust Company, or such other entity as the Purchaser and the Company may mutually select (the "Paying Agent") for the payment of the Merger Consideration upon surrender of Certificates. All of the fees and expenses of the Paying Agent shall be borne by the Surviving Corporation.

          (b) The Purchaser shall take all steps necessary to enable and cause the Surviving Corporation to provide the Paying Agent with cash in amounts necessary to pay the Merger Consideration, when and as such amounts are needed by the Paying Agent.

          (c) As soon as reasonably practicable after the Effective Time but within 20 days of such time, the Paying Agent shall mail to each holder of record of Firecom Stock immediately prior to the Effective Time (excluding any Dissenting Shares) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of such Certificates to the Paying Agent and shall be in such form and have such other provisions as the Purchaser shall reasonably specify) and (ii) instructions for the use thereof in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a bank check in the amount of cash into which the shares of Firecom Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.2, and the Certificates so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the Certificate so surrendered is registered, it shall be a condition of payment that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the transfer of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

     Until surrendered as contemplated by this Section 2.3, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Firecom Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.2.

          (d) None of the Purchaser, the Company, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of shares of Firecom Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (e) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Purchaser, the posting by such person of a bond in such reasonable amount as the Purchaser may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, deliverable in respect thereof pursuant to this Agreement.

     2.4  Closing of Transfer Books. At or after the Effective Time, there
          -------------------------
shall be no transfers on the stock transfer books of the Company of the shares of Firecom Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 2.

     2.5  No Further Ownership Rights in Firecom Stock. From and after the
          --------------------------------------------
Effective Time, the holders of shares of Firecom Stock which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Firecom Stock except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Firecom Stock.

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Purchaser that, except as set forth in schedules hereto specifically referring to the Sections hereof intended to be so qualified (the "Schedules"):

     3.1  Organization, Standing and Power. The Company is a corporation
          --------------------------------
duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to the Purchaser or the Company, as the case may be, any change or effect, either individually or in the aggregate, that is materially adverse to the business, assets, financial condition or results of operations of the Purchaser, or the Company, as the case may be.

     3.2  Capital Structure. The authorized capital stock of the Company
          -----------------
consists of 41,000,000 million shares, of which 30,000,000 shares are designated as Common Stock, 10,000,000 of which are designated as Class A Common Stock and 1,000,000 million shares of which are designated as Preferred Stock, par value $1.00 per share ("Preferred Stock").

     At the date hereof (i) 5,789,685 shares of Common Stock were issued and outstanding, and 4,957,713 shares of Class A Common Stock were issued and outstanding, and (ii) 1,224,826 shares of Common Stock and 688,331 shares of Class A Common Stock are held by the Company in its treasury. As of the date hereof there are no shares of Preferred Stock outstanding. All outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and not subject to preemptive rights.

     At the date hereof there are (i) Company Options outstanding under the Company's Incentive and Non-Qualified Stock Option Plan (the "Stock Plan" to acquire 1,122,000 shares of the Company's Common Stock, all of which are vested on the date hereof or shall vest prior to the Effective Time, and (ii) 31,068 Company Options outstanding under the Company Distributors Stock Option Plan, all of which are vested on the date hereof (collectively, the "Company Options").

     Except for such Company Options, there are no options, warrants, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company. Schedule 3.2 sets forth the name of each holder of a Company Option, the number of shares of Common Stock for which such Company Option is exercisable and the exercise price per share of Common Stock subject to such Company Option. Since October 22, 1999, no shares of the Company's capital stock have been issued other than pursuant to the exercise of Company Options already in existence on such date and the Company has not granted any stock options for any capital stock or other voting securities of the Company.

     3.3  Authority; Non-Contravention.
          ----------------------------

          (a) The Board of Directors of the Company has approved this Agreement and determined that the Merger is fair and in the best interests of the Company and its shareholders, and the Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger by the shareholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to such approval of the Merger by the shareholders of the Company. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by the Purchaser) constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms. Other than as set forth on Schedule 3.3(a), the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, contractually require any offer to purchase or any prepayment of any debt, contractually require the payment of (or result in the vesting of) any severance, golden parachute, change of control or similar type of payment, or give rise to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under, any provision of:

               (i) the Certificate of Incorporation or Bylaws of the Company,

               (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, concession, franchise or license (any of the foregoing, an "Instrument") applicable to the Company (other than Instruments involving aggregate payments by or to the Company of $100,000 or less), or

               (iii) subject to the governmental filings and other matters referred to in Section 3.3(b) and approval of this Agreement by the Company's shareholders, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to, or Company Permit (as defined in Section 3.7) of or relating to, the Company or any of its properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, offers, prepayments, payments, losses or liens, that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.
Schedule 3.3(b) lists the amounts payable or that will or may become payable to directors, officers or employees or former directors, officers or employees of the Company as a result of the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby. Copies of all contracts, agreements, instruments or other documents referred to in
Schedule 3.3(a) and (b) have been furnished to the Purchaser.

          (b) No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory or administrative agency, authority or tribunal (a "Governmental Entity") is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) in connection or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Department of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) such filings and approvals as may be required by any applicable state securities or "blue sky" laws or state takeover laws, and (iv) such other consents, orders, authorizations, registrations, approvals, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

     3.4  SEC Documents.
          -------------

          (a) Since May 1, 1998, the Company has filed all documents with the Securities and Exchange Commission ("SEC") required to be filed under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder) (the "Securities Act"), or the Exchange Act (such documents filed with the SEC on or before the date of this Agreement being the "Company SEC Documents"). As of their respective dates, (i) the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) none of the

Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements contained in Quarterly Reports on Form 10-QSB of the Company, as permitted by the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company as at the dates thereof and the results of its operations and changes in shareholders' equity and cash flow for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

          (b) Except as set forth in the Company SEC Documents, the Company has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since January 31, 2001 which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (c) To the extent there are such and to the extent permitted by applicable law, the Company has heretofore made available to the Purchaser a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously have been filed with the SEC pursuant to the Exchange Act.

     3.5  Absence of Certain Events. Other than a reserve of approximately
          -------------------------
$500,000 that the Company may incur in connection with certain warranty items, since January 31, 2001, the Company has operated its business only in the ordinary course consistent with past practice and, except as contemplated by this Agreement or disclosed in the Company SEC Documents, there has not occurred
(i) any Material Adverse Change in the Company; (ii) any change by the Company in its accounting methods, principles or practices; (iii) any amendments or changes in the Certificate of Incorporation or Bylaws of the Company; (iv) any revaluation by the Company of any of its assets, including, without limitation, write-offs of accounts receivable or write-offs or write-downs of inventory, other than in the ordinary course of the Company's business consistent with past practices; (v) any damage, destruction or loss with respect to property or assets of the Company having a book value, individually or in the aggregate, of in excess of $100,000; (vi) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company; (vii) any grant of any severance or termination pay to any director, officer or key employee of the Company; (viii) any entry into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or key employee of the Company; (ix) any increase in benefits payable under any existing severance or termination pay policies or employment agreements with any director, officer or key employee of the Company except in the ordinary course of business consistent with past practice; or (x) any increase in compensation, bonus or other benefits payable to directors, officers or key employees of the Company except in the ordinary course of business consistent with past practice.

     3.6  Litigation. Except as set forth in the Company SEC Documents,
          ----------
there are no actions, suits, proceedings, investigations or reviews pending against the Company or, to the knowledge of the Company, threatened against the Company, at law or in equity, or before or by any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Entity or any arbitrator or arbitration tribunal.

     3.7  Compliance with Applicable Law. The Company holds all permits,
          ------------------------------
licenses, variances, exceptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its business (the "Company Permits"), except where the failure to hold any Company Permit, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect on the Company. The Company is conducting its business in compliance in all material respects with the terms of the Company Permits. The business of the Company is not being, and has not been, conducted in violation in any material respect of any law, Company Permit, ordinance or regulation of any Governmental Entity.

     3.8  Taxes. (i) The Company has filed all material Tax Returns required
          -----
to have been filed on or before the date hereof, which returns are true and complete in all material respects and all Taxes shown due thereon have been paid; (ii) no issues that have been raised by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; (iii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) by a taxing authority have been paid in full or are being contested in good faith by the Company; and (iv) a reserve which the Company reasonably believes to be adequate has been set up for the payment of all such Taxes anticipated to be payable in respect of periods through the date hereof. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of
Section 6662 of the Internal Revenue Code of 1986, as amended (the "Code"). The Company is not a party to any Tax allocation or sharing agreement. The Company does not have any liability for the Taxes of any person under Treas. Reg. (ss.) 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Neither the Company nor the Surviving Corporation will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual," as those terms are defined in Section 280G of the Code, without regard to whether such payment is to be made in the future. For purposes of this Agreement, (a) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority, and (b) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     3.9  Brokers. No broker, investment banker or other person is entitled
          -------
to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     3.10 Opinion of Financial Advisor. The Special Committee and the Board
          ----------------------------
of Directors of the Company have received the opinion of Burnham Securities Inc. to the effect that, as of the date hereof, the Merger Consideration in cash to be received by the holders of shares of Firecom Stock and the holders of Company Options is fair to such holders from a financial point of view.

                                    ARTICLE 4

                        REPRESENTATIONS AND WARRANTIES OF
                                  THE PURCHASER

     The Purchaser represents and warrants to the Company as follows:

     4.1  Organization, Standing and Power. The Purchaser is a corporation
          --------------------------------
duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted.

     4.2  Authority; Non-Contravention.
          ----------------------------

          (a) The Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by the Purchaser and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or give rise to the loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Purchaser under, any provision of:

               (i) the Certificate of Incorporation or Bylaws of the Purchaser,

               (ii) any Instrument applicable to the Purchaser, or

               (iii) subject to the governmental filings and other matters referred to in Section 4.2(b), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Purchaser or any of its properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, offers, prepayments, payments, losses or liens, that, individually or in the aggregate, would not have a Material Adverse Effect on the Purchaser, materially impair the ability of the Purchaser to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

          (b) No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby, except for (i) in connection with or in compliance with the provisions of the Exchange Act, (ii) the filing of the Certificate of Merger with the Department of State and appropriate documents with the relevant authorities of other states in which the Purchaser is qualified to do business, (iii) such filings and approvals as may be required by any applicable state securities or "blue sky" laws or state takeover laws, and (iv) such other consents, orders, authorizations, registrations, approvals, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser, materially impair the ability of the Purchaser to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

     4.3  Brokers. No broker, investment banker or other person is entitled
          -------
to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

     4.4  Litigation. There are no actions, suits, proceedings,
          ----------
investigations or reviews pending against the Purchaser or, to the knowledge of the Purchaser, threatened against the Purchaser, at law or in equity, or before or by any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Entity or any arbitrator or arbitration tribunal.

                                    ARTICLE 5

                                    COVENANTS

     5.1  Alternative Proposals. Prior to the Effective Time, the Company
          ---------------------
agrees:

          (a) that it shall not, nor shall it permit its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) to, initiate, solicit or knowingly encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of any equity securities of, the Company or all or any significant portion of the assets of the Company (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or entity relating to an Alternative Proposal or otherwise take any action to knowingly facilitate any effort or attempt to make or implement an Alternative Proposal;

          (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person or entity conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform any such person or entity of the Company's obligations under this Section 5.1; and

          (c) that it will notify the Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 5.1 shall prohibit the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide Alternative Proposal that the Board of Directors of the Company in good faith determines (in consultation with its financial advisors) represents a financially superior transaction for the shareholders of the Company as compared to the Merger, if, and only to the extent that, (A) the Board of Directors of the Company, based upon the advice of outside counsel, determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties imposed by law and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to the Purchaser to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 5.1 shall (A) permit the Company to terminate this Agreement (except as specifically provided in Article 7 hereof), (B) permit the Company to enter into any agreement with respect to an Alternative Proposal for as long as this Agreement remains in effect unless the Company shall have given the Purchaser 5 days' prior written notice of its intent to terminate the Agreement during which period the Purchaser will have the opportunity to match the consideration offered by any such Alternative Proposal (if the Purchaser offers to match such consideration, the Agreement shall be amended to increase the consideration and, if necessary, to extend time periods to permit proxy recirculation (it being agreed that for as long as this Agreement remains in effect, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal), or (C) affect any other obligation of the Company under this Agreement.

     5.2  Interim Operations of the Company.
          ---------------------------------

          (a) From and after the date of this Agreement until the Effective Time, except as contemplated by any other provision of this Agreement, unless the Purchaser has consented in writing thereto, the Company:

               (i) shall conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

               (ii) shall use its reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those persons having business relationships with it;

               (iii) shall not amend its Certificate of Incorporation or Bylaws or comparable governing instruments;

               (iv) shall promptly notify the Purchaser of any breach of any representation or warranty contained herein or any Material Adverse Change with respect to the Company;

               (v) shall promptly deliver to the Purchaser true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

               (vi) (A) shall not, except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof and (B) shall not (x) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock or grant, confer or award any bonuses or other forms of cash incentives to any officer, director or key employee, (y) except in the ordinary course of business consistent with past practice, increase any compensation with any present or future officers, directors or key employees, grant any severance or termination pay to, or enter into any employment or severance agreement with any officer, director or key employee or amend any such existing agreement in any material respect (other than pursuant to severance agreements previously delivered to the Purchaser), or (z) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect;

               (vii) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or make any commitment for any such action;

               (viii) shall not sell, lease, abandon or otherwise dispose of any of its assets or acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, except in the ordinary course of business consistent with past practice;

               (ix) shall not incur or guarantee any indebtedness for borrowed money or make any loans, advances or capital contributions to, or investments in, any other person, or issue or sell any debt securities other than borrowings under existing lines of credit and usual and customary advancement of expenses in the ordinary course of business;

               (x) shall not mortgage or otherwise encumber or subject to any lien any of its properties or assets;

               (xi) shall not make any change to its accounting (including tax accounting) methods, principles or practices, except as may be required by generally accepted accounting principles and except, in the case of tax accounting methods, principles or practices, in the ordinary course of business of the Company;

               (xii) shall not make any commitment or enter into any contract or agreement or make any capital expenditure except for (x) customer purchase orders and purchases of raw materials used in the business of the Company agreed to or made in the ordinary course of business consistent with past practice, (y) any other commitment, contract and agreement involving aggregate payments to or by the Company not in excess of $100,000, providing for termination without notice by the Company on 90 or fewer days' notice, and made by the Company in the ordinary course of business consistent with past practice or (z) capital expenditures that individually or in the aggregate do not exceed $100,000;

               (xiii) shall not revalue any of its assets, including, without limitation, writing down the value of its inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

               (xiv) shall not make any tax election except consistent with past practice or settle or compromise any material income tax liability;

               (xv) shall not settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

               (xvi) shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice; or

               (xvii) shall not agree or otherwise commit to take any of the foregoing actions or take, or agree to take, any action which would result in a failure of the condition to Closing set forth in Section 6.3(a).

     5.3  Meeting of the Company's Shareholders. The Company will take all
          -------------------------------------
action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its shareholders (the "Meeting of Shareholders") as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger. The Board of Directors of the Company shall recommend such approval and the Purchaser and the Company shall each take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement (as defined in Section 5.7); provided, however, that such recommendation or solicitation is subject to any action (including any withdrawal or change of its recommendation) taken (but only in compliance with the proviso in Section 5.1(c)) by, or upon authority of, the Board of Directors of the Company in the exercise of its good faith judgment based upon the advice of outside counsel as to its fiduciary duties imposed by law.

     5.4  Filings, Other Action. Subject to the terms and conditions herein
          ---------------------
provided, the Company and the Purchaser shall:

          (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and

          (b) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the Purchaser and the Company shall take all such necessary action.

     5.5  Inspection of Records. From the date hereof to the Effective Time,
          ---------------------
the Company shall (i) allow all designated officers, attorneys, accountants and other representatives of the Purchaser reasonable access at all reasonable times upon reasonable notice to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Company, (ii) furnish to the Purchaser's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request,
(iii) instruct its employees, counsel and financial advisors to cooperate with the Purchaser in the Purchaser's investigation of the business of the Company, and (iv) make its management personnel available for discussions with representatives of the Purchaser at mutually convenient times.

     5.6  Publicity. The initial press release relating to this Agreement
          ---------
shall be a joint press release and thereafter the Company and the Purchaser shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use all reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange (or other similar regulatory body) with respect thereto.

     5.7  Proxy Statement.
          ---------------

          (a) The Company shall prepare and file with the SEC as soon as practicable a preliminary form of the proxy statement (the "Proxy Statement") to be mailed to the holders of Firecom Stock in connection with the Meeting of Shareholders. The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act. The Company will use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC. The Company will notify the Purchaser of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply the Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement prior to its being filed with the SEC and shall give the Purchaser and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and the Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the shareholders of the Company. If at any time prior to the approval of this Agreement by the Company's shareholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will prepare and mail to its shareholders such an amendment or supplement.

          (b) The Company agrees that the Proxy Statement and each amendment or supplement thereto at the time of mailing thereof and at the time of the Meeting of Shareholders will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning the Purchaser furnished to the Company by the Purchaser specifically for use in the Proxy Statement. The Purchaser agrees that the information concerning the Purchaser provided by it in writing for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Meeting of Shareholders will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.8  Further Action. Each party hereto shall, subject to the
          --------------
fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

     5.9  Expenses. Whether or not the Merger is consummated, all costs and
          --------
expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein.

     5.10 Indemnification.
          ---------------

          (a) From and after the Effective Time, the Purchaser agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present officers and directors of the Company, including directors acting as members of a committee of the Board of Directors (the "Indemnified Parties") to the full extent such persons may be indemnified by the Company pursuant to the Company's Certificate of Incorporation and Bylaws as in effect as of the date hereof for acts and omissions occurring at or prior to the Effective Time and shall advance reasonable litigation expenses incurred by such persons in connection with defending any action arising out of such acts or omissions, provided that such persons provide the requisite affirmations and undertakings, as required by applicable law or set forth in the Company's Certificate of Incorporation or Bylaws as in effect prior to the Effective Time.

          (b) Any Indemnified Party will promptly notify the Purchaser and the Surviving Corporation of any claim, action, suit, proceeding or investigation for which such party may seek indemnification under this Section; provided, however, that the failure to furnish any such notice shall not relieve the Purchaser or the Surviving Corporation from any indemnification obligation under this Section except to the extent the Purchaser or the Surviving Corporation is prejudiced thereby. In the event of any such claim, action, suit, proceeding, or investigation, (x) the Surviving Corporation will have the right to assume the defense thereof by counsel reasonably acceptable to the Indemnified Parties, and the Surviving Corporation will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred thereafter by such Indemnified Parties in connection with the defense thereof, except that all Indemnified Parties (as a group) will have the right to retain one separate counsel, reasonably acceptable to such Indemnified Parties and the Purchaser, at the expense of the indemnifying party if the named parties to any such proceeding include both the Indemnified Parties and the Surviving Corporation and the representation of such parties by the same counsel would be inappropriate due to a conflict of interest between them, (y) the Indemnified Parties will cooperate in the defense of any such matter, and (z) the Surviving Corporation will not be liable for any settlement effected without its prior written consent.

          (c) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions that are no less favorable to the past and present officers and directors of the Company than those set forth as of the date hereof in the Certificate of Incorporation of the Company and the Bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were entitled to indemnification thereunder.

          (d) The Surviving Corporation shall use reasonable commercial efforts to maintain in effect for six years from the Effective Time directors' and officers' "tail" liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to the existing coverage.

          (e) This Section 5.10 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of the Purchaser, the Company and the Surviving Corporation. The Purchaser hereby guarantees the performance by the Surviving Corporation of the indemnified obligations pursuant to this
Section 5.10.

     5.11 Takeover Statute. If any "fair price", "moratorium", "control share
          ----------------
acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

     5.12 Conduct of Business by Purchaser Pending the Merger. Prior to the
          ---------------------------------------------------
Effective Time and subject to any applicable regulatory approvals, the Purchaser shall (a) perform its obligations under this Agreement in accordance with the terms hereof and thereof and take all other actions necessary or appropriate for the consummation of the transactions contemplated hereby and (b) not engage directly or indirectly in any business or activities of any type or kind whatsoever and not enter into any agreements or arrangements with any person or entity, or be subject to or be bound by any obligation or undertaking which is not contemplated by this Agreement.

     5.13 Conveyance Taxes. The Company and the Purchaser shall cooperate in the
          ----------------
preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

                                    ARTICLE 6

                              CONDITIONS TO MERGER

     6.1  Conditions to Each Party's Obligation to Effect the Merger. The
          ----------------------------------------------------------
respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) This Agreement and the transactions contemplated hereby shall have been approved, in the manner required by applicable law or by the applicable regulations of any stock exchange or other regulatory body, as the case may be, by the holders of the issued and outstanding shares of capital stock of the Company.

          (b) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

          (c) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect on the Purchaser or the Company following the Effective Time.

     6.2  Conditions to Obligation of Company to Effect the Merger. The
          --------------------------------------------------------
obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The Purchaser shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, and the representations and warranties of the Purchaser contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, except (i) for changes specifically permitted by this Agreement or otherwise accepted in writing by the Company, (ii) for non-performance or breaches which, separately or in the aggregate, would not have a Material Adverse Effect on the Purchaser or on the ability of the parties to consummate the transactions contemplated by this Agreement and (iii) that those representations and warranties which address matters only as of a particular date shall remain true and correct, in all material respects, as of such date.

          (b) The Company shall have received a certificate of the President or a Vice President of the Purchaser, dated the Closing Date, certifying to the effect of the preceding clause (a).

          (c) The Board of Directors of the Company shall have received a certificate of the President and the Chief Financial Officer of the Company, dated that Closing Date, certifying to the effect of clause (a) of Section 6.3 insofar as it relates to the representations and warranties of the Company contained in this Agreement or in any document delivered in connection herewith.

          (d) There shall not have been any action taken, or any statute, rule, regulation, order, judgment or decree proposed, enacted, promulgated, entered, issued, or enforced by any Governmental Entity, and there shall be no action, suit or proceeding pending (with a reasonable likelihood of success), which (i) makes this Agreement, the Merger, or any of the other transactions contemplated by this Agreement illegal or imposes or may impose material damages or penalties in connection therewith, or (ii) otherwise prohibits, restricts, or delays consummation of the Merger or any of the other transactions contemplated by this Agreement in any material respect.

          (e) Paul Mendez, Carol Mendez, Naomi Pollack, Nathan Barotz, Celia Barotz, Orhan Sadik-Khan, Karim Sadik-Khan, Janette Sadik-Khan, Jan Sadik-Khan, and the Sadik-Khan Family Trust (collectively, the "Proponents") shall have transferred their shares of Firecom Stock to the Purchaser.

     6.3  Conditions to Obligation of Purchaser to Effect the Merger. The
          ----------------------------------------------------------
obligation of the Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, and the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, except (i) for changes specifically permitted by this Agreement or otherwise accepted in writing by the Purchaser, (ii) for non-performance or breaches which, separately or in the aggregate, would not have a Material Adverse Effect on the Company or the Purchaser or on the ability of the parties to consummate the transactions contemplated by this Agreement and (iii) that those representations and warranties which address matters only as of a particular date shall remain true and correct, in all material respects, as of such date. The failure of the Company to obtain the consent to any contract or agreement set forth on Schedule 3.3(a) shall not be a condition to the obligation of the Purchaser to effect the Merger.

          (b) The Purchaser shall have received a certificate of the President or a Vice President of the Company, dated the Closing Date, certifying to the effect of the preceding clause (a).

          (c) From the date of this Agreement through the Effective Time, there shall not have occurred any Material Adverse Change with respect to the Company.

          (d) After the Effective Time, no person shall have any right under any Stock Plan (or any Company Option granted thereunder) or other plan, program or arrangement to acquire any equity securities of the Company.

          (e) There shall not have been any action taken, or any statute, rule, regulation, order, judgment or decree proposed, enacted, promulgated, entered, issued, or enforced by any Governmental Entity, and there shall be no action, suit or proceeding pending (with a reasonable likelihood of success), which (i) makes this Agreement, the Merger, or any of the other transactions contemplated by this Agreement illegal or imposes or may impose material damages or penalties in connection therewith, (ii) requires the divestiture of a material portion of the business of the Purchaser, or of the Company or of the Surviving Corporation taken as a whole, (iii) imposes material limitations on the ability of the Purchaser effectively to exercise full rights of ownership of shares of capital stock of the Surviving Corporation (including the right to vote such shares on all matters properly presented to the shareholders of the Surviving Corporation) or makes the holding by the Purchaser of any such shares illegal or subject to any materially burdensome requirement or condition, (iv) requires the Purchaser, the Company, the Surviving Corporation or any of their respective material affiliates to cease or refrain from engaging in any material business, or (v) otherwise prohibits, restricts, or delays consummation of the Merger or any of the other transactions contemplated by this Agreement in any material respect or increases or may increase in any material respect the liabilities or obligations of the Purchaser or the Surviving Corporation arising out of this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

          (f) The Proponents shall have transferred their shares of Firecom Stock to the Purchaser.

          (g) Not more than 10% of the outstanding shares of the Company entitled to vote at the Meeting of Shareholders shall have perfected appraisal rights in respect of the Merger.

                                    ARTICLE 7

                                   TERMINATION

     7.1  Termination by Mutual Consent. This Agreement may be terminated
          -----------------------------
and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of the Company, by the mutual consent of the Purchaser and the Company.

     7.2  Termination by Either Purchaser or Company. This Agreement may be
          ------------------------------------------
terminated and the Merger may be abandoned by action of the Board of Directors of either the Purchaser or the Company if (a) the Merger shall not have been consummated by August 15, 2001, (b) the approval of the Company's shareholders required by Section 6.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by August 15, 2001.

     7.3  Termination by Company. This Agreement may be terminated and the
          ----------------------
Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the shareholders of the Company referred to in
Section 6.1(a), by action of the Board of Directors of the Company, if (a) there is an Alternative Proposal that the Board of Directors of the Company in good faith determines (in consultation with its financial advisors) represents a financially superior transaction for the shareholders of the Company as compared to the Merger and in the exercise of its good faith judgment as to its fiduciary duties imposed by law, as advised by outside counsel, the Board of Directors of the Company determines that such termination is required by reason of such being made; provided that the Company shall (i) notify the Purchaser promptly of its intention to terminate this Agreement or to enter into a definitive agreement with respect to any such Alternative Proposal (which notice shall describe the material terms of such definitive agreement), and (ii) give the Purchaser 5 days to increase the consideration payable hereunder to that payable pursuant to the Alternative Proposal (if so increased this Agreement may not be terminated) but in no event shall such notice be given less than 48 hours prior to the public announcement of the Company's proposed termination of this Agreement; and provided further that the right to terminate this Agreement pursuant to this clause shall not be available if there has been a non-performance or breach by the Company which has or would reasonably be expected to have resulted in a failure of condition under Section 6.3(a) hereof, or (b) there has been a non-performance or breach by the Purchaser which has or would reasonably be expected to have resulted in a failure of condition under Section 6.2, which non-performance or breach is not curable or, if curable, is not cured within 30 days after written notice of such non-performance or breach is given by the Company to the Purchaser. Notwithstanding the foregoing, the Company's ability to terminate this Agreement pursuant to Section 7.2 or this Section 7.3 is conditioned upon the payment by the Company of any amounts owed by it pursuant to Section 7.5(a) to the extent owed thereunder.

     7.4  Termination by Purchaser. This Agreement may be terminated and the
          ------------------------
Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the shareholders of the Company referred to in Section 6.1(a), by action of the Board of Directors of the Purchaser, if (i) the Board of Directors of the Company shall have withdrawn or modified in a manner materially adverse to the Purchaser its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the Company's shareholders, or (ii) there has been a non-performance or breach by the Company which has or would reasonably be expected to have resulted in a failure of condition under Section 6.3, which non-performance or breach is not curable or, if curable, is not cured within 30 days after written notice of such non-performance or breach is given by the Purchaser to the Company.

     7.5  Effect of Termination and Abandonment.
          -------------------------------------

          (a) In the event that any person shall have made an Alternative Proposal for the Company and (i) thereafter this Agreement is terminated pursuant to Section 7.3(a) or clause (i) of Section 7.4 or (ii) this Agreement is terminated for any other reason (other than the breach of this Agreement by the Purchaser) and, in the case of this clause (ii) only, a transaction contemplated by such Alternative Proposal is consummated within one year after such termination (either of the foregoing events being called a "Payment Event"), then the Company shall reimburse to the Purchaser its reasonably and appropriately documented costs and expenses incurred in connection with the Merger which amount shall be payable by wire transfer of same day funds either on the date contemplated in the last sentence of Section 7.3 if applicable or, otherwise, within two business days after such amount becomes due. The Company acknowledges that the agreements contained in this Section 7.5(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Purchaser would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 7.5(a), and, in order to obtain such payment, the Purchaser commences a suit which results in a judgment against the Company for the fee set forth in this Section 7.5(a), the Company shall pay to the Purchaser its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the original amount at the prime rate as reported in The Wall Street Journal on the date of such judgment.

          (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section
7.5 and except for the provisions of Sections 5.9, 8.3, 8.4, 8.6, 8.8, 8.9, 8.12 and 8.13. Moreover, in the event of termination of this Agreement pursuant to Sections 7.2, 7.3 or 7.4, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any willful breach of any material provision of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

     7.6  Extension, Waiver.
          -----------------

     At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                    ARTICLE 8

                               GENERAL PROVISIONS

     8.1  Nonsurvival of Representations, Warranties and Agreements. All
          ---------------------------------------------------------
representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Merger and shall not survive the Merger, provided, however, that the agreements contained in Article 2 shall survive the Merger.

     8.2  Notices. Any notice required to be given hereunder shall be sufficient
          -------
if in writing, and sent by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:


     If to the Purchaser:            If to the Company:

     Mr. Paul Mendez                 Mr. Richard G. Scurry
     ALRM Acquisition Inc.           Chairman, Special Committee
     c/o Firecom, Inc.               Firecom, Inc.
     39-27 59th Street               39-27 59th Street
     Woodside, New York 11377        Woodside, New York 11377

     With copies to:                 With copies to:

     Thelen Reid & Priest LLP        Squadron, Elenoff, Plesent & Sheinfeld, LLP
     40 West 57th Street             551 Fifth Avenue
     New York, NY  10019             New York, NY 10176
     Attention: Gregory Katz, Esq.   Attention: Jeffrey W. Rubin, Esq.


or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so personally delivered or mailed.

     8.3  Assignment; Binding Effect. Neither this Agreement nor any of the
          --------------------------
rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Section 5.10, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     8.4  Entire Agreement. This Agreement, the Schedules, and any documents
          ----------------
delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     8.5  Amendment. This Agreement may be amended by the parties hereto, by
          ---------
action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the shareholders of the Company, but after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.6  Governing Law. This Agreement shall be governed by, and construed in
          -------------
accordance with the laws of New York applicable to contracts executed and to be performed entirely within that State without regard to the conflicts of laws principles thereof.

     8.7  Counterparts. This Agreement may be executed by the parties hereto in
          ------------
separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     8.8  Headings. Headings of the Articles and Sections of this Agreement are
          --------
for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     8.9  Interpretation. In this Agreement, unless the context otherwise
          --------------
requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     8.10 Waivers. Except as provided in this Agreement, no action taken
          -------
pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     8.11 Incorporation of Exhibits and Schedules. The Exhibits and Schedules
          ---------------------------------------
attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     8.12 Severability. Any term or provision of this Agreement which is invalid
          ------------
or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this

Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     8.13 Confidentiality. The Purchaser agrees to treat confidentially all
          ---------------
non-public confidential information, trade secrets and proprietary business practices and concepts (the "Evaluation Material"), disclosed by the Company to the Purchaser at any time prior to the Closing Date. The Purchaser agrees to transmit the Evaluation Material only to its employees, agents, financing sources or partners, and others who need to know such information and who shall be advised by the Purchaser of this provision and agree to be bound by the terms hereof. In the event that the Purchaser is required (by oral questions, interrogatories, requests for information or document subpoena, civil investigative demand or similar process) to disclose any of the Evaluation Material, it will provide the Company with prompt notice of such request(s) so that the Company may seek an appropriate protective order and/or waive the Purchaser's compliance with these provisions. It is further agreed that if, in the absence of a protective order or the receipt of a waiver hereunder, the Purchaser is nonetheless, in the opinion of its counsel, compelled to disclose any of the Evaluation Material to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Purchaser may disclose such Evaluation Material to such tribunal without liability hereunder. In the event that the Merger is not effected after the Purchaser has been furnished with Evaluation Material, it will promptly upon the request of the Company deliver to the Company the Evaluation Material, without retaining any copy thereof. The term "Evaluation Material does not include information which (i) becomes or has been generally available to the public other than as a result of a disclosure by the Purchaser or its representatives, (ii) was available to the Purchaser on a non-confidential basis prior to its disclosure to the Purchaser by the Company or its representatives, or (iii) becomes available to the Purchaser on a non-confidential basis from a source other than the Company or its representatives, provided, however, that such source is not bound by a confidentiality agreement with the Company or its representatives.

     8.14 Enforcement of Agreement. The parties hereto agree that irreparable
          ------------------------
damage would occur in the event any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to obtain an injunction or injunctions to prevent breaches of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. By each party's execution and delivery hereof, such party hereby irrevocably submits to the jurisdiction of any such court in connection with any such suit or proceeding, irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or any document related hereto and each waives personal service of any summons, complaint or other process which may be made by any other means permitted by New York law. The parties hereto irrevocably consent to service of process in the manner described in Section 8.2 hereof, AND EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY SUIT OR PROCEEDING BROUGHT TO ENFORCE OR INTERPRET THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                             FIRECOM, INC.


                                             By:  /s/ Paul Mendez
                                                --------------------------------
                                                  Paul Mendez
                                                  President


                                             ALRM ACQUISITION INC.


                                             By:  /s/ Paul Mendez
                                                --------------------------------
                                                  Paul Mendez
                                                  President

                                                                         ANNEX B


BURNHAM
SECURITIES INC.




                                             April 3, 2001


Independent Committee and
The Board of Directors
Firecom, Inc.
39-27 59th Street
Woodside, NY 11377

Gentlemen:

We understand that Firecom, Inc. ("Firecom" or the "Company") has entered into a Merger Agreement with ALRM Acquisition Inc., hereinafter, (the "Purchaser"), which provides for, among other things, each share of Common Stock, $.01 par value per share and each share of Class A Common Stock, $.01 par value per share, of the Company, (other than those shares of the Company held by the Purchaser) to be cancelled and extinguished and be automatically converted into and become a right to receive $0.80 per share in cash upon surrender of the certificate that evidenced the Shares and for each existing and vested option to purchase shares of capital stock of the Company to be redeemed for an amount in cash equal to $0.80 per share minus the exercise price of such option at the date of the Merger Agreement (the "Proposed Transaction").

You have asked our opinion as investment bankers as to the fairness, from a financial point of view, to the unaffiliated public shareholders of the Company of the consideration to be received by them in the Proposed Transaction. As used in this opinion, the term "unaffiliated public shareholders of the Company" means shareholders of the Company other than Paul Mendez, Carol Mendez, Naomi Pollack, Nathan Barotz, Celia Barotz, Orhan Sadik-Khan, Karim Sadik-Khan, Janette Sadik-Khan, Jan Sadik-Khan and the Sadik-Khan Family Trust (collectively, the "Offering Group") and the affiliates of the Offering Group.

In the course of our engagement, we have, among other things:

1) reviewed publicly available financial statements and SEC filings of Firecom issued from 4/30/96 through the date of this opinion;
2) analyzed certain financial statements and other financial and operating data concerning Firecom prepared by the management of the Company;
3)   analyzed the historical trading history of the common stock of Firecom;
4) analyzed the current year's budget and actual results through 1/31/01 prepared by the management of Firecom with regard to its business prospects;
5) discussed the past and current operations and financial condition and the prospects of Firecom with senior executives of the Company;
6) visited the Woodside, NY facility of Firecom and engaged in discussions with management;
7) compared the financial performance of Firecom and the prices and trading activity of Firecom Common Stock with that of certain other comparable publicly-traded companies and their securities;
8) compared the Proposed Transaction with other transactions involving public and private companies that we deemed to be comparable;
9) analyzed the terms of two acquisitions closed by Firecom of companies located in Minneapolis and San Francisco;



BURNHAM SECURITIES INC.                       PHONE: 212-262-3100, 800-881-6543
1325 Avenue of the Americas                   FAX: 212-603-7538
26th Floor                                    EMAIL: info@bsibam.com
New York, NY 10019                            www.burnhamfinancial.com

Independent Committee and
The Board of Directors
Firecom, Inc.
April 3, 2001
Page Two

10) reviewed prior purchases by Firecom of stock owned by unaffiliated investors;
11) considered the competitive nature of Firecom's business and the dearth of interest from other companies in acquiring Firecom;
12) as they became available, we reviewed drafts of the Merger Agreement, and 13D and 8K filings, and certain related documents; and
13) conducted other financial studies and analyses and performed such other investigations and took into account such other factors as we deemed necessary or appropriate for purposes of the opinion expressed herein.

In preparing our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information, which we reviewed and analyzed in connection with this opinion. With respect to the current year's budget and business prospects, we have assumed that such information has been reasonably prepared on a consistent basis with prior practice and that such information reflects the best currently available estimates and judgments of the Company's management as to expected financial performance. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities of Firecom. We were furnished with a 1999 Limited Appraisal in narrative summary format of the Company's Fee Simple Estate at 39-27 59th Street, Woodside, NY. Our opinion is necessarily based on economic, market and other conditions as they exist and as they can be evaluated as of the date of this opinion. We have not been requested to opine upon, and our opinion does not in any manner address Firecom's underlying business decision to proceed with the Proposed Transaction. Furthermore, we have not been requested to solicit or entertain any other offers of the purchase of the stock or the assets of the Company or any other transaction involving the Company.

We have acted as financial advisor to the Independent Committee of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. The Company has agreed to indemnify us from certain liabilities arising out of our engagement. Prior to this engagement, Burnham Securities Inc. has provided no financial advisory or financing services to the Company, nor has it received any fees from the Company, or any of its affiliates.

It is understood that this letter is for the information of the Independent Committee and the Board of Directors of the Company in its consideration of the fairness of the Proposed Transaction to the unaffiliated public shareholders of the Company, from a financial point of view. Our opinion does not constitute a recommendation as to how any member of the Board of Directors or any stockholder should vote on the Proposed Transaction and is not to be quoted or referred to, in whole or in part, in any document, nor shall it be used for any other purpose without our prior written consent, except that we hereby consent to the inclusion of this opinion in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Proposed Transaction.

Subject to the foregoing, on the basis of our review and analyses and such other factors as we deemed relevant, it is our opinion that as of the date hereof the consideration to be received by the unaffiliated public shareholders of Firecom in the Proposed Transaction is fair from a financial point of view to the unaffiliated public shareholders of the Company.

                                             Very truly yours,

                                             BURNHAM SECURITIES INC.


                                             By: /s/ Richard Lewisohn, III
                                                -------------------------------
                                                Richard Lewisohn, III
                                                Senior Managing Director

                                                                         ANNEX C


     DISSENTERS' RIGHTS PROVISIONS OF THE NEW YORK BUSINESS CORPORATION LAW

 SS. 623. PROCEDURE TO ENFORCE SHAREHOLDER'S RIGHT TO RECEIVE PAYMENT FOR SHARES

(a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

(b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

(c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

(d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

(e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

(f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

(g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

(h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

     (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

     (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

     (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

     (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

     (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

     (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

     (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay;
(B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

     (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

(i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

(j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

     (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

     (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

     (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

(k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

(l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

(m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).

SS. 910. RIGHT OF SHAREHOLDER TO RECEIVE PAYMENT FOR SHARES UPON MERGER OR CONSOLIDATION, OR SALE, LEASE, EXCHANGE OR OTHER DISPOSITION OF ASSETS, OR SHARE EXCHANGE

(a) A shareholder of a domestic corporation shall, subject to and by complying with section 623 (Procedure to enforce shareholder's right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:

     (1) Any shareholder entitled to vote who does not assent to the taking of an action specified in clauses (A), (B) and (C).

          (A) Any plan of merger or consolidation to which the corporation is a party; except that the right to receive payment of the fair value of his shares shall not be available:

               (i) To a shareholder of the parent corporation in a merger authorized by section 905 (Merger of parent and subsidiary corporations), or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations); or

              (ii) To a shareholder of the surviving corporation in a merger authorized by this article, other than a merger specified in subclause (i), unless such merger effects one or more of the changes specified in subparagraph
(b) (6) of section 806 (Provisions as to certain proceedings) in the rights of the shares held by such shareholder; or

             (iii) Notwithstanding subclause (ii) of this clause, to a shareholder for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of merger or consolidation, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

          (B) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation which requires shareholder approval under section 909 (Sale, lease, exchange or other disposition of assets) other than a transaction wholly for cash where the shareholders' approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all of its net assets to the shareholders in accordance with their respective interests within one year after the date of such transaction.

          (C) Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation; except that the right to receive payment of the fair value of his shares shall not be available to a shareholder whose shares have not been acquired in the exchange or to a shareholder for the shares of any class or series of stock, which shares or depository receipt in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of exchange, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

     (2) Any shareholder of the subsidiary corporation in a merger authorized by section 905 or paragraph (c) of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph (c) of section 623.

     (3) Any shareholder, not entitled to vote with respect to a plan of merger or consolidation to which the corporation is a party, whose shares will be cancelled or exchanged in the merger or consolidation for cash or other consideration other than shares of the surviving or consolidated corporation or another corporation.


                                       2